Exhibit 10.32

EXECUTION COPY

KELLWOOD COMPANY

and

each of its Domestic Subsidiaries party hereto,

as Borrowers

TERM LOAN AGREEMENT

Dated as of October 19, 2011

Term A Loan: $47,900,000.00

Term B Loan: $7,100,000.00

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

CERBERUS BUSINESS FINANCE, LLC,

as Collateral Agent

i

Section 7.	[Intentionally Omitted]	45

Section 8.	REPRESENTATIONS AND WARRANTIES	45

8.1	General Representations and Warranties	45
8.2	Complete Disclosure	52

Section 9.	COVENANTS AND CONTINUING AGREEMENTS	52

9.1	Affirmative Covenants	52
9.2	Negative Covenants	58

Section 10.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	66

10.1	Events of Default	66
10.2	Remedies upon Default	68
10.3	License	68
10.4	Setoff	69
10.5	Remedies Cumulative; No Waiver	69

Section 11.	COLLATERAL AGENT	70

11.1	Appointment, Authority and Duties of Collateral Agent	70
11.2	Agreements Regarding Collateral and Field Examination Reports	71
11.3	Reliance By Collateral Agent	72
11.4	Action Upon Default	72
11.5	Ratable Sharing	73
11.6	Indemnification of Agent Indemnitees	73
11.7	Limitation on Responsibilities of Collateral Agent	74
11.8	Successor Agent and Co-Agents	74
11.9	Due Diligence and Non-Reliance	75
11.10	No Third Party Beneficiaries	75
11.11	Collateral Agent in its Individual Capacity	75

Section 12.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	76

12.1	Benefit of Agreement	76
12.2	Participations	76
12.3	Assignments	77
12.4	Tax Treatment	79

Section 13.	MISCELLANEOUS	79

13.1	Consents, Amendments and Waivers	79
13.2	Indemnity	80
13.3	Notices and Communications	80
13.4	Performance of Borrowers’ Obligations	81
13.5	Credit Inquiries	82
13.6	Severability	82

13.7	Cumulative Effect; Conflict of Terms	82
13.8	Counterparts; Facsimile Signatures	82
13.9	Entire Agreement	82
13.10	Obligations of Lenders	82
13.11	Confidentiality	83
13.12	GOVERNING LAW	83
13.13	Consent to Forum	83
13.14	Waivers by Obligors	83
13.15	Patriot Act Notice	84
13.16	Subordination	84
13.17	Advertisement	85
13.18	Intercreditor Agreement	85

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Term A/B Note
Exhibit B	Assignment and Acceptance
Exhibit C	LIBOR Notice
Exhibit D	Compliance Certificate
Exhibit E	Joinder Agreement

Schedule 1.1A	Lender Term A Loan Amounts
Schedule 1.1B	Lender Term B Loan Amounts
Schedule 8.1.1	Business Locations
Schedule 8.1.4	Names and Capital Structure
Schedule 8.1.5	Corporate Names; Locations
Schedule 8.1.8	Surety Obligations
Schedule 8.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.14	Environmental Matters
Schedule 8.1.15	Restrictive Agreements
Schedule 8.1.16	Litigation
Schedule 8.1.18	Pension Plans
Schedule 8.1.20	Labor Contracts
Schedule 8.1.27	Insurance
Schedule 8.1.29	Material Contracts
Schedule 9.2.1	Existing Indebtedness
Schedule 9.2.2	Existing Liens
Schedule 9.2.5	Investments
Schedule 9.2.17	Existing Affiliate Transactions

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) is dated as of October 19, 2011 among KELLWOOD COMPANY, a Delaware corporation (“Borrower Representative” or “Parent”) and its Domestic Subsidiaries from time to time a party hereto (each a “Borrower” and collectively with Borrower Representative, “Borrowers”), other Obligors (as defined below) party hereto, the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”) and Cerberus Business Finance, LLC, solely in its capacity as collateral agent for each Lender (the “Collateral Agent”).

R E C I T A L S:

WHEREAS, the Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a Term A Loan (as hereinafter defined) in the aggregate principal amount of $47,900,000 and (b) a Term B Loan (as hereinafter defined) in the aggregate principal amount of $7,100,000. The proceeds of the Loans (as hereinafter defined) shall be used (i) with respect to the Term A Loan, to finance the payments of certain earnouts relating to past acquisitions and/or the funding of Permitted Acquisitions, and (ii) with respect to the Term B Loan, for working capital and liquidity purposes and/or to finance the payments of certain earnouts relating to past acquisitions and/or the funding of Permitted Acquisitions. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

2009 Debentures - the 2009 notes issued pursuant to the 2009 Indenture.

2009 Debenture Intercreditor Agreement - that certain Amended and Restated Intercreditor Agreement dated as of October 19, 2011, by and between Wells Fargo Bank, National Association (or such other Person reasonably acceptable to Collateral Agent), as collateral agent under the 2009 Indenture, the Collateral Agent, the Revolving Credit Agent, and the Sun Collateral Agent.

2009 Indenture - that certain indenture, dated as of July 23, 2009, by and between Parent and Wells Fargo Bank, National Association (or such other Person reasonably acceptable to Collateral Agent), as trustee and collateral agent, pursuant to which Parent issued $120,590,000 in aggregate principal amount of 12.875% Second-Priority Senior Secured PIK Notes due December 31, 2014.

2009 Indenture Guaranty - that certain Guaranty Agreement (and including any guaranty agreement executed pursuant to the terms thereof and any replacement guaranty) dated as of July 23, 2009, by and among the Guarantors and Wells Fargo Bank, National Association (or such other Person reasonably acceptable to Collateral Agent), as trustee, for the holders of the 2009 Debentures, as amended or supplemented from time to time.

Account - as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor - a Person who is obligated under an Account, Chattel Paper or General Intangible.

Acquisition - the acquisition of (a) a controlling Equity Interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such Equity Interest or upon exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

Additional Amount - as defined in Section 5.6(a).

Affiliate - with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 10% or more of the voting securities or any class of Equity Interests of such first Person; (c) at least 10% of whose voting securities or any class of Equity Interests is beneficially owned, directly or indirectly, by such first Person; or (d) who is an executive or financial officer, director, partner or managing member of such first Person. “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Equity Interests, by contract or otherwise.

Agent Indemnitees - Collateral Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals - attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Collateral Agent.

Agreement - as defined in the preamble hereto.

Allocable Amount - as defined in Section 5.8.3.

Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law - all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin - any date of determination, with respect to the interest rate of any Loan or any portion thereof:

(a) From the Effective Date until March 31, 2012 (the “Initial Applicable Margin Period”), the relevant Applicable Margin shall be set at (i) 10.25% for a LIBOR Rate Loan, and (ii) 7.75% for a Reference Rate Loan.

(b) After the Initial Applicable Margin Period, the relevant Applicable Margin for a LIBOR Rate Loan or a Reference Rate Loan shall be set at the respective level indicated below based upon the Leverage Ratio of the Parent and its Subsidiaries set forth opposite thereto, which financial tests shall be calculated for the four consecutive fiscal quarter period ending on the last day of the most recently ended fiscal quarter of the Parent and its Subsidiaries for which quarterly financial statements and a certificate of the Chief Financial Officer, Vice President, Finance or Controller of the Borrower Representative are received by the Collateral Agent and the Lenders in accordance with Section 9.1.2(b), provided, however, that if at the time of such calculation Consolidated EBITDA of the Parent and its Subsidiaries for the corresponding four consecutive fiscal quarter period is equal to or greater than $50,000,000, then the relevant Applicable Margin for any Loan indicated below shall be reduced by 0.75%:

		Applicable Margin
Level	Leverage Ratio	LIBOR Rate Loan	Reference Rate Loan
I	Leverage Ratio greater than or equal to 2.125 to 1.0	10.25%	7.75%
II	Leverage Ratio less than 2.125 to 1.0 but greater than 1.75 to 1.0	10.00%	7.50%
III	Leverage Ratio less than or equal to 1.75 to 1.0	9.75%	7.25%

(c) Subject to clause (d) below, the adjustment of the Applicable Margin (if any) will occur on the date the Collateral Agent receives the quarterly financial statements and a certificate of the Chief Financial Officer, Vice President, Finance or Controller of the Borrower Representative in accordance with Section 9.1.2(b).

(d) Notwithstanding the foregoing:

(i) if for any period, the Collateral Agent does not receive the financial statements and certificates described in clause (c) above, then for the period commencing on the date such financial statements and certificate were required to be delivered through the date on which such financial statements and certificate are actually received by the Collateral Agent and the Lenders, the Applicable Margin shall be set at Level I in the table above; and

(ii) in the event that the audited annual financial statements of the Parent and its Subsidiaries required to be delivered pursuant to Section 9.1.2(a) for any Fiscal Year shall indicate that the actual Leverage Ratio and/or Consolidated EBITDA of the Parent and its Subsidiaries for any fiscal quarter or four consecutive fiscal quarter period, as applicable, in such Fiscal Year was higher or lower than as previously certified by the Parent in the Compliance Certificate for such fiscal quarter or period, then the Applicable Margin for such fiscal quarter shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such Compliance Certificate) to reflect the correct Applicable Margin, and the Borrowers shall promptly make payments to or receive a future credit or payment from the Collateral Agent and Lenders, as the case may be, to reflect such adjustment.

Applicable Prepayment Premium - as of any date of determination, an amount equal to (a) during the period of time from and after the Closing Date up to and including the date that is the first anniversary of the Closing Date, an amount equal to 2.50% times the principal amount of any prepayment of the Loans on such date, and (b) thereafter, zero.

Asset Disposition - a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Asset Loss Event - the loss, destruction or damage to or condemnation, requisition, seizure or taking of, any assets of any Obligor or any of its Subsidiaries (other than any Foreign Subsidiaries).

Assignment and Acceptance - an assignment agreement in the form of Exhibit B.

Availability - as defined in the Revolver Agreement as in effect on the date hereof.

Bankruptcy Code - Title 11 of the United States Code.

Blocked Person - as defined in Section 8.1.33.

Board of Governors - the Board of Governors of the Federal Reserve System.

Borrower Representative - as defined in the preamble to this Agreement.

Borrowers - Borrower and its Domestic Subsidiaries (other than Immaterial Subsidiaries and U.S. Foreign Holdcos) from time to time parties hereto.

Borrowing Base - as defined in the Revolver Agreement as in effect on the date hereof.

Business Day - (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

Capital Adequacy Regulation - any law, rule, regulation, guideline, request or directive of any central, bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

Capital Expenditures - all liabilities incurred, expenditures made or payments due (whether or not made) for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.

Capital Lease - any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP (but without giving effect to FASB ASC 840).

Capital Lease Obligations - with respect to any Person, obligations of such Person and its Subsidiaries under Capital Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP (but without giving effect to FASB ASC 840).

Cash Collateral - cash, and any interest or other income earned thereon, that is delivered to Collateral Agent to Cash Collateralize any Obligations.

Cash Collateralize - the delivery of cash to Collateral Agent, as security for the payment of Obligations, in an amount equal to with respect to any inchoate or contingent Obligations, Collateral Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations.

Cash Equivalents - (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-l (or better) by S&P or P-l (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-l (or better) by S&P or P-l (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cerberus - Cerberus Business Finance, LLC, and its successors and assigns.

Cerberus Indemnitees - Cerberus and its officers, directors, employees, Affiliates, agents and attorneys.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change of Control - the occurrence of any of the following events: (a) Sponsor ceases to own and control, beneficially and of record, directly or indirectly, more than 50.1% of the voting and economic Equity Interests in Parent on a fully diluted basis, or (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sponsor shall have acquired beneficial ownership on a fully diluted basis of the voting Equity Interests of Parent sufficient to (whether or not exercised) elect a majority of the members of the board of directors (or similar governing body) of Parent.

Chattel Paper - as defined in the UCC.

Claims - all liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Collateral Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date - as defined in Section 6.1.

Code - the Internal Revenue Code of 1986, as amended.

Collateral - all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations pursuant to the Security Agreement or other Loan Documents.

Collateral Agent - Cerberus in it capacity as collateral agent for the Lenders.

Collateral Agent Advances - as defined in Section 11.1.5.

Compliance Certificate - a certificate, substantially in the form of Exhibit D hereto, and in substance reasonably satisfactory to Collateral Agent.

Consolidated EBITDA - for any period, for Parent and its Subsidiaries on a consolidated basis and without duplication, an amount equal to the sum (provided, that any gains referred to in clauses (e) or (m) below shall be deducted from such sum) of (without duplication) (a) Consolidated Net Income, (b) Consolidated Net Interest Expense deducted in determining such Consolidated Net Income, (c) the amount of taxes, based on or measured by income, used or included in determining such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) to the extent added or deducted in the calculation of Consolidated Net Income, all gains or losses in connection with restructuring the Calvin Klein license owned by Parent and its Subsidiaries in an aggregate amount not to exceed $3,000,000 in the aggregate (for all periods), (f) to the extent deducted in the calculation of Consolidated Net Income, all costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ Koret and Sag Harbor names (including, but not limited to, severance, lease buy-outs, termination costs and losses on inventory), as well as other severance costs, contract termination costs, and costs associated with the shutdown of Borrowers’ Trenton, Tennessee distribution facility, in an aggregate amount not to exceed $1,500,000 during the term of this Agreement; provided, that the aggregate amount added back under this clause (f) for the Fiscal Year ending January 28, 2012 shall not exceed $1,000,000, (g) to the extent deducted in the calculation of Consolidated Net Income, any costs and expenses relating to environmental claims in respect of Borrowers’ New Haven property in an amount not to exceed $2,000,000 in the aggregate (for all periods), (h) nonrecurring restructuring charges incurred in Fiscal Years 2011 and 2012, in an aggregate amount for both years not to exceed $3,500,000, in each case, to the extent not already covered by any of the clauses (a)-(g) above, (i) losses or expenses reflected in Consolidated Net Income as a result of (A) amounts paid to Sponsor in respect of management fees to the extent (1) permitted under Section 9.2.17 (but not to exceed $3,000,000 in any Fiscal Year) and (2) not included in Consolidated EBTIDA for a prior period as accrued but unpaid management fees and expenses pursuant to clause (C) below, (B) amounts paid to Sponsor in respect of expense reimbursements to the extent permitted under Section 9.2.17, and (C) accrued but unpaid management fees and expenses payable to Sponsor permitted under Section 9.2.17, (j) costs and expenses incurred in connection with Permitted Acquisitions, (k) costs and expenses incurred in connection with Acquisitions which are ultimately not consummated so long as such costs and expenses do not exceed $1,000,0000 during any trailing twelve month period included in the calculation of Consolidated EBITDA, (1) losses associated with the start up of the “Lamb & Flag”, “Chord” and “BLK DNM” brands not to exceed $2,750,000 in any trailing twelve month period included in the calculation of Consolidated EBITDA, and (m) all gains or losses resulting from any adjustments of future purchase price or earnout obligations recorded on the balance sheet (to the extent required by GAAP) in connection with the Rebecca Taylor and Zobha acquisitions or any Permitted Acquisition, in an amount not to exceed $1,000,000 in the aggregate during the term of this Agreement. For each period of 12 consecutive Fiscal Months ending next following the date of any Acquisition (whether consummated before or after the Closing Date), Consolidated EBITDA shall include the results of operations of the Person or assets so acquired on a historical pro forma basis, and which amounts may include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission and reasonably satisfactory to Collateral Agent.

Consolidated Net Income - for any period of computation thereof, the gross revenues from operations of Parent and its Subsidiaries (including payments received by Parent and its Subsidiaries of (a) interest income, and (b) Distributions made in the Ordinary Course of Businesses by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of Parent and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP; but excluding (without duplication): (i) net gains or losses on the sale, conversion or other disposition of capital assets, (ii) net gains or losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of Parent or any Subsidiary, (iii) net gains or losses on the collection of proceeds of life insurance policies, (iv) any write-up or write-down of any asset (provided, that write-downs of Accounts and/or Inventory shall not be so excluded), (v) any net gains resulting from repurchases of Debt, and (vi) any other net gain or loss of an extraordinary nature as determined in accordance with GAAP.

Consolidated Net Interest Expense - for any period, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) all interest and similar expenses that are treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP. For each period of 12 consecutive Fiscal Months ending next following the date of each Acquisition (whether consummated before or after the Closing Date), Consolidated Net Interest Expense as a component of Consolidated EBITDA shall be adjusted on a historical pro forma basis to (i) eliminate interest expense accrued during such period on any Debt repaid in connection with such Acquisition and (ii) include interest expense on any Debt (including Obligations) incurred, acquired or assumed in connection with such Acquisition (“Incremental Debt”) calculated (A) as if all such Incremental Debt had been incurred as of the first day of such 12 consecutive Fiscal Month period and (B) at the following interest rates: (I) for all periods subsequent to the date of the Acquisition and for Incremental Debt assumed or acquired in the Acquisition and in effect prior to the date of Acquisition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Debt, equal to the rate of interest actually applicable to such Incremental Debt hereunder or under other financing documents applicable thereto as at the end of each affected period of such 12 consecutive Fiscal Months, as the case may be.

Contingent Obligation - any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Convertible Debentures - those certain $200,000,000 3.50% Convertible Senior Debentures maturing June 15, 2034, issued pursuant to that certain Indenture dated as of June 22, 2004 by and between the Parent and Union Bank of California, N.A. or any of its successors, as trustee (as amended or supplemented from time to time, the “Convertible Debenture Agreement”).

Copyright Security Agreement - each copyright security agreement pursuant to which an Obligor grants to Collateral Agent, a Lien on such Obligor’s interest in copyrights as security for the Obligations.

CWA - the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt - as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, credit documents or similar instruments, (c) all Capital Leases, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred and being paid in the Ordinary Course of Business, (e) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination, (f) all Contingent Obligations; (g) all reimbursement obligations in connection with (i) letters of credit, bank guarantees or bankers’ acceptances issued for the account of such Person or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the Ordinary Course of Business, (h) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse and (i) in the case of Borrowers, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer. Notwithstanding anything herein to the contrary, the term “Debt” shall not include any operating leases that, as a result of changes in GAAP, would classify such operating leases as Capitalized Lease Obligations, required to be reflected on a consolidated balance sheet of Borrowers in accordance with GAAP.

Default - an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate - as defined in Section 3.1(b).

Distribution - any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest; or any payment of management or advisory fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by any Borrower to any holder of any Equity Interest of Parent or any Affiliate of such holder.

Document - as defined in the UCC.

Dollars - lawful money of the United States.

Domestic Subsidiary - a Subsidiary (other than an Immaterial Subsidiary) which is created or organized under the laws of the United States of America, any of its states or the District of Columbia.

Enforcement Action - any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws - all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice - a notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release - a release as defined in CERCLA or under any other Environmental Law.

Equipment - as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.

Equity Interest - the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability company, or (d) other Person having any other form of equity security or ownership interest.

ERISA - the Employee Retirement Income Security Act of 1974.

Event of Default - as defined in Section 10.

Exchange Act - the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

Exchange Offer - that certain offer by Borrower Representative, completed as of July 23, 2009, pursuant to which Borrower Representative exchanged $117,832,000 in aggregate principal amount of its 7.875% debentures maturing July 15, 2009 and $13,790,000 in aggregate principal amount of its 7.625% debentures maturing October 15, 2017 for $120,590,000 in aggregate principal amount of its 2009 Debentures.

Excluded Issuance - (a) sales or issuances of Equity Interests of Ultimate Parent to Sponsor or any other Person holding the Equity Interests of Ultimate Parent as of the Closing Date, (b) sales or issuances of Equity Interests of Borrower Representative or Ultimate Parent pursuant to any employee stock option or other equity-based compensation plan approved by the governing body of Borrower Representative or Ultimate Parent, respectively, and (c) any capital contribution by, or equity issuance to, any Person, the proceeds of which are used to make Permitted Investments or Permitted Acquisitions.

Excluded Tax - as defined in Section 5.6(a).

Extraordinary Expenses - all costs, expenses or advances that Collateral Agent or a Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Borrower (which shall be reasonable under the circumstances in which they are incurred), including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against any Lender, any Borrower, any representative of creditors of a Borrower or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Collateral Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of any Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; or (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Borrower or independent contractors in liquidating any Collateral, and travel expenses.

Extraordinary Receipts - any cash received by any Obligor or any of its Subsidiaries not in the ordinary course of business (and not consisting of Asset Loss Event proceeds described in Section 2.1.6(b) hereof), including, without limitation, (i) pension plan reversions, (ii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iii) indemnity payments and (iv) any purchase price adjustment received in connection with any purchase agreement, net of any withholding or other Tax required to be paid on any distribution by such Person (other than an Obligor) to an Obligor.

Fee Letter - the fee letter agreement dated as of the date hereof between Collateral Agent and Borrowers.

Fiscal Month - one of the three fiscal periods in a Fiscal Quarter each of which is approximately one month in duration. There are 12 Fiscal Months in each Fiscal Year.

Fiscal Quarter - one of the four 13-week, or, if applicable, 14-week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on a Saturday of the thirteenth (or fourteenth, if applicable) week in such quarter.

Fiscal Year - the fiscal year of the Parent for financial accounting purposes. The current Fiscal Year will end on January 28, 2012.

Fixed Charge Coverage Ratio - the ratio, determined on a consolidated basis for Parent and its Subsidiaries for the most recent 12 consecutive Fiscal Months, of (a) Consolidated EBITDA minus the sum of (i) Capital Expenditures (except those financed with Permitted Debt (other than Revolver Debt or the Loans)) plus (ii) cash taxes paid, plus (iii) Distributions made by Parent in cash (other than, to the extent included in clause (iii), without duplication, (x) any purchase, redemption or other acquisition or retirement for value of any Equity Interest held by an employee in connection with the termination of employment, death or disability of that employee of any Obligor and (y) management fees, costs and expenses paid to Sponsor by Borrowers to the extent deducted in calculation of Consolidated Net Income), to (b) Fixed Charges.

Fixed Charges - the sum, determined on a consolidated basis for Parent and its Subsidiaries for the most recent 12 consecutive Fiscal Months, of (a) Consolidated Net Interest Expense paid or payable in cash (and, for the avoidance of doubt, excluding those paid-in-kind or capitalized), plus (b) scheduled principal payments made on Debt in cash and earnout payments paid in cash (other than earnout payments made in Fiscal Year 2011 in an aggregate amount not to exceed $58,500,000 by Parent and its Subsidiaries with respect to the “Vince” brand).

FLSA - the Fair Labor Standards Act of 1938.

Foreign Lender - any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan - any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States, or any employee benefit plan or arrangement mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary - a Subsidiary that is not a Domestic Subsidiary or an Immaterial Subsidiary.

Full Payment - with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding) and (b) a release of any Claims of Obligors against Collateral Agent and Lenders arising on or before the payment date.

Funding Losses - as defined in Section 3.9.

GAAP - generally accepted accounting principles in the United States in effect from time to time.

General Intangibles - as defined in the UCC, including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible Property of any kind.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority - any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantor Payment - as defined in Section 5.8.3.

Guarantors - each Person who guarantees payments or performance of any Obligations pursuant to Section 5.8 hereof and after the date hereof pursuant to a Joinder Agreement. It is understood that the Obligations shall not be guaranteed by any existing or future Foreign Subsidiary, including any Foreign Subsidiary of any Guarantor.

Hedging Agreement - an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Immaterial Subsidiaries - American Recreation Products International, Inc., a Delaware corporation, The Kellwood Foundation, an Illinois charitable foundation, Kellwood Financial Services, Inc., a Delaware corporation, XCSI, Inc., a Delaware corporation, Kellwood Retail Group, Inc., a Delaware corporation, MJF Imports, Inc., a New York corporation, Tri W Corporation, a North Carolina corporation, Halmode Apparel, Inc., a Delaware corporation, New Campaign, Inc., a Delaware corporation and any other Domestic Subsidiary formed or acquired after the Closing Date (a) which is designated as such by the Borrower Representative in a written notice delivered to the Lenders from time to time and (b) which does not (i) own or generate any Accounts (other than intercompany Accounts) or Inventory located in the United States of America and (ii) have revenues in any Fiscal Year in excess of $1,000,000 unless such Immaterial Subsidiary has become a Borrower pursuant to Section 9.2.20 or is an Obligor under the Revolver Agreement.

Indemnified Taxes - as defined in Section 5.6(a).

Indemnitees - Agent Indemnitees, Lender Indemnitees and Cerberus Indemnitees.

Indenture - that certain Indenture dated September 30, 1997 by and between The Chase Manhattan Bank, as trustee, or any successor trustee and the Parent, as amended, supplemented or restated from time to time, pursuant to which certain debt securities have been issued by the Parent.

Insolvency Proceeding - any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to (a) the entry of an order for reorganization or other similar relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Insurance Assignment - each collateral assignment of insurance pursuant to which an Obligor assigns to Collateral Agent, for the benefit of the Lenders, such Obligor’s rights under business interruption or other insurance policies as Collateral Agent and Required Lenders reasonably deems it appropriate to be assigned, as security for the Obligations.

Intellectual Property - all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

Intellectual Property Claim - any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Domestic Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement - that certain Intercreditor Agreement, dated as of October 19, 2011, by and among the Collateral Agent, the Revolving Credit Agent, the Parent and any other parties thereto.

Interest Period - with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Termination Date.

Inventory - as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Investment - any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

IPO - a bona fide underwritten initial public offering of Equity Interests of Parent (or any other direct or indirect parent of Parent) pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission resulting in total gross proceeds received by Parent, Ultimate Parent (so long as Ultimate Parent is the direct or indirect parent of Parent) or other direct or indirect parent or any holder of the Equity Interests of Parent, Ultimate Parent (so long as Ultimate Parent is the direct or indirect parent of Parent) or such parent of at least $75,000,000.

Joinder Agreement - an agreement substantially in the form of Exhibit E hereto by which a Domestic Subsidiary of Parent becomes a Borrower hereunder.

Lender Indemnitees - Lenders and their officers, directors, employees, Affiliates (other than an Obligor or any Subsidiary of an Obligor), agents and attorneys.

Lenders - as defined in the preamble to this Agreement, including any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Leverage Ratio - with respect to any Person and its Subsidiaries for any period, the ratio of (a) Indebtedness of such Person and its Subsidiaries the repayment of which is secured by a Lien on any Collateral (including, without limitation, the Revolver Debt and Capital Lease Obligations, but excluding the Sun Debt and excluding the obligations under the 2009 Indenture) outstanding as of the end of such period to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

LIBOR - with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the rate of interest published in The Wall Street Journal, Eastern Edition, two Business Days prior to such Interest Period as the “London Interbank Offered Rate” applicable to such Interest Period. In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, LIBOR shall be the rate determined by the Collateral Agent to be the rate at which deposits in Dollars are offered to major banks in the London interbank market, two Business Days prior to the beginning of such Interest Period, in an amount approximately equal to the principal amount of the LIBOR Rate Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period, which determination shall be conclusive absent manifest error.

LIBOR Deadline - as defined in Section 3.8(a).

LIBOR Notice - a written notice substantially in the form of Exhibit C.

LIBOR Option - as defined in Section 3.8(a).

LIBOR Rate - for each Interest Period for each LIBOR Rate Loan, the greater of (a) 1.50% per annum, and (b) the rate per annum determined by the Collateral Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

LIBOR Rate Loan - each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

License - any license or agreement under which a Borrower is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor - any Person from whom a Borrower obtains the right to use any Intellectual Property.

Lien - any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver - an agreement, in form and substance reasonably satisfactory to Collateral Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Collateral Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Collateral Agent, and agrees to deliver the Collateral to Collateral Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Collateral Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Collateral Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Collateral Agent the right, vis-à-vis such Licensor, to enforce Collateral Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan(s) - the Term A Loan and the Term B Loan.

Loan Account - the loan account established by each Lender on its books pursuant to Section 5.5.

Loan Documents - this Agreement and the Other Agreements.

Loan Year - each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.

Management Services Agreement - that certain Management Services Agreement dated as of May 29, 2008 by and between Parent and Sun Capital Partners Management V, LLC, as in effect on the date hereof.

Margin Stock - as defined in Regulation U of the Board of Governors.

Material Adverse Effect - the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, or condition (financial or otherwise) of Borrowers taken as a whole (provided that actions or transactions permitted hereunder, including Permitted Acquisitions, that reduce Excess Availability (as defined in the Revolver Agreement) shall not, in and of themselves, constitute a Material Adverse Effect), on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Collateral Agent’s Liens on any Collateral; (b) impairs the ability of Borrowers taken as a whole to repay the Obligations or materially impairs the ability of any Borrower to perform any other obligation under the Loan Documents, or (c) otherwise impairs the ability of any Lender to enforce or collect any Obligations or of the Collateral Agent to realize upon any Collateral.

Material Contract - any agreement or arrangement to which an Obligor is party (other than the Loan Documents, the Revolver Loan Documents or the Sun Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, or (b) that relates to Subordinated Debt, Debt under the 2009 Indenture or Debt in an aggregate amount of $46,000,000 or more.

Moody’s - Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan - any employee benefit plan or arrangement described in Section 4001(a)(3) of ERISA that is maintained or contributed to by any Obligor.

Net Cash Proceeds - for any Person with respect to:

(a) any Asset Disposition, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by such Person pursuant to such disposition, net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees); (ii) Taxes paid or reasonably estimated by such Person to be payable as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements and any Tax distributions reasonably expected to be made with respect thereto); (iii) withholding or other Tax required to be paid on any distribution by such Person (other than an Obligor) to any Obligor or any of its Subsidiaries; (iv) amounts required to be applied to the repayment of any Debt secured by a Permitted Lien having priority over the Liens of Collateral Agent under and in accordance with the Other Documents on the asset subject to such disposition (other than the Obligations); (v) the direct costs relating to or associated with the relocation of assets; and (vi) any amount required to be provided by such Person, as a reserve, in accordance with GAAP against any liabilities associated with such disposition including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with any such Asset Disposition; provided, however, that the amount of any such reserve, at the time that such reserve is no longer required in accordance with GAAP and to the extent that such amount is not actually applied to the liability for which it was reserved, shall be deemed to be part of the Net Cash Proceeds of such disposition and remitted to Collateral Agent for application to the Loans in accordance with the terms of Section 2.1.7;

(b) any Asset Loss Event or Extraordinary Receipts, the aggregate cash proceeds received by such Person in connection therewith (other than cash proceeds constituting business interruption insurance), net of (i) the direct costs incurred in collecting such amount, (ii) Taxes paid or reasonably estimated by such Person to be payable as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements and any Tax distributions reasonably expected to be made with respect thereto); provided, however, that the amount of such Taxes paid in excess of any such estimate shall be deemed to be part of the Net Cash Proceeds of such disposition and remitted to Collateral Agent for application to the Loans in accordance with the terms of Section 2.1.7 and (iii) withholding or other Tax required to be paid on any distribution by such Person (other than an Obligor) to any Obligor or any of its Subsidiaries;

(c) any sale or issuance of Equity Interests of any Person (other than Excluded Issuances), the aggregate cash proceeds received (directly or indirectly) by such Person pursuant to such sale or issuance, net of the direct costs relating to such sale, or issuance (including legal, accounting and investment banking fees and underwriting discounts); and

(d) any sale, issuance or incurrence of Debt by any Person, the aggregate cash proceeds received (directly or indirectly) by such Person pursuant to such sale, issuance or incurrence, net of the direct costs relating to such sale, or issuance (including legal, accounting and investment banking fees).

New Lending Office - as defined in Section 5.6(d).

Non-U.S. Lender - as defined in Section 5.6(d).

Notes - each Term A Note, Term B Note or other promissory note executed by a Borrower to evidence any Obligations.

Obligations - all (a) principal of and premium, if any, on the Loans, (b) interest (which shall include any capitalized interest), expenses, fees and other sums payable by Obligors under Loan Documents, (c) obligations of Obligors under any indemnity for Claims, (d) Extraordinary Expenses, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed or allowable in any Insolvency Proceeding, whether arising from an extension of credit, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor - each Borrower, any Guarantor and any other Person that is liable for payment of the Obligations or that has granted a Lien in favor of Collateral Agent on its assets to secure the Obligations.

OFAC - The Office of Foreign Assets Control of the U.S. Department of the Treasury.

OFAC Sanctions Programs - the laws, regulations and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as it has been or shall thereafter be renewed, extended, amended, or replaced, and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

Ordinary Course of Business - the ordinary course of business of any Borrower or Subsidiary and undertaken in good faith.

Organic Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Other Agreement - each Note, Fee Letter, Security Agreement, Compliance Certificate, Copyright Security Agreement, Patent Security Agreement, Trademark Security Agreement, financial statement, report delivered hereunder, 2009 Debenture Intercreditor Agreement, Intercreditor Agreement, Sun Intercreditor Agreement, or other document, instrument or agreement (other than this Agreement, the Revolver Loan Documents and the Sun Loan Documents) now or hereafter executed by an Obligor or other Person in favor of the Collateral Agent or a Lender in connection with any transactions relating hereto.

Other Taxes - as defined in Section 5.6(b).

Parent - as defined in the preamble to this Agreement.

Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Participant Register - as defined in Section 12.3(g).

Patent Security Agreement - each patent security agreement pursuant to which an Obligor grants to Agent a Lien on such Obligor’s interests in its patents, as security for the Obligations.

Payment Item - each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

Perfection Certificate - a certificate, in form and substance reasonably satisfactory to Collateral Agent, providing information with respect to the property of each Obligor as of the Closing Date.

Permitted Acquisition - any Acquisition effected with the consent and approval of the board of directors or other applicable governing body of the Person being acquired, and with the duly obtained approval of such shareholders or other holders of equity or other ownership interest as such Person may be required to obtain, so long as (a) immediately prior to and immediately after the consummation of such Acquisition, no Default or Event of Default has occurred and is continuing, (b) substantially all of the sales and operating profits generated by such Person (or assets) so acquired or invested are derived from a line or lines of business that are part of, or complementary, to the business as then conducted by Borrowers and Subsidiaries, (c) such Acquisition is otherwise permitted under the Revolver Agreement, (d) Availability after giving effect to such Acquisition exceeds $35,000,000, (e) the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries after giving pro forma effect to such Acquisition, calculated as if the same had occurred at the beginning of the applicable period, is greater than the actual Fixed Charge Coverage Ratio for such period, (f) the consideration for any Acquisition shall not exceed $25,000,000 (unless otherwise consented to by the Required Lenders), and the total aggregate consideration for all such Acquisitions during the term of this Agreement shall not exceed $50,000,000 (unless otherwise consented to by the Required Lenders), and (g) Borrower Representative shall have furnished to the Collateral Agent at least 5 Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, thereafter, promptly after the request of Collateral Agent, such other information and documents that any Collateral Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, (iii) a certificate of the chief financial officer or the vice president and controller of the Parent, demonstrating on a pro forma basis compliance with all covenants set forth in Section 9.2.24 hereof after the consummation of such Acquisition, and (iv) copies of such other agreements, instruments or other documents (including, without limitation, the Other Documents required by Section 9.1.10 (unless otherwise agreed by Collateral Agent)) as Collateral Agent shall reasonably request.

Permitted Asset Disposition - an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) one or more dispositions of Equipment or Real Estate so long as the net book value, as determined in accordance with GAAP, in the aggregate for all such dispositions does not exceed $5,000,000 over the term of the Agreement; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property or License that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) disposition of Investments of the type described in clause (c) of the definition of “Restricted Investments” in the ordinary course of management of the investment portfolio of Borrowers and Subsidiaries; (f) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens, (g) the sale of the Phat Farm business and related intellectual property, so long as no Event of Default exists and the gross cash proceeds from such sale are not less than $4,000,000, or (h) otherwise permitted under the Revolver Agreement, as in effect on the date hereof, provided, however, that no Event of Default exists and all Asset Dispositions pursuant to this clause (h) shall not exceed $2,500,000 in the aggregate during any Fiscal Year or $5,000,000 in the aggregate over the term of the Agreement.

Permitted Contingent Obligations - Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) guarantee obligations of a Borrower or any Domestic Subsidiary in respect of Debt or operating leases and other non-Debt obligations otherwise permitted under this Agreement of a Borrower or any wholly-owned Domestic Subsidiary.

Permitted Discretion - a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured second-lien lender) business judgment.

Permitted Distributions - Distributions to the extent permitted under Sections 9.2.17(g), (h) and (i).

Permitted Investment - investments described in clauses (a) - (i) of the definition of Restricted Investment.

Permitted Lien - as defined in Section 9.2.2.

Permitted Purchase Money Debt - Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, provided that the aggregate outstanding amount of such Purchase Money Debt shall not exceed $5,000,000 at any time.

Person - any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan - an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by an Obligor for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which an Obligor is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

Pro Rata - with respect to any Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the amount of such Lender’s Loan amount as set forth on Schedule 1.1 by all outstanding Loans.

Properly Contested - with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or such Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any Collateral of such Obligor with a value in excess of $250,000; (e) no Lien is imposed on Collateral of such Obligor, unless bonded and stayed to the satisfaction of the Required Lenders; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt - (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets which does not exceed on the date of acquisition the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) of items described in the preceding clauses (a) and (b).

Purchase Money Lien - a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA - the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate - all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Reference Bank - JPMorgan Chase Bank, its successors or any other commercial bank designated by the Collateral Agent to the Borrower Representative from time to time.

Reference Rate - the greater of (a) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate and (b) 5.00%. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

Reference Rate Loan - each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

Refinancing Conditions - the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount (including, any capitalized interest with respect thereto that does not exceed the principal amount (to the extent such interest was permitted to be capitalized hereunder)) of the Debt being extended, renewed or refinanced; (b) if the original Debt was subordinated to the Obligations, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (c) the representations, covenants and defaults applicable to it are no less favorable in any material respect to Obligors than those applicable to the Debt being extended, renewed or refinanced; (d) no Lien is granted to secure it other than Liens securing the original Debt; (e) if the original Debt was the obligation of a Foreign Subsidiary, no Obligor becomes obligated on such Debt; (f) upon giving effect to it, no Default or Event of Default exists; (g) (i) if the Stated Maturity of the Debt being extended, renewed or refinanced is earlier than the Stated Maturity of the Obligations, it has a Stated Maturity no earlier than the Stated Maturity of the Debt being extended, renewed or refinanced, or (ii) if the Stated Maturity of the Debt being extended, renewed or refinanced is later than the Stated Maturity of the Obligations, it has a Stated Maturity at least 91 days later than the Stated Maturity of the Obligations, and (h) it has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Debt being extended, renewed or refinanced.

Refinancing Debt - Debt that is the result of an extension, renewal or refinancing of Debt permitted under Section 9.2.1(b), (d) or (i).

Register - as defined in Section 12.3(d).

Registered Loan - as defined in Section 12.3(d).

Related Fund - with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

Reportable Event - any event set forth in Section 4043(b) of ERISA.

Required Lenders - the Lenders having Loans in excess of 51% of all outstanding Loans.

Reserve Percentage - on any day, for any Lender, the maximum percentage prescribed by the Board of Governors (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

Responsible Officer - with respect to all certificates and financial matters hereunder, President, Chief Executive Officer, and Chief Financial Officer of a Borrower (the “Principal Responsible Officers”) and, with respect to all notices and other matters hereunder, any Principal Responsible Officer, the Vice President, Finance and Controller, Vice President, Treasurer or General Counsel of the Borrower Representative or any other officer expressly designated by the Board of Directors of the Borrower Representative (or the appropriate committee thereof) or a Principal Responsible Officer as a Responsible Officer of the Borrower Representative. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower Representative shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower Representative and each other Borrower on whose behalf it is delivered and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower Representative and each such Borrower.

Restricted Investment - any Investment by an Obligor, other than (a) Investments (other than those permitted by clause (b) through (g) of this definition) that are existing on the Closing Date and are listed on Schedule 9.2.5; (b) Investments in Subsidiaries to the extent existing on the Closing Date; (c) cash and Cash Equivalents that are subject to Collateral Agent’s Lien and control (subject to the Intercreditor Agreement); provided that cash consisting of collected funds and Cash Equivalents held by the Obligors shall not exceed $10,000,000 in the aggregate (excluding amounts held in employee trust accounts) for more than three (3) consecutive Business Days so long as any Revolver Debt is outstanding, (d) loans, advances and credit extensions permitted under Section 9.2.7; (e) Investments of (i) any Subsidiary in a Borrower or (ii) any Obligor in another Obligor or (iii) any Subsidiary which is not an Obligor in another Subsidiary which is not an Obligor; (f) with respect to any Obligor, Permitted Acquisitions; (g) Investments permitted by Section 9.2.9; (h) other Investments and Acquisitions consummated after the Closing Date by any Subsidiary which is not an Obligor which Investments or Acquisitions do not contain any Contingent Obligations, or any direct or contingent liabilities, of any Obligor and which have not been financed in whole or in part by any Obligor and (i) any other Investment permitted under the Revolver Agreement, as in effect on the date hereof, so long as after giving effect to such Investment, Availability exceeds $12,500,000 and Borrowers’ accounts payable are not being extended in a manner inconsistent with past business practices, and provided that all such Investments made pursuant to this clause (i) shall not exceed $5,000,000 in the aggregate during the term of the Agreement.

Restrictive Agreement - an agreement (other than a Loan Document, Revolver Loan Document or Sun Loan Document) that conditions or restricts the right of any Borrower, Domestic Subsidiary or other Obligor to incur or repay the Obligations, to grant Liens on the Collateral, to declare or make Distributions to an Obligor, to modify, extend or renew the Obligations, or to repay any intercompany Debt owed to an Obligor.

Revolver Agreement - that certain Credit Agreement dated as of October 19, 2011, among the Parent and its Domestic Subsidiaries from time to time party thereto, the financial institutions party thereto and Wells Fargo Bank, N.A., as agent for the Lenders (as defined therein), as amended, restated, supplemented, refunded, refinanced or otherwise modified from time to time, subject in each case to the terms of this Agreement and the Intercreditor Agreement.

Revolver Debt - the ‘Obligations’ as defined in the Revolver Agreement (other than part (f) of such definition), as in effect on the date hereof or as amended, restated, supplemented, refunded, refinanced or otherwise modified from time to time in a manner consistent with the terms of the Intercreditor Agreement.

Revolver Guaranty - the guaranty of each Person who guarantees the Revolver Debt.

Revolver Loan Documents - ‘Loan Documents’ as defined in the Revolver Agreement, as in effect on the date hereof or as amended, restated, supplemented, refunded, refinanced or otherwise modified from time to time in a manner consistent with the terms of the Intercreditor Agreement.

Revolver Security Documents - ‘Security Documents’ as defined in the Revolver Agreement, as in effect on the date hereof or as amended, restated, supplemented, refunded, refinanced or otherwise modified from time to time in a manner consistent with the terms of the Intercreditor Agreement.

Revolving Credit Agent - Wells Fargo Bank, National Association, in its capacity as Agent under the Revolver Agreement.

Royalties - all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P - Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Security Agreement - the security agreement dated as of the date hereof made by each Obligor in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, securing the Obligations.

Solvent - as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any loan documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Sponsor - Sun Capital Partners, Inc. or any of its Affiliates.

Stated Maturity - with respect to any installment of interest or principal on any series of Debt, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Debt as of the date of this Agreement, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

Subordinated Debt - Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations in a manner and form satisfactory to Required Lenders, and is unsecured and does not amortize prior to the Termination Date.

Subsidiary - any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which such Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).

Sun Collateral Agent - Sun Kellwood Finance, LLC, as collateral agent under the Sun Last Out Term A Loan Agreement and the Sun Last Out Term B/C/D Loan Agreement.

Sun Debt - the ‘Obligations’ as defined in each of the Sun Last Out Term A Loan Agreement and the Sun Last Out Term B/C/D Loan Agreement, as in effect on the date hereof or as amended or modified in a manner consistent with the terms of the Sun Intercreditor Agreement.

Sun Intercreditor Agreement - that certain Intercreditor Agreement, dated as of October 19, 2011, by and among the Collateral Agent, the Revolving Credit Agent, the Sun Collateral Agent, the Parent and any other parties thereto.

Sun Last Out Term A Loan Agreement - that certain Amended and Restated Term Loan Agreement, dated as of October 19, 2011, by and among Parent, Borrowers, the other obligors party thereto, SCSF Kellwood Finance LLC, Sun Kellwood Finance, LLC and the Sun Collateral Agent.

Sun Last Out Term B/C/D Loan Agreement - that certain Third Amended and Restated Term Loan Agreement, dated as of October 19, 2011, by and among Parent, Borrowers, the other obligors party thereto, SCSF Kellwood Finance LLC, Sun Kellwood Finance, LLC and the Sun Collateral Agent.

Sun Lenders - the lenders party to the Sun Last Out Term A Loan Agreement and the lenders party to the Sun Last Out Term B/C/D Loan Agreement.

Sun Loan Documents - ‘Loan Documents’ as defined in each of the Sun Last Out Term A Loan Agreement and the Sun Last Out Term B/C/D Loan Agreement, as in effect on the date hereof or as amended or modified in a manner consistent with the terms of the Sun Intercreditor Agreement.

Taxes - any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.

Term A Loans - the loans made pursuant to Section 2.1.1 of this Agreement on the Closing Date. The amount of each Lender’s Pro Rata share of the Term A Loans as of the Closing Date is set forth on Schedule 1.1(A).

Term B Loans - the loans made pursuant to Section 2.1.2 of this Agreement on the Closing Date. The amount of each Lender’s Pro Rata share of the Term B Loans as of the Closing Date is set forth on Schedule 1.1(B).

Term A Notes - a promissory note executed by Borrowers on the Closing Date in favor of a Lender in the form of Exhibit A, evidencing the amount of such Lender’s Term A Loan amount as set forth on Schedule 1.1A.

Term B Notes - a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall evidence the amount of such Lender’s Term B Loan amount as set forth on Schedule 1.1B.

Termination Date - the earliest of (a) October 19, 2015, (b) the date on which the Revolver Debt under the Revolver Agreement has been paid in full in cash and all commitments to lend under the Revolver Agreement have been terminated; (c) 60 days prior to the scheduled maturity date of the 2009 Debentures (including any extensions thereof agreed to after the Closing Date), and (d) the date on which all the Term A Loans, Term B Loans and Obligations are accelerated pursuant to Section 10.2.

Trademark Security Agreement - each trademark security agreement pursuant to which an Obligor grants to Agent a Lien on such Obligor’s interests in trademarks, as security for the Obligations.

Transferee - any actual or potential assignee, participant or other Person acquiring an interest in any Obligations.

UCC - the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Ultimate Parent - Kellwood Holding Corp., a Delaware corporation.

Upstream Payment - a Distribution by a Subsidiary of a Borrower to such Borrower.

U.S. Foreign Holdco - any Domestic Subsidiary, the assets of which (other than de minimis assets) consist of stock or securities of a Foreign Subsidiary.

U.S. Lender - as defined in Section 5.6(d).

Weighted Average Life to Maturity - when applied to any Debt at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Debt, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to the Lenders before the Closing Date and using the same inventory valuation method as used in such financial statements. If GAAP changes during the term of this Agreement, or if the Borrowers interpret or apply GAAP differently (and Borrowers’ certified public accountants concur in such interpretation or application) from how it was interpreted or applied in preparing the financial statements provided to the Lenders prior to the Closing Date, such that any financial ratios or covenants contained herein would then be calculated in a different manner or with different components, then Borrowers shall provide the Lenders with prior written notice of any such changes and upon the request of either the Borrowers or the Lenders, the Borrowers and the Lenders agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those financial ratios or covenants as criteria for evaluating the Obligors’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrowers, the Required Lenders (or the Lenders, to the extent provided in Section 13.1) so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

1.3 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Lenders’ notice addresses under Section 13.3.1; or (g) discretion of any Lender mean the sole and absolute discretion of such Person. All calculations of fundings of the Loans, and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

Section 2. CREDIT FACILITIES

2.1 Term Loans. Term A Loans. Each Lender agrees, severally to make a Term A Loan to the Borrowers on the date hereof, on the terms set forth herein and in the amounts set forth on Schedule 1.1A hereto.

2.1.2 Term B Loans. Each Lender agrees, severally to make a Term B Loan to the Borrowers on the date hereof, on the terms set forth herein and in the amounts set forth on Schedule 1.1B hereto.

2.1.3 Term Notes. The Term A Loans and Term B Loans made by each Lender and interest accruing thereon shall be evidenced by the records of such Lender. At the request of any Lender, Borrowers shall deliver a Term A Note or a Term B Note in the principal amount equal to such Lender’s Term A Loans or Term B Loans, as applicable, to such Lender.

2.1.4 Use of Proceeds. The proceeds of the Loans shall be used by Borrowers, in the case of the Term A Loan, to finance the payments of certain earnouts relating to past acquisitions and/or the funding of Permitted Acquisitions, and in the case of the Term B Loan, for working capital and liquidity purposes and/or to finance the payments of certain earnouts relating to past acquisitions and/or the funding of Permitted Acquisitions.

2.1.5 Voluntary Prepayments.

Borrowers may at any time on at least five (5) days’ prior written notice by Borrower Representative to each Lender voluntarily prepay all or part of the Loans; provided that any such prepayments or reductions shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount.

2.1.6 Mandatory Prepayments. Subject to the terms of the Intercreditor Agreement,

(a) Upon the occurrence of a Change of Control, the Borrowers shall make Full Payment of all Obligations.

(b) When an Obligor or any Subsidiary thereof (other than a Foreign Subsidiary) makes any Asset Disposition (other than a disposition described under clause (a), (b), (c), (d), (e), (f) or (g) of the definition of “Permitted Asset Disposition” hereof) or experiences any Asset Loss Event, the Borrowers shall repay the Loans in an amount equal to 100% of the Net Cash Proceeds thereof, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Cash Proceeds, and until the date of payment, such Net Cash Proceeds shall be held in trust for Collateral Agent; provided. however, that the Net Cash Proceeds of the foregoing received since the Closing Date shall not be required to be applied to the prepayment of the Loans to the extent such proceeds are to be reinvested in or otherwise used to replace, repair or restore the properties or assets used in such Obligor’s or such Subsidiary’s, as applicable, business and so long as: (i) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (ii) Borrower Representative delivers a certificate to Collateral Agent within three (3) Business Days after such Asset Disposition or ten (10) Business Days after the occurrence of Asset Loss Event (as applicable), stating that such Net Cash Proceeds shall be used (or committed to be used) to reinvest in new assets useful in the business, or otherwise replace, repair or restore any such properties or assets to be used in such Obligor’s or such Subsidiaries’ business, as the case may be, within a period specified in such certificate not to exceed 270 days (or such longer period as Collateral Agent may agree, but not to exceed 360 days without the Required Lenders’ consent) after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended and shall set forth in reasonable detail any plans for such replacement, repair or restoration, which shall be acceptable to Collateral Agent in its Permitted Discretion) and (iii) such Net Cash Proceeds are deposited in a non-interest bearing account subject to the dominion and control of Collateral Agent (or, so long as the Revolver Agreement is in effect, the Revolving Credit Agent, acting as agent for Collateral Agent) which proceeds shall then be disbursed by Collateral Agent to such Obligor or such Subsidiary promptly upon Borrower Representative’s written request therefor setting forth in reasonable detail the use of such proceeds and certifying that such proceeds are being applied in the manner set forth in the certificate delivered to Collateral Agent in accordance with clause (ii); provided, further, that (A) if all or any portion of such Net Cash Proceeds not so applied to the prepayment of the Loans are not used (or committed to be used) in accordance with the foregoing proviso within 270 days (or such longer period as Collateral Agent may agree, but not to exceed 360 days without the Required Lenders’ consent) of receipt of such Net Cash Proceeds, such amount shall be applied to the Loans as otherwise set forth herein, on the last day of such specified period, (B) if such Obligor or such Subsidiary, as the case may be, is not permitted to reinvest or utilize such Net

Cash Proceeds in accordance with this Section 2.1.6(b) as a result of the existence of a Default, Borrower Representative may request, and upon the written approval of Collateral Agent, such Net Cash Proceeds shall be deposited in a non-interest bearing account subject to the dominion and control of Collateral Agent (or, so long as the Revolver Agreement is in effect, the Revolving Credit Agent, acting as agent for Collateral Agent) until the earlier of (x) the date on which such Default is cured or waived in writing in accordance with the terms of this Agreement, in which case such amounts may be reinvested or utilized in accordance with the proviso above and (y) the date on which an Event of Default shall occur, in which case such Net Cash Proceeds shall be applied to the Loans in accordance with Section 5.4.1 on such date and (C) if such Obligor or such Subsidiary, as the case may be, is not permitted to reinvest or utilize such net cash proceeds as a result of a continuing Event of Default, such Net Cash Proceeds shall be applied in accordance with Section 5.4.1. The foregoing shall not be deemed to be implied consent to any Asset Disposition or other event otherwise prohibited by the terms and conditions hereof.

(c) Upon the sale or issuance of any of the Equity Interests (other than Excluded Issuances) of Ultimate Parent or any of its Subsidiaries, Borrowers shall repay the Loans in an amount equal to 100% of the Net Cash Proceeds of such sale or issuance, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Cash Proceeds, and until the date of payment, such Net Cash Proceeds shall be held in trust for Collateral Agent.

(d) Upon the sale, issuance or incurrence of any Debt of any Obligor or any of its Subsidiaries (other than Debt permitted under Section 9.2.1), Borrowers shall repay the Loans in an amount equal to 100% of the Net Cash Proceeds of such sale, issuance or incurrence, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Cash Proceeds, and until the date of payment, such proceeds shall be held in trust for Collateral Agent. The foregoing shall not be deemed to be implied consent to any such sale, issuance or incurrence otherwise prohibited by the terms and conditions hereof.

(e) When any Obligor or any Subsidiary (other than a Foreign Subsidiary) thereof receives any Extraordinary Receipts, Borrowers shall repay the Loans in an amount equal to 100% of the Net Cash Proceeds thereof, such repayment to be made promptly but in no event more than five (5) Business Days following receipt of such Net Cash Proceeds. The foregoing shall not be deemed to be implied consent to any event or condition giving rise to any Extraordinary Receipts which would otherwise constitute a Default or Event of Default under this Agreement.

2.1.7 Application of Prepayments.

Notwithstanding anything in Section 2.1.6 to the contrary, Borrowers shall not be obligated to prepay the Loans pursuant to Section 2.1.6(b) through (e), to the extent that the Net Cash Proceeds received by any Obligor are applied to prepay the Revolver Debt together with a concurrent permanent reduction of the Revolver Commitment (as defined in the Revolver Agreement) and the Revolving Credit Agent has established a permanent reserve against the Borrowing Base (as defined in the Revolver Agreement) in an amount equal to the amount of such prepayment. Any prepayment made pursuant to Section 2.1.5 or Section 2.1.6 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 3.9, (iii) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 3.2.

Section 3. INTEREST, FEES AND CHARGES

3.1 Rates and Payment of Interest. Subject to the terms of this Agreement, at the option of the Borrower Representative, the Loans shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Loans until repaid, at a rate per annum equal to (i) in the case of LIBOR Rate Loans, the LIBOR Rate for the Interest Period in effect for the Loans (or such portion thereof) plus the Applicable Margin, or (ii) in the case of Reference Rate Loans, the Reference Rate plus the Applicable Margin.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if the Collateral Agent or the Required Lenders in their discretion so elect, Obligations shall bear interest at a rate equal to the rates set forth in Section 3.1(a) plus 2.0% (the “Default Rate”). Each Borrower acknowledges that the cost and expense to each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate the Lenders for such added cost and expense.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of the following month, (ii) on any date of prepayment, with respect to the principal amount of the Loans being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.2 Fees.

(a) In the event of the termination of this Agreement and repayment of the Obligations in full at any time prior to October 19, 2015, for any reason, including (i) termination upon the election of the Required Lenders after the occurrence and during the continuation of an Event of Default, (ii) foreclosure and sale of Collateral, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Collateral Agent and the Lenders or profits lost by the Collateral Agent and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Collateral Agent and the Lenders, the Borrowers shall pay to the Collateral Agent, for the account of the Lenders in accordance with their respective Pro Rata shares, the Applicable Prepayment Premium (if any), measured as of the date of such termination; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, no Applicable Prepayment Premium shall be payable in connection with the Full Payment of the Obligations resulting from an IPO of any Borrower or the sale of substantially all of the assets or a division of any Borrower.

(b) As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

3.3 Computation of Interest and Yield Protection. All computations of interest shall be computed for the actual days elapsed, based on a 360-day year. Each determination by the Lenders of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.

3.4 Reimbursement Obligations. Borrowers shall reimburse Collateral Agent and Lenders, without duplication, for all Extraordinary Expenses. Borrowers shall also reimburse the Collateral Agent and each Lender for all reasonable out-of-pocket and invoiced legal fees (which invoice may omit information that such counsel reasonably deems privileged) and all reasonable out-of-pocket accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Collateral Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 9.1.1, each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Collateral Agent’s or Lender’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Collateral Agent’s or a Lender’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Collateral Agent, any Lender or any of their Affiliates (other than an Obligor or any Subsidiary of an Obligor) may have with such professionals with respect to this or any other transaction. All amounts reimbursable by Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable on demand.

3.5 Capital Adequacy. If a Lender determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Loans or other Obligations under the Loan Documents, then Borrowers shall, within five days following demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment (delivered to Borrower Representative) shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.

3.6 Mitigation. Each Lender agrees that (a) upon becoming aware that it is subject to Section 3.5 or 5.6, it will take reasonable measures to reduce Borrowers’ obligations under such Sections, including funding or maintaining its Loans through another office, as long as use of such measures would not adversely affect the Lender’s Loans, business or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction and (b) Borrowers shall have no obligation to reimburse any Lender under Sections 3.5 or 5.6 for costs or taxes incurred more than 90 days prior to notice to Borrower Representative with respect thereto.

3.7 Maximum Interest. In no event shall interest, charges or other amounts that are contracted for, charged or received by the Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate during prior periods. If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to each Lender (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to Borrowers. In determining whether any excess interest has been charged or received by any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

3.8 LIBOR Option.

(a) In lieu of having interest charged at the rate based upon the Reference Rate, the Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate. On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans. The Borrowers may, at any time and from time to time, elect to exercise the LIBOR Option by notifying the Collateral Agent prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to (i) the commencement of the proposed Interest Period or (ii) in the case of the conversion of a LIBOR Rate Loan into a Reference Rate Loan, the last day of the then current Interest Period (the “LIBOR Deadline”). Notice of the Borrowers’ election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this subsection (a) shall be made by delivery to the Collateral Agent of a LIBOR Notice received by the Collateral Agent before the LIBOR Deadline, or by telephonic notice received by the Collateral Agent before the LIBOR Deadline (to be confirmed by delivery to the Collateral Agent of a LIBOR Notice received by the Collateral Agent prior to 5:00 p.m. (New York City time) on the same day). Promptly upon its receipt of each such LIBOR Notice, the Collateral Agent shall provide a copy thereof to each of the Lenders. Each LIBOR Notice shall be irrevocable and binding on the Borrowers.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than 3 LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(c) The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.1.6 or any application of payments or proceeds of Collateral in accordance with Section 5.4 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Collateral Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 3.9.

3.9 Funding Losses. In connection with each LIBOR Rate Loan, the Borrowers shall jointly and severally indemnify, defend, and hold the Collateral Agent and the Lenders harmless against any loss, cost, or expense incurred by the Collateral Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default, or (b) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to the Collateral Agent or any Lender, be deemed to equal the amount reasonably determined by the Collateral Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which the Collateral Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of the Collateral Agent or a Lender delivered to the Borrower Representative setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 3.9 shall be conclusive absent manifest or demonstrable error.

3.10 Changes in Law; Impracticability or Illegality.

(a) The LIBOR Rate may be adjusted by the Collateral Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period (except changes in Indemnified Taxes and Excluded Taxes covered by Section 6.5) and changes in the reserve requirements imposed by the Board of Governors (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrower Representative and the Collateral Agent notice of such a determination and adjustment and the Collateral Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower Representative may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower Representative a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 3.9).

(b) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Borrower Representative and the Collateral Agent, and the Collateral Agent promptly shall transmit the notice to each other Lender. In the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and the Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

3.11 No Requirements to Match Fund. Anything to the contrary contained herein notwithstanding, neither the Collateral Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section 3 shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

Section 4. LOAN ADMINISTRATION

4.1 Borrower Representative. Each Borrower hereby designates the Borrower Representative as its representative and agent for all purposes under the Loan Documents, including delivery or receipt of communications with the Collateral Agent any Lender, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Collateral Agent or any Lender. Borrower Representative hereby accepts such appointment. Collateral Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by Borrower Representative on behalf of any Borrower. Lenders may send any notice or communication with a Borrower hereunder to Borrower Representative on behalf of such Borrower. The Collateral Agent and the Lenders shall have the right, in its discretion, to deal exclusively with Borrower Representative for any or all purposes under the Loan Documents. Each Borrower agrees that any notice election, communication, representation, agreement or undertaking made on its behalf by Borrower Representative shall be binding upon and enforceable against it.

4.2 One Obligation. The Loans and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Collateral Agent’s Lien upon all Collateral; provided, however that Collateral Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.3 Effect of Termination. On the Termination Date, all Obligations shall be immediately due and payable. All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Collateral Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Collateral Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Collateral Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Collateral Agent receives (a) a written agreement, executed by Borrower Representative and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Collateral Agent and Lenders from any such damages; or (b) such Cash Collateral as Collateral Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 3.3, 3.4, 3.9, 5.3, 5.6, 11, 13.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

Section 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes except as set forth in Section 5.6, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrower Representative may, at the time of payment, specify to each Lender the Obligations to which such payment is to be applied, but each Lender shall in all events retain the right to apply such payment in such manner as the Lenders, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. All payments received by the Lenders pursuant to this Agreement shall be applied in accordance with such Lender’s applicable Pro Rata portion of the aggregate outstanding Loans as of such date.

5.2 Payment of Other Obligations. Subject to the Intercreditor Agreement, Obligations other than the Loans, including Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.3 Marshaling; Payments Set Aside. None of the Collateral Agent or the Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any Obligor makes a payment to the Lenders, or if Collateral Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.

5.4 Post-Default Allocation of Payments.

5.4.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows and subject to the Intercreditor Agreement:

(a) first, to all costs and expenses, including Extraordinary Expenses and any Collateral Agent Advances made by Collateral Agent with respect to the Collateral under or pursuant to the terms of this Agreement, in each case, owing to Collateral Agent and then to Lenders;

(b) second, to all Obligations constituting unpaid fees;

(c) third, to all Obligations constituting accrued and unpaid interest; and

(d) last, to all other Obligations.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a Pro Rata basis among the Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities of the Collateral Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor.

5.4.2 Erroneous Application. Collateral Agent and the Lenders shall not be liable for any application of amounts made by it/them in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.5 Loan Account; Account Stated.

5.5.1 Loan Account. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan. Any failure of a Lender to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Each Lender may maintain a single Loan Account in the name of the Borrower Representative for such Lender’s Loans, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.5.2 Entries Binding. Entries made in a Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Accounts is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the applicable Lender in writing within 60 days after receipt or inspection that specific information is subject to dispute.

5.6 Taxes. (a) Any and all payments made by Borrowers hereunder or under any Other Agreement shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, except for (i) taxes imposed on the net income or similar measure (or taxes imposed in lieu thereof) of Collateral Agent or any Lender (or any Transferee) or, in the case of a pass-through entity, any of its beneficial owners by the United States or the jurisdiction in which such Person is organized or has its principal lending office or in which its applicable lending office is located, or with which such person has any other present or former connection (other than a connection arising solely from entering into, receiving any payment under or enforcing its rights under this Agreement or any Other Agreement), or (ii) any branch profits imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, together with all interest, penalties and additions to Tax thereon (each such tax, together with all interest, penalties and additions to tax thereon, an “Excluded Tax”), (all nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, imposed on any payment by Borrowers or on account of any Obligation hereunder, “Indemnified Taxes”). If Borrowers shall be required to deduct or withhold any Indemnified Taxes from or in respect of any sum payable hereunder to Collateral Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all such required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.6) Collateral Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, Borrowers jointly and severally agree to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Other Agreement (“Other Taxes”). Borrower Representative shall deliver to Collateral Agent and each Lender official receipts (or other evidence of payment reasonably satisfactory to Collateral Agent) in respect of any Indemnified Taxes or Other Taxes payable hereunder promptly after payment of such Indemnified Taxes or Other Taxes.

(c) Borrowers jointly and severally indemnify and agree to hold Collateral Agent and each Lender harmless from and against Indemnified Taxes and Other Taxes (including, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 5.6) paid by such Person, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

(d) (i) Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.3 after the Closing Date, promptly after the date upon which such Lender becomes a party hereto) deliver to Collateral Agent (who shall promptly provide a copy to the Borrower Representative and, in the case of a participant, to the Lender granting the participation only) a properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (including the appropriate attachments thereto) or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder along with any other appropriate documentation establishing such exemption or reduction. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the IRC, such Non-U.S. Lender hereby represents to Agent and Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the IRC, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the IRC) of the Ultimate Parent and is not a controlled foreign corporation related to the Ultimate Parent (within the meaning of Section 864(d)(4) of the IRC), and such Non-U.S. Lender agrees that it shall promptly notify Collateral Agent in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from Collateral Agent, the assigning Lender or the Lender granting a participation, as applicable. If the lapse of time or a change in circumstances renders a previous certification obsolete or inaccurate in any material respect, the Non-U.S. Lender shall deliver to Collateral Agent (who shall promptly provide a copy to the Borrower Representative and, in the case of a participant, to the Lender granting the participation only), new, properly completed and duly executed copies of the applicable Internal Revenue Service Form establishing such exemption or reduction and any related documentation as may be required to establish such Non-U.S. Lender’s entitlement to a continued exemption from or reduction in United States withholding tax if such Non-U.S. Lender or beneficial owner continues to be so entitled.

(ii) Each Lender (or Transferee) and Agent that is a “United States person” (within the meaning of Section 7701(a)(30) of the IRC) (each a “U.S. Lender”) agrees that it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.3 after the Closing Date, promptly after the date upon which such Lender becomes a party hereto) deliver to Collateral Agent (who shall promptly provide a copy to the Borrower Representative and, in the case of a participant, to the Lender granting the participation only) a complete and duly executed copy of Internal Revenue Service Form W-9 or successor form certifying that such Lender (or Transferee) is not subject to United States backup withholding tax on the date it becomes a party to this Agreement. In addition, such U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from Collateral Agent, the assigning Lender or the Lender granting a participation, as applicable.

(iii) Notwithstanding any other provision of this Section 5.6, a Lender shall not be required to deliver any form pursuant to this Section 5.6(d) that such Lender is not legally able to deliver. Upon written request by Borrower Representative, Collateral Agent shall provide to Borrower Representative any U.S. Internal Revenue Service Form received by Collateral Agent pursuant to clauses (d)(i) and (d)(ii) above.

(e) The Borrowers shall not be required to indemnify Collateral Agent or any Lender, or pay any Additional Amounts to Collateral Agent or any Lender, in respect of any withholding or backup withholding tax pursuant to this Section 5.6 to the extent that (i) the obligation to withhold amounts with respect to withholding or backup withholding tax existed on the date Collateral Agent or such Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Lender or Collateral Agent to comply with the provisions of clause (d) above.

(f) If Collateral Agent or any Lender determines in its good faith that it has received a refund of any Indemnified Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid Additional Amounts pursuant to this Section 5.6, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or Additional Amounts paid, by a Borrower under this Section 5.6 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of Collateral Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that such Borrower, upon the request of the Collateral Agent or such Lender, agrees to repay the amount paid over by Collateral Agent or such Lender (plus any penalties, interest or other charges imposed by the relevant governmental authority) to Collateral Agent or such Lender in the event Collateral Agent or such Lender is required to repay such refund to such governmental authority. This paragraph shall not be construed to require Collateral Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(g) Collateral Agent or any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 5.6 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by Borrower Representative or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amounts that may thereafter accrue, would not require Collateral Agent or such Lender (or Transferee) to disclose any information Collateral Agent or such Lender (or Transferee) deems confidential and would not, in the sole determination of Collateral Agent or such Lender (or Transferee), be otherwise disadvantageous to Collateral Agent or such Lender (or Transferee).

(h) The obligations of the parties under this Section 5.6 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.7 [Intentionally Omitted]. Nature and Extent of Each Borrower’s Liability.

5.8.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Collateral Agent and the Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or liable; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Collateral Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Collateral Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Collateral Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.8.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Collateral Agent or the Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Collateral Agent and the Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Collateral Agent and the Lenders would decline to make Loans. Notwithstanding anything to the contrary in any Loan Document, and except as set forth in Section 5.8.3, each Borrower expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) The Collateral Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.8. If, in the exercise of any rights or remedies, any Collateral Agent or Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Collateral Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action.

Any election of remedies that results in denial or impairment of the right of Collateral Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. If a Lender bids at any foreclosure or trustee’s sale or at any private sale, such Lender may bid all or a portion of the Obligations and the amount of such bid need not be paid by such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether a Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.8, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which any Lender might otherwise be entitled but for such bidding at any such sale.

5.8.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.8 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.8 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.8 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.8 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.8.4 Joint Enterprise. Each Borrower has requested that the Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.8.5 Subordination. Each Borrower hereby subordinates any claims it may have as a result of this Section 5.8, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

Section 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. The Lenders shall not be required to fund the requested Loans or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions (except to the extent that such conditions are permitted by each Lender to be satisfied on a post-closing basis pursuant to a post-closing agreement) has been satisfied:

(a) Each Lender that requests issuance of a Note shall have received a Note executed by the Borrowers and delivered to each such Lender. Each other Loan Document shall have been duly executed and delivered to the Lenders by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) The Lenders shall have received UCC and Lien searches.

(c) The Lenders shall have received fully-executed account control agreements for each Deposit Account (as defined in the Revolver Agreement) and Securities Account (as defined in the Revolver Agreement) (other than the Deposit Accounts at Bank of America, N.A. and JPMorgan Chase Bank, N.A. for which account control agreements shall be delivered pursuant to Section 9.1.16) subject to the “control” (for purposes of the UCC) of the Revolving Credit Agent and, upon the termination of the Revolver Agreement, the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent.

(d) The Lenders shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Responsible Officer of Borrower Representative certifying that, after giving effect to the Loans and transactions hereunder, (i) each Obligor is Solvent; (ii) no Default or Event of Default exists or would result from this Agreement or other Loan Documents becoming effective in accordance with its or their respective terms; (iii) the representations and warranties set forth in Section 8 are true and correct in all respects; and (iv) such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e) The Lenders shall have received a certificate of a duly authorized officer of each Borrower, certifying (i) that attached copies of such Borrower’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions (to the extent necessary under Applicable Law or applicable Organic Documents) authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. The Lenders may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) The Lenders shall have received copies of the charter documents of each Obligor, certified as appropriate by the Secretary of State or another official of such Obligor’s jurisdiction of organization. The Lenders shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(g) The Lenders shall have received an opinion of Kirkland & Ellis LLP, counsel to the Borrowers, as to such matters as the Collateral Agent may reasonably request.

(h) The Lenders shall have received a copy of the financial statements and the financial projections described in Section 8.1.7 hereof.

(i) [Intentionally omitted.]

(j) Borrowers shall have paid all fees, costs and expenses which are payable pursuant to the terms hereof to Lenders on the Closing Date.

(k) The Collateral Agent shall have received Lien Waivers, each in form and substance reasonably satisfactory to the Collateral Agent, as it may request, in respect of (a) the following locations: (i) 500 North Industrial Road, St. George, Utah 84770, and (ii) 13085, 13039 and 13053 East Temple Avenue, City of Industry, California, and (b) the imported goods that Carmichael International Service has been engaged by the Borrowers to facilitate the import of.

(1) The Lenders shall have received evidence that (i) the Term A Loans under this Agreement have been designated as “Additional Priority Permitted Debt” under the 2009 Debenture Intercreditor Agreement, and (ii) the Term B Loans under this Agreement have been designated as “Additional Priority Permitted Debt” under the 2009 Debenture Intercreditor Agreement.

(m) The Collateral Agent shall have received the Intercreditor Agreement, executed and delivered by each of the parties thereto.

(n) The Collateral Agent shall have received the Sun Intercreditor Agreement, executed and delivered by each of the parties thereto.

(o) The Collateral Agent shall have received an executed copy of the Revolver Agreement, in form and substance satisfactory to the Collateral Agent.

(p) The Collateral Agent shall have received an executed copy of the Sun Last Out Term A Loan Agreement, in form and substance satisfactory to the Collateral Agent.

(q) The Collateral Agent shall have received an executed copy of the Sun Last Out Term B/C/D Loan Agreement, in form and substance satisfactory to the Collateral Agent.

(r) The Collateral Agent shall have received an executed copy of the 2009 Debenture Intercreditor Agreement, in form and substance satisfactory to the Collateral Agent.

(s) No event or development shall have occurred since January 29, 2011 which could reasonably be expected to have a Material Adverse Effect.

(t) All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person reasonably required in connection with the making of the Loans shall have been obtained and shall be in full force and effect.

(u) All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(v) The Lenders shall have received copies of the Management Fee Agreement and the other Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by a Responsible Officer of the Borrower Representative, together with a certificate of a Responsible Officer of the Borrower Representative stating that such agreements remain in full force and effect and that none of the Obligors has breached or defaulted in any of its obligations under such agreements.

(w) No action, suit, investigation, litigation or proceeding shall have been pending or threatened in any court or before any arbitrator or governmental instrumentality that in Collateral Agent’s judgment (i) could reasonably be expected to have a material adverse effect on Borrowers’ business, operations, properties, or condition (financial or otherwise) or could materially and adversely impair Borrowers’ ability to perform satisfactorily under this Agreement; or (ii) could reasonably be expected to materially and adversely affect this Agreement or the transactions contemplated hereby.

(x) The Lenders shall have received such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

Section 7. [INTENTIONALLY OMITTED]

Section 8. REPRESENTATIONS AND WARRANTIES

8.1 General Representations and Warranties. To induce Lenders to enter into this Agreement and to make available the Loans, each Obligor represents and warrants that:

8.1.1 Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

8.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents, and has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

8.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.1.4 Capital Structure. Schedule 8.1.4 (as such schedule may be amended or supplemented from time to time with respect to the following) shows, for each Obligor, its name and its jurisdiction of organization and its authorized and issued Equity Interests, and for each Domestic Subsidiary only, the holders of its Equity Interests and all agreements binding on such holders with respect to their Equity Interests. Each Obligor has good title to the Equity Interests of its Domestic Subsidiaries, free and clear of all Liens (other than Permitted Liens), and all such Equity Interests are duly issued, fully paid and non-assessable. Except as set forth on Schedule 8.1.4 (as such schedule may be amended or supplemented from time to time with respect to the following), there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Obligor or Domestic Subsidiary.

8.1.5 Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 8.1.5, no Person that is an Obligor as of the Closing Date has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other locations of Collateral of Obligors as of the Closing Date are shown on Schedule 8.6.1 (as such schedule may be amended or supplemented from time to time).

8.1.6 Title to Properties; Priority of Liens. Each Obligor has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Lenders, in each case free of all Liens except Permitted Liens. Each Obligor has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.

8.1.7 Financial Statements. (a) The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its Subsidiaries and consolidating balance sheets and related statements of income for Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries, copies of which have been delivered to the Collateral Agent and each Lender prior to the Closing Date, fairly present in all material respects the consolidated financial condition of the Parent and its

Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP. Since January 29, 2011 there has been no change in the condition, financial or otherwise, of any Obligor or Domestic Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to the Agent or any Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Obligor and Domestic Subsidiary is Solvent, both before and after giving effect to the transactions contemplated by this Agreement and the Loans.

(b) All projections furnished to the Collateral Agent prior to the Closing Date are believed by the Borrower Representative at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Borrower Representative, and have been based on assumptions believed by the Borrower Representative to be reasonable at the time made and upon the best information then reasonably available to the Borrower Representative, and the Borrower Representative is not aware of any facts or information that would lead it to believe that such projections are incorrect or misleading in any material respect; it being recognized by the Lenders that any projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

8.1.8 Surety Obligations. Except as set forth on Schedule 8.1.8 (as such schedule may be amended or supplemented from time to time), no Obligor is obligated as indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

8.1.9 Taxes. Each Obligor has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested and except where the failure to file or pay the same could not reasonably be expected to have a Material Adverse Effect. The provision for Taxes on the books of each Obligor is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

8.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents, except for the payment of transaction fees to Sun Capital Partners Management V, LLC pursuant to the Management Services Agreement.

8.1.11 Intellectual Property. Each Obligor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except where the failure to own or have rights to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor or any of its Property (including any Intellectual Property, except for Intellectual Property Claims which could not reasonably be expected to have a Material Adverse Effect). Except as disclosed on Schedule 8.1.11 (as such schedule may be amended or supplemented from time to time), no Obligor pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor is shown on Schedule 8.1.11.

8.1.12 Governmental Approvals. Each Obligor has, is in compliance with, and is in good standing with respect to, all Governmental Approvals, licenses and permits necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance or failure to be in good standing could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

8.1.13 Compliance with Laws. Each Obligor has duly complied, and its Properties and business operations are in compliance, with all Applicable Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Obligor, as of the Closing Date, there have been no citations, notices or orders of material noncompliance issued to Obligor under any Applicable Law.

8.1.14 Compliance with Environmental Laws. Except as disclosed on Schedule 8.1.14, no Obligor’s past or present operations, Real Estate or other Properties are subject to any on-going federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that could reasonably be expected to have a Material Adverse Effect. To the knowledge of any Obligor, as of the Closing Date, no Obligor has received any Environmental Notice. As of the Closing Date, no Obligor has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

8.1.15 Burdensome Contracts. No Obligor is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 8.1.15 (as such schedule may be amended or supplemented from time to time), none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

8.1.16 Litigation. Except as shown on Schedule 8.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor. No Obligor is in default with respect to any order, injunction or judgment of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

8.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default (subject to, with respect to the Revolver Loan Documents, the cure period in Section 10.1(t)). As of the Closing Date, no Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Debt in excess of $23,000,000 (subject to, with respect to the Revolver Loan Documents, the cure period in Section 10.1(f)). As of the Closing Date, there is no basis upon which any party (other than an Obligor or Domestic Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

8.1.18 ERISA. Except as disclosed on Schedule 8.1.18 (as such schedule may be amended or supplemented from time to time), no Obligor has any Multiemployer Plan. Each Obligor is in full compliance with the requirements of all Applicable Law, including ERISA, relating to each Multiemployer Plan. As of the Closing Date, no Obligor has any obligations under a Foreign Plan. No fact or situation exists that could reasonably be expected to result in a Material Adverse Effect in connection with any Multiemployer Plan. No Obligor has any withdrawal liability in connection with a Multiemployer Plan or Foreign Plan. All employer and employee contributions to Foreign Plans, to the extent required by law or the terms of such plans, have been made or accrued in accordance with normal accounting principles. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance and/or the book reserve established for each Foreign Plan, together with any accrued contributions, are sufficient to provide the accrued benefit obligations of all participants in such plans according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

8.1.19 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

8.1.20 Labor Relations. Except as described on Schedule 8.1.20 (as such schedule may be amended or supplemented from time to time), no Obligor is party to or bound by any collective bargaining agreement. As of the Closing Date, there are no material grievances, disputes or controversies with any union or other organization of any Obligor’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

8.1.21 Payable Practices. No Obligor has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

8.1.22 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

8.1.23 Margin Stock. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. The Loan proceeds will not be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.24 Plan Assets. As of the Closing Date, no Obligor is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and the execution of this Agreement is not a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

8.1.25 Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns or generates any Accounts (other than intercompany Accounts) or Inventory located in the United States of America or (ii) has revenues (other than from intercompany Accounts) in any Fiscal Year in excess of $1,000,000.

8.1.26 Nature of Business. No Obligor is engaged in any business other than the business it is engaged in on the Closing Date or any activities ancillary or related thereto, or logical extensions thereof.

8.1.27 Insurance. Each Obligor keeps its property adequately insured and maintains (a) insurance to such extent and against such risks as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent. Schedule 8.1.27 sets forth a list of all insurance maintained by each Obligor on the Closing Date.

8.1.28 Use of Proceeds. The proceeds of the Loans shall be used to (a) refinance the existing obligations (including with respect to the Term Loan B to refinance indebtedness incurred to finance all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment (whether through the direct acquisition of such assets or the acquisition of capital stock of any Person owning such assets) used in the business or the Borrowers), (b) pay fees and expenses in connection with the transactions contemplated hereby and (c) for general working capital purposes of the Borrowers (including the payments of certain earnouts and funding of Permitted Acquisitions).

8.1.29 Material Contracts. Set forth on Schedule 8.1.29 is a complete and accurate list as of the Closing Date of all Material Contracts of each Obligor, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Obligor, all other parties thereto in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in default due to the action of any Obligor or, to the best knowledge of any Obligor, any other party thereto.

8.1.30 [Intentionally Omitted]. No Bankruptcy Filing. No Obligor is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Obligor’s assets or property, and no Obligor has any knowledge of any Person contemplating an Insolvency Proceeding against it.

8.1.32 Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 6.1(b) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (to the extent perfection may be obtained by filing, and subject to Permitted Liens that are expressly allowed to have priority over the Collateral Agent’s Liens under Applicable Law and the Intercreditor Agreement), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights, (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property, and (iv) additional UCC filings to the extent new Obligors are acquired or existing Obligors change their states of organization.

8.1.33 Anti-Terrorism Laws.

(a) General. None of the Obligors nor, to the knowledge of each Obligor, any Affiliates of such Obligor, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.

(b) None of the Obligors nor, to the knowledge of each Obligor, any Affiliates of such Obligor, or their respective agents acting or benefiting in any capacity in connection with the Loans, or other transactions hereunder, is any of the following (each a “Blocked Person’”):

(i) a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC’s list of Specially Designated Nationals and Blocked Persons;

(ii) a Person that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in (A), above;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

(iv) a Person that is affiliated or associated with a Person described in (A) through (C), above.

(c) None of the Obligors, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

8.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to a Lender in writing that could reasonably be expected to have a Material Adverse Effect.

Section 9. COVENANTS AND CONTINUING AGREEMENTS

9.1 Affirmative Covenants. For so long as any Loans or Obligations are outstanding, each Obligor shall, and shall cause each Domestic Subsidiary to:

9.1.1 Inspections: Appraisals.

(a) Permit Collateral Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligors or Domestic Subsidiary, inspect, audit and make extracts from any Borrowers’ or Domestic Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Domestic Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense; provided, that upon the occurrence and during the continuation of an Event of Default, each Lender may participate in any visit or inspection conducted by Collateral Agent and all charges, costs and expenses of such Lender shall be paid by Borrowers; provided, further, that the Lenders will use commercially reasonable efforts to coordinate amongst such Lenders to minimize duplicative costs. Neither Collateral Agent nor any Lender shall have any duty to any Obligors to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligors. To the extent any other information is shared by Collateral Agent or a Lender with any Obligor, such Obligors acknowledges that it was prepared by the Lenders for their purposes and Obligors shall not be entitled to rely upon it.

(b) Reimburse Collateral Agent for all charges, costs and expenses of each Lender in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as Collateral Agent deems appropriate up to two times per Loan Year; provided, however, that if an examination is initiated during the continuance of a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limits.

9.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to each Lender:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, consolidated balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year of Parent and its Subsidiaries, which consolidated statements shall be prepared in accordance with GAAP, audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrower Representative and acceptable to Required Lenders, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information filed with the Securities and Exchange Commission, and the consolidating balance sheets as of the end of such Fiscal Year and related statements of income for such Fiscal Year of Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries;

(b) as soon as available, (i) and in any event within 45 days after the end of each Fiscal Quarter the following: (A) unaudited consolidated balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and (B) consolidating balance sheets as of the end of such Fiscal Quarter and the related statements of income for such portion of the Fiscal Year then elapsed for Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries (provided, that for the purposes of this clause (B) only, in the case of each Fiscal Quarter that corresponds with the end of a Fiscal Year, such delivery shall be made within 90 days after the end of such Fiscal Quarter), (ii) and in any event within 30 days after the end of each Fiscal Month, unaudited consolidated balance sheets as of the end of such Fiscal Month and a related consolidated profit and loss statement and cash flow statement (which cash flow statement need not be prepared in accordance with GAAP but instead may be prepared in a manner substantially similar to the cash flow statement presented to the Collateral Agent with respect to the Fiscal Month ending on July 30, 2011) for such Fiscal Month and for the portion of the Fiscal Year then elapsed, for Parent and its Subsidiaries (excluding discontinued operations), setting forth in comparative form corresponding figures for the preceding Fiscal Year and (iii) and in any event within 45 days after the end of each Fiscal Quarter (but within 90 days after the last Fiscal Quarter in a Fiscal Year) a report setting forth a copy of Parent’s Management Discussion and Analysis for such Fiscal Quarter, and, in each case of clauses (i), (ii) and (iii), certified by either the Chief Financial Officer, Vice President, Finance or Controller of the Borrower Representative as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter or Fiscal Month, as applicable, and period, subject to normal year end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b)(i) above, or more frequently if requested by Collateral Agent while a Default or Event of Default exists, a Compliance Certificate executed by the Chief Financial Officer, Vice President, Finance or Controller of the Borrower Representative;

(d) to the extent available and upon Lenders’ request, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e) not later than 30 days after the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations and cash flow for the next Fiscal Year, quarter by quarter, in form and substance reasonably satisfactory to the Collateral Agent, which projections shall be prepared on a reasonable basis and in good faith, and based on assumptions believed by the Borrowers to be reasonable at the time made based on the circumstances known at such time; it being recognized by the Lenders that any projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material;

(f) promptly after the sending or filing thereof, copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; provided, that each statement or report required to be delivered pursuant to this clause (f) shall be deemed to have been delivered on the date on which the Borrower Representative posts such document on the Borrower Representative’s website on the Internet at the website address www.kellwood.com, or when such document is posted on the Securities and Exchange Commission’s website at www.sec.gov (the “SEC Website”) or on an Internet website established by the Lenders with Intralinks, Inc. or other similarly available electronic media (each of the foregoing an “Informational Website”); provided, further, that (i) the Borrower Representative shall deliver paper copies of all such documents to any Lender that requests the Borrower Representative to deliver such paper copies (without impairment of the effectiveness of any document previously delivered in electronic media form) until a request to cease delivering paper copies is given by such Lender and (ii) each Lender shall be notified by electronic mail of the applicable Informational Website and of the posting of each such document; it being understood and agreed that (x) Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in this clause (f), and in any event shall have no responsibility to monitor compliance by the Borrower Representative with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents; and (y) Borrowers shall be responsible for (other than with respect to the SEC Website) and shall incur all risks associated with (including with respect to the SEC Website) the security and confidentiality of the Informational Websites and its information posted thereon;

(g) concurrently with delivery thereof to the Revolving Credit Agent (but only to the extent not duplicative of items required hereunder), delivery of the notices, certificates, reports and other information required by Sections 8.1, 8.2, and 8.3 of the Revolver Agreement; and

(h) such other reports and information (financial or otherwise) as any Lender may reasonably request from time to time in connection with any Collateral or any Obligor’s financial condition or business.

9.1.3 Notices. Notify the Lenders in writing, promptly (but in any event within 5 Business Days) after an Obligor obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if it is reasonably likely that an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any adverse judgment not covered by insurance in an amount exceeding $5,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, which could reasonably be expected to have a Material Adverse Effect; (i) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (j) any opening of a new office or place of business where Collateral is located, within 30 days after such opening.

9.1.4 Landlord and Storage Agreements. Upon request, provide the Lenders with copies of all existing agreements, and promptly after execution thereof provide the Lenders with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral having a book value in excess of $1,000,000 in the aggregate at any time.

9.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Domestic Subsidiary, it shall act promptly and diligently to investigate and report to the Lenders and, to the extent required by Applicable Law, all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

9.1.6 Taxes. Pay and discharge all Taxes (other than de minimis Taxes) prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

9.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers reasonably satisfactory to the Required Lenders or other insurers rated A+ or better by Best Rating Guide, (a) with respect to the Properties and business of the Obligors of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, and (b) business interruption insurance with deductibles and subject to an Insurance Assignment in favor of the Collateral Agent reasonably satisfactory to the Required Lenders. All certificates of insurance are to be delivered to the Collateral Agent, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Obligor or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, but subject to the Intercreditor Agreement, the Collateral Agent shall have the sole right, in the name of the Lenders, any Obligor and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

9.1.8 Licenses. Keep each License affecting any material portion of the Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors in full force and effect subject to non-renewal or termination by the applicable Obligor in the Ordinary Course of Business, or otherwise in its reasonable judgment; notify Lenders of any proposed modification to any such License increasing the Royalties payable thereunder, or entry into any new License, in each case at least 30 days after the effective date of such License or modification; pay all Royalties when due; and notify Lenders of any material default or breach asserted by any Person to have occurred under any License.

9.1.9 Future Subsidiaries. Promptly notify the Lenders upon any Person becoming a Domestic Subsidiary and cause it to execute and deliver to Lenders a Joinder Agreement and to take such other actions as Collateral Agent shall require to evidence and perfect a Lien in favor of Collateral Agent (for the benefit of Lenders) on the Collateral in which such Person has an interest, including delivery of such legal opinions, in form and substance reasonably satisfactory to the Required Lenders, as they shall deem appropriate, provided, that prior to any Person becoming a Borrower hereunder, Borrower Representative shall provide at least 5 days written notice to Collateral Agent.

9.1.10 Additional Guarantors. In the event that any Person becomes party to the Revolver Guaranty and such Person is not a Borrower hereunder, Borrower Representative shall immediately notify each Lender thereof and cause such Person to execute and deliver to the Lenders a Joinder Agreement and to take such other actions as Collateral Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on the Collateral in which such Person has an interest, including delivery of such legal opinions, in form and substance satisfactory to Collateral Agent, as it shall deem appropriate.

9.1.11 Preservation of Existence, Etc. Maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except as permitted by Section 9.2.9 or except to the extent failure to be so qualified or in good standing could not reasonably be likely to have a Material Adverse Effect.

9.1.12 Keeping of Records and Books of Account. Keep accurate records and books of account, with entries made to permit the preparation of financial statements in accordance with GAAP.

9.1.13 Maintenance of Properties. Etc. . Maintain and preserve all of its properties which are necessary for the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation losses excepted.

9.1.14 Obtaining of Permits, Etc. Obtain, maintain and preserve and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except to the extent failure to do so could not reasonably be likely to have a Material Adverse Effect.

9.1.15 Further Assurances. Take such action and execute, acknowledge and deliver at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected first priority Liens any of the Collateral, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Obligor (i) authorizes the Collateral Agent to execute any such agreements, instruments or other documents in such Obligor’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Collateral Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Obligor, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Obligor prior to the date hereof, in each case to the extent such filings are necessary or desirable in order to perfect or maintain the perfection of the Collateral Agent’s security interest in the Collateral.

9.1.16 Post-Closing Covenants

(a) On or before the date that is 30 days after the Closing Date (or such later date as the Collateral Agent may consent to in its discretion), deliver to the Collateral Agent copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents, together with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(b) On or before the date that is 30 days after the Closing Date (or such later date as the Collateral Agent may consent to in its discretion), use commercially reasonable efforts to obtain Lien Waivers, each in form and substance reasonably satisfactory to the Collateral Agent, as it may request, in respect of (a) the following locations: (i) 302 Hawthorne Drive, Glasgow, Missouri 65254, and (ii) 7101 NW 32nd Avenue, Miami, Florida and 1898 Marigold Street, Redlands, California, and (b) the imported goods that Barthco Int’l Inc. has been engaged by the Borrowers to facilitate the import of;

(c) On or before the date that is 30 days after the Closing Date, use commercially reasonable efforts to provide the Collateral Agent with: (a) all documents necessary to effect and reflect the release of the Lien in favor of Wells Fargo Bank, National Association (granted by Levi Strauss & Co.), recorded at the United States Patent and Trademark Office on November 5, 1985 at Reel 0509, Frame 218; (b) all documents necessary to effect and reflect the release of the Lien in favor of Bankers Trust Company (granted by Koret of California, Inc.), recorded at the United States Patent and Trademark Office on December 18, 1986 at Reel 0547, Frame 322; and (c) all documents necessary to effect and reflect the release of the Lien in favor of BNY Financial Corp. (granted by Koret of California, Inc.), recorded at the United States Patent and Trademark Office on July 9,1992 at Reel 0883, Frame 616; and

(d) On or before the date that is 10 days after the Closing Date (or such later date as the Collateral Agent may consent to in its discretion), deliver to the Collateral Agent fully-executed account control agreements for each Deposit Account (as defined in the Revolver Agreement) of the Borrowers at Bank of America, N.A. and JPMorgan Chase Bank, N.A, which shall be subject to the “control” of the Revolving Credit Agent and, upon termination of the Revolver Agreement, the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent.

9.2 Negative Covenants. For so long as any Loans or Obligations are outstanding, each Obligor shall not, and shall cause each Domestic Subsidiary not to:

9.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Debt (other than the Obligations, Subordinated Debt, Permitted Purchase Money Debt, the 2009 Debentures, the Revolver Debt and the Sun Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans and which is listed on Schedule 9.2.1;

(e) Permitted Contingent Obligations, provided no Obligor or any Domestic Subsidiary thereof shall incur any Contingent Obligations in respect of the obligations of any Foreign Subsidiary;

(f) Refinancing Debt as long as each Refinancing Condition is satisfied in respect of such Refinancing Debt at the time such Refinancing Debt is incurred;

(g) the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(h) unsecured intercompany Debt for loans and advances made by any Borrower or wholly owned Subsidiary to (i) a Borrower, (ii) any other Obligor or (iii) if such wholly owned Subsidiary making such loan or advance is not an Obligor, any other wholly owned Subsidiary, provided that such intercompany Debt of any Obligor is subordinated pursuant to Section 13.16;

(i) financing of insurance premiums;

(j) unsecured Debt in an amount not to exceed $5,000,000 at any time outstanding;

(k) other unsecured Debt of any Domestic Subsidiary which is not an Obligor, provided that, in connection with such Debt, no Obligor has incurred a Contingent Obligation or any direct or contingent liability with respect thereto unless such Contingent Obligation is unsecured and is expressly permitted hereunder;

(1) other Debt of any Obligor incurred or assumed in connection with a Permitted Acquisition that is created, incurred or guaranteed after the Closing Date so long as, in each case, (i) Availability after giving pro forma effect thereto exceeds $12,500,000, and (ii) Borrowers’ accounts payable are not being extended in a manner inconsistent with past business practices;

(m) (i) the 2009 Debentures, as long as such Debt is subject to the 2009 Debenture Intercreditor Agreement; provided that, the principal amount of the Debt owing under the 2009 Debentures shall not exceed at any time an amount equal to the principal amount outstanding under the 2009 Debentures as of the date of the consummation of the Exchange Offer, plus any interest thereon that is paid-in-kind in accordance with the terms thereof and added to the outstanding principal thereof, (ii) the Revolver Debt not to exceed $160,000,000, as long as such Debt is subject to the Intercreditor Agreement and (iii) the Sun Debt, as long as such Debt is subject to the Sun Intercreditor Agreement; and

(n) Bank Product Debt (as defined in the Revolver Agreement).

Notwithstanding anything in this Section 9.2.1 to the contrary, Borrowers shall not incur any Debt that is not permitted to be incurred under the 2009 Indenture or the Indenture.

9.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Collateral Agent securing the Obligations;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA but including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Debt), statutory obligations (including in connection with workers’ compensation, unemployment insurance and other social security legislation (other than Liens for Taxes or imposed under ERISA)) and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Collateral Agent’s Liens;

(f) Liens securing judgments for the payment of money in an aggregate amount not in excess of $5,000,000 (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 10 consecutive days during which execution is not effectively stayed;

(g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i) existing Liens shown on Schedule 9.2.2 and any renewals or extensions thereof, provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby does not increase the maximum outstanding principal amount of such obligations;

(j) Liens on fixed assets acquired in connection with a Permitted Acquisition so long as such Liens were existing at the time of such Acquisition by a Borrower or Subsidiary and were not incurred, extended or renewed in contemplation of such Acquisition; provided that (i) the Lien shall attach solely to the property acquired, and (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets whether or not assumed by a Borrower or Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets;

(k) other Liens that are created upon any of its Property (other than Collateral) after the Closing Date, so long as the fair market value of such Property subject to such Liens does not exceed $5,000,000 at any time outstanding

(1) Liens on deposits and unearned insurance premiums securing Debt permitted under Section 9.2.l(i);

(m) (i) Liens on Collateral securing the Debt owing under the 2009 Debentures, as long as such Liens are subject to the 2009 Debenture Intercreditor Agreement and such Debt is permitted under Section 9.2.1(m)(i); (ii) Liens on Collateral securing the Revolver Debt, as long as such Debt is permitted under Section 9.2.1(m)(ii), and such Liens are subject to the Intercreditor Agreement; (iii) Liens on Collateral securing the Sun Debt, as long as such Debt is permitted under Section 9.2.1(m)(iii), and such Liens are subject to the Sun Intercreditor Agreement; and

(n) Liens on Collateral securing Bank Product Debt (as defined in the Revolver Agreement), as long as such Debt is permitted under Section 9.2.1(n), and such Liens are subject to the Intercreditor Agreement.

9.2.3 [Intentionally Omitted]

9.2.4 Distributions: Upstream Payments

(a) Declare or make any Distributions, except (i) Permitted Distributions and (ii) Upstream Payments; or

(b) Create or suffer to exist any encumbrance or restriction on the ability of a Domestic Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, the Revolver Loan Documents, the Sun Loan Documents, and under Applicable Law or restrictions in effect on the Closing Date as shown on Schedule 8.1.15.

9.2.5 Restricted Investments. Make any Restricted Investment.

9.2.6 Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition or a transfer of Property by a Subsidiary or Obligor to a Borrower.

9.2.7 Loans: Extensions of Credit. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in the relevant Obligor’s reasonable business judgment to prevent or limit loss; (e) intercompany loans permitted by Section 9.2.1(h); and (f) other loans or extensions of credit made in the ordinary course of business after the Closing Date as long as (i) Availability after giving effect to such loans or extensions of credit exceeds $12,500,000 and Borrowers’ accounts payable are not being extended in a manner inconsistent with past business practices, and (ii) they are permitted under the Revolver Agreement as in effect on the date hereof, in an aggregate amount not to exceed $5,000,000 at any time outstanding.

9.2.8 Restrictions on Payment of Certain Debt. Make (a) any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (i) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Responsible Officer of Borrower Representative shall certify to each Lender, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (ii) other Debt (other than the Obligations and Revolver Debt) prior to its due date under the agreements evidencing such Debt, except for any such prepayment with respect to the currently issued and outstanding notes under the Convertible Debentures, Indenture or 2009 Indenture to the extent such repayment involves (A) a repurchase of any currently issued and outstanding notes under the Indenture or 2009 Indenture in an amount not to exceed 80% of the par value thereof so long as either (x) the trailing 60 day average daily Availability, calculated after giving effect to such payment to repurchase the notes, exceeds $30,000,000 or (y) Parent and its Subsidiaries have maintained a Fixed Charge Coverage Ratio of at least 1.00:1.00 calculated at the end of the most recent Fiscal Month for the period of 12 consecutive Fiscal Months then ending and the trailing 60 day average daily Availability exceeds $25,000,000, in each case calculated after giving effect to such payment to repurchase the notes, or (B) a repayment of outstanding amounts under the Convertible Debentures in an aggregate amount not to exceed $300,000, or (b) any cash payments on or in respect of the Sun Debt if (i) any Event of Default has occurred and is continuing at the time of any such payment or would result after giving effect thereto, or (ii) Availability is less then $45,000,000, calculated after giving effect to such payment.

9.2.9 Fundamental Changes. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except:

(i) any Subsidiary may merge (x) with a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (y) with any one or more Subsidiaries, provided that when any wholly-owned Subsidiary or Guarantor is merging with another Subsidiary, the wholly-owned Subsidiary or Guarantor shall be the continuing or surviving Person, or (z) with any other Person in connection with any Permitted Acquisition, provided that the continuing or surviving Person shall be a wholly-owned Subsidiary and, if such Subsidiary was a Guarantor or a Borrower, also a Guarantor or a Borrower;

(ii) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to a Borrower or to another Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary or a Guarantor, then the purchaser must also be a wholly-owned Subsidiary or Guarantor, respectively; or

(iii) in connection with a Permitted Asset Disposition.

(b) Except following thirty (30) days prior written notice to each Lender, change its name or conduct business under any fictitious name; change its tax or other organizational identification number; or change its form or state of organization.

9.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Section 9.1.9 or Section 9.2.9 in connection with Permitted Acquisitions; or permit any existing Domestic Subsidiary to issue any additional Equity Interests except director’s qualifying shares and except for Permitted Investments and issuances by a wholly-owned Subsidiary in connection with any Permitted Acquisition.

9.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date except for any amendment, modification or other change that does not adversely affect any Lender or any duty to pay Obligations.

9.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Ultimate Parent and its Subsidiaries.

9.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

9.2.14 Restrictive Agreements. Become a party to or permit any Subsidiary to become a party to any Restrictive Agreement, except a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 8.1.15 and the Indenture, 2009 Indenture, 2009 Indenture Guaranty, Convertible Debentures, Revolver Debt and Sun Debt.

9.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

9.2.16 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

9.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 9.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 9.2.17; (f) transactions with Affiliates (other than those described in clause (g) below) in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to each Lender and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate, other than any purchase or prepayment with respect to any issued and outstanding notes under the Convertible Debentures, Indenture or 2009 Indenture owned by an Affiliate; (g) the accrual or payment of management fees and customary and reasonable fees for management consulting services to Sun Capital Partners Management V, LLC pursuant to Section 2 of the Management Services Agreement; provided that (i) no Event of Default has occurred and is continuing at the time of any such payment thereof or would result after giving effect thereto, and (ii) Availability after giving effect to such payment is greater than $25,000,000 (it being understood that any management fees which may not be paid pursuant to the foregoing conditions set forth in this proviso may accrue and be paid at such time as such conditions would be satisfied after giving effect to such payment); (h) payment of indemnities and reimbursements of reasonable out-of-pocket fees and expenses incurred by Sun Capital Partners Management V, LLC in connection with the performance of the services under the Management Services Agreement; and (i) the payment of dividends or other distributions to Ultimate Parent (whether made to Ultimate Parent directly or to any Person directly or indirectly owned by Ultimate Parent and ultimately remitted to Ultimate Parent) in an amount sufficient to permit Ultimate Parent to pay (A) franchise taxes and other fees required to maintain Ultimate Parent’s corporate existence, and (B) to pay consolidated or combined federal, state or local taxes, including estimated taxes, which payments in the aggregate by each Obligor and Domestic Subsidiary are not in excess of the aggregate tax liabilities that would have been payable by each Obligor and Domestic Subsidiary calculated on a stand-alone basis.

9.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date or assumed in connection with any Permitted Acquisition.

9.2.19 Amendments to the Indenture, the 2009 Indenture, the 2009 Indenture Guaranty, Convertible Debenture, the Convertible Debenture Agreement, the Revolver Agreement or Subordinated Debt.

(a) Amend, supplement or otherwise modify (i) the Indenture, the 2009 Indenture or the 2009 Indenture Guaranty or (ii) any Convertible Debenture or Convertible Debenture Agreement, in a manner that directly or indirectly accelerates the time of payment, increases the principal amount of or interest rate applicable to indebtedness issued or provides for more restrictive terms that adversely affect the Lenders;

(b) Amend, supplement or otherwise modify any other document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that adversely affects the Lenders; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof; or

(c) Amend, supplement or otherwise modify the Revolver Agreement in violation of the Intercreditor Agreement.

(d) Amend, supplement or otherwise modify the Sun Last Out Term A Loan Agreement or the Sun Last Out Term B/C/D Loan Agreement in violation of the Sun Intercreditor Agreement.

9.2.20 Immaterial Subsidiaries. Permit or suffer any Immaterial Subsidiary to (a) own or generate any Accounts (other than intercompany Accounts) or Inventory located in the United States of America or (ii) have revenues in any Fiscal Year in excess of $1,000,000, unless Borrower Representative causes such Immaterial Subsidiary to execute a Joinder Agreement and to take such other action as the Collateral Agent shall require to evidence and perfect a Lien in favor of the Collateral Agent (for the benefit of the Lenders) on the Collateral in which such Person has an interest, including delivery of such legal opinions, in form and substance reasonably satisfactory to Collateral Agent, as it shall deem appropriate.

9.2.21 Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.2.22 Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action that would cause any Obligor to become an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

9.2.23 Anti-Terrorism Laws. None of the Obligors nor any of their agents shall:

(a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,

(b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or

(c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the Patriot Act or any other Anti-Terrorism Law.

9.2.24 Financial Covenants.

(a) Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries as of the last day of any fiscal quarter ending nearest to the dates set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Leverage Ratio
January 31, 2012	3.27:1.00
April 30, 2012	3.01:1.00
July 31, 2012	3.62:1.00
October 31, 2012	4.25:1.00
January 31, 2013	3.35:1.00
April 30, 2013	3.22:1.00
July 31, 2013	3.65:1.00
October 31, 2013	3.54:1.00
January 31, 2014 and as of the last day of each fiscal quarter thereafter	2.85:1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends nearest to the date set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
January 31, 2012	1.00:1.00
April 30, 2012	1.00:1.00
July 31, 2012	1.00:1.00
October 31, 2012	1.00:1.00
January 31, 2013	1.00:1.00
April 30, 2013	1.00:1.00
July 31, 2013	1.10:1.00
October 31, 2013	1.10:1.00
January 31, 2014 and as of the last day of each fiscal quarter thereafter	1.10:1.00

9.2.25 2009 Debenture Intercreditor Agreement. Incur Debt after the Closing Date pursuant to Section 4.09(b)(1) of the 2009 Indenture and designate the holders of such Debt as additional holders of “Priority Obligations” (as defined in the 2009 Debenture Intercreditor Agreement).

Section 10. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

10.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of any Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) Any Obligor breaches or fail to perform any covenant contained in Section 9.1.1, 9.1.2, 9.1.3 (other than Section 9.1.3(j)), 9.1.7, 9.1.11 or 9.2, or Section 6 of the Security Agreement;

(d) Any Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 20 days after a Responsible Officer of such Obligor has knowledge thereof or a Responsible Officer of Borrower Representative receives notice thereof from any Lender, whichever is sooner; provided, however. that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) Any Guarantor repudiates, revokes or attempts to revoke its guaranty hereunder; any Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Collateral Agent (for the benefit of the Lenders); or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by the Required Lenders);

(f) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money remains outstanding for more than 30 days against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,000,000;

(i) Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting a portion of its business, which action could reasonably be expected to have a Material Adverse Effect; any Obligor suffers the loss, revocation or termination of one or more licenses, permits, leases or agreements, which loss, revocation or termination could reasonably be expected to have a Material Adverse Effect, except in connection with a Permitted Asset Disposition, there is a cessation of any part of an Obligor’s business for a period of time (other than in connection with a Permitted Asset Disposition), which cessation could reasonably be expected to have Material Adverse Effect; any Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs (other than in connection with a Permitted Asset Disposition); or any Obligor ceases to be Solvent;

(j) Any Insolvency Proceeding is commenced by any Obligor on its behalf;

(k) Any Insolvency Proceeding is commenced against any Obligor and (i) such Obligor consents to the institution of the proceeding against it, (ii) the petition commencing the proceeding is not timely controverted by such Obligor, (iii) such petition is not dismissed within 60 days after its filing, or (iv) an order for relief is entered in the proceeding;

(1) A trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor; or any Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally;

(m) A Reportable Event occurs that constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan; any Multiemployer Plan is terminated or any such trustee is requested or appointed; any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(n) Any Obligor or any of its Responsible Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Collateral;

(o) A Change of Control occurs; or

(p) The Obligations at any time fail to constitute “Additional Priority Permitted Debt” under and as defined in the 2009 Debenture Intercreditor Agreement.

10.2 Remedies upon Default. If an Event of Default described in Section 10.1(j) and/or Section 10.1(k) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Loans shall terminate, without any action by any Lender or notice of any kind. In addition, or if any other Event of Default exists, the Required Lenders may do any one or more of the following from time to time, subject to the terms of the Intercreditor Agreement:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law; and

(b) instruct the Collateral Agent to exercise any other rights or remedies afforded under the Loan Documents, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Collateral Agent at a place designated by Collateral Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Collateral Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Collateral Agent shall be reasonable. Collateral Agent shall have the right to conduct such sales on any Obligor’s owned (or, with the permission of the landlords with respect to such premises, leased) premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Collateral Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Collateral Agent may purchase any Collateral at public, or if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

10.3 License. Collateral Agent for the benefit of each Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Property of Obligors, including, without limitation, all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels and packaging materials, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral if and for so long as such non-exclusive license or other right to use, license or sub-license would not constitute or result in (a) the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein or (b) a breach or termination pursuant to the terms of, or a default under, any such non-exclusive license or other right to use, license or sublicense, provided however, that at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, such grant shall include immediately and automatically any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in clauses (a) or (b) above. Each Obligor’s rights and interests under Intellectual Property shall inure to Collateral Agent (for the benefit of the Lenders).

10.4 Setoff. Lenders and their Affiliates (other than an Obligor or any Subsidiary of an Obligor) are each authorized by Obligors at any time during an Event of Default, without notice to Obligors or any other Person, to set off and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities or other Debt at any time held or owing by any Lender or any such Affiliate (other than an Obligor or any Subsidiary of an Obligor) to or for the account of any Obligor against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guaranty or other security for the Obligations is adequate; it being understood and agreed, as between Lenders and their Affiliates (other than an Obligor or any Subsidiary of an Obligor), that all such deposits, funds or other moneys to be applied against any Obligations, subject to the Intercreditor Agreement.

10.5 Remedies Cumulative; No Waiver Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Obligors contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Lenders may have, whether under any agreement, by law, at equity or otherwise.

10.5.2 Waivers. The failure or delay of any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Obligors and executed by the Lenders or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 11. COLLATERAL AGENT

11.1 Appointment, Authority and Duties of Collateral Agent Appointment and Authority. Each Lender appoints and designates Cerberus as Collateral Agent hereunder. Collateral Agent has and may further, and each Lender authorizes Collateral Agent to, enter into all Loan Documents (including, without limitation, the 2009 Debenture Intercreditor Agreement, the Intercreditor Agreement and the Sun Intercreditor Agreement, any amendments thereto, and any and all other subordination and/or intercreditor agreements required under the terms of this Agreement) to which Collateral Agent is intended to be a party and accept all Loan Documents, for Collateral Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Collateral Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Collateral Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Collateral Agent shall have the sole and exclusive authority to (a) act as collateral agent for each Lender for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (b) manage, supervise or otherwise deal with Collateral; and (c) exercise all rights and remedies given to Collateral Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Collateral Agent shall be ministerial and administrative in nature, and Collateral Agent shall not have a fiduciary relationship with any Lender, participant or other Person, by reason of any Loan Documents or any transaction relating thereto.

11.1.2 Duties. Collateral Agent shall not have any duties except those expressly set forth herein and in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders in accordance with and pursuant to the terms of this Agreement and subject to the terms of the Intercreditor Agreement. The conferral upon Collateral Agent of any right under any Loan Document shall not imply a duty on Collateral Agent’s part to exercise such right unless instructed to do so by Required Lenders in accordance with this Agreement and subject to the terms of the Intercreditor Agreement, and the Collateral Agent shall not, without the prior written consent of the Required Lenders, exercise any right conferred upon Collateral Agent under the Intercreditor Agreement or the Sun Intercreditor Agreement.

11.1.3 Collateral Agent Professionals. Collateral Agent may perform its duties through agents and employees. Collateral Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Collateral Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

11.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Collateral Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Collateral Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 11.5 against all Claims that could be incurred by Collateral Agent in connection with any act. Collateral Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 13.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Collateral Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans. In no event shall Collateral Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Document or could subject any Agent Indemnitee to personal liability.

11.1.5 Collateral Agent Advances.

Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by Borrowers of the Loans and other Obligations or to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 3.4 and costs and expenses incurred by Collateral Agent in performing any covenant or agreement required to be performed by Borrowers which Borrowers have failed to perform. Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the applicable Borrower’s account. Collateral Agent shall notify each Lender and Borrower Representative in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 11.6, each Lender agrees that it shall make available to Collateral Agent, upon Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata share of each such Collateral Agent Advance. If such funds are not made available to Collateral Agent by such Lender, Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Collateral Agent at the Reference Rate.

11.2 Agreements Regarding Collateral and Field Examination Reports Lien Releases; Care of Collateral. Lenders authorize Collateral Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations, (b) that is the subject of an Asset Disposition which Borrower Representative certifies in writing to Collateral Agent is a Permitted Asset Disposition or a Lien which Borrower Representative certifies is a Permitted Lien entitled to priority over Collateral Agent’s Liens (and Collateral Agent may rely conclusively on any such certificate without further inquiry), (c) that is within the limitations set forth in Section 13.1.1(c)(iii), (d) with the written consent of all Lenders or (e) in accordance with the terms of the Intercreditor Agreement; provided further, upon request of Borrower Representative, Collateral Agent will provide Borrower Representative with a release of the Collateral Agent’s security interest in any assets or Collateral in conjunction with a Permitted Asset Disposition. Collateral Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected, insured or encumbered, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

11.2.2 Possession of Collateral. Collateral Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of the Lenders) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession. If any Lender obtains possession of any such Collateral, it shall notify Collateral Agent thereof and, promptly upon Collateral Agent’s request, deliver such Collateral to Collateral Agent or otherwise deal with such Collateral in accordance with Collateral Agent’s instructions.

11.2.3 Reports. Collateral Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of Collateral Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that Cerberus makes no any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Collateral Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors books and records as well as upon representations of Obligors officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Collateral Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.

11.3 Reliance By Collateral Agent. Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

11.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

11.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.4.1, as applicable, such Lender shall forthwith purchase from the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.4.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

11.6 Indemnification of Agent Indemnitees lndemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGOR (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING ALL REASONABLE FEES AND EXPENSES OF COUNSEL TO SUCH AGENT INDEMNITEES), ADVANCES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT INDEMNITEES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS CONSUMMATED PURSUANT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THE AGENT INDEMNITEES UNDER THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY TRANSACTIONS CONSUMMATED PURSUANT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, BY REASON OF COLLATERAL AGENT’S ENTERING INTO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT) other than liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the gross negligence or willful misconduct of Agent Indemnitees. If Collateral Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Collateral Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Collateral Agent by Lenders to the extent of each Lender’s Pro Rata share.

11.6.2 Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Collateral Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same other than damages resulting from the gross negligence or willful misconduct of Agent Indemnitees. In Collateral Agent’s discretion, Collateral Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders subject to the Intercreditor Agreement.

11.7 Limitation on Responsibilities of Collateral Agent. Collateral Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Collateral Agent’s gross negligence or willful misconduct. Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Collateral Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

11.8 Successor Agent and Co-Agents Resignation; Successor Collateral Agent. Collateral Agent may resign at any time by giving at least 30 days (or, upon payment in full of the Revolver Debt, 10 days) written notice thereof to Lenders and Borrower Representative. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Collateral Agent which shall be (provided no Default or Event of Default exists) reasonably acceptable to Borrower Representative. If no successor agent is appointed prior to the effective date of the resignation of Collateral Agent, then Collateral Agent may appoint a successor agent from among the Lenders. Immediately upon such appointment by Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Collateral Agent without further act, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 11.5 and 13.2. Notwithstanding any Collateral Agent’s resignation, the provisions of this Section 11 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Collateral Agent. Any successor by merger or acquisition of the stock or assets of Cerberus shall continue to be Collateral Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

11.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Collateral Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law,

Collateral Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Collateral Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Collateral Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Collateral Agent. Lenders shall execute and deliver such documents as Collateral Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Collateral Agent until appointment of a new agent.

11.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Collateral Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund the Loans hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Collateral Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Collateral Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making the Loans, and in taking or refraining from any action under any Loan Documents. Collateral Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Collateral Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Collateral Agent or any of Collateral Agent’s Affiliates.

11.10 No Third Party Beneficiaries. This Section 11 is an agreement solely among Lenders and Collateral Agent, and does not confer any rights or benefits upon Obligor or any other Person. As between Obligors and Collateral Agent, any action that Collateral Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.

11.11 Collateral Agent in its Individual Capacity. As a Lender, Cerberus shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Cerberus in its capacity as a Lender. Each of Cerberus and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, act as an agent under the Revolver Loan Documents, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Cerberus were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the Lenders. In their individual capacity, Cerberus and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Cerberus and its Affiliates shall be under no obligation to provide such information to Lenders.

Section 12. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

12.1 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of Obligors, Collateral Agent and Lenders and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents, and (b) any assignment by a Lender must be made in compliance with Section 12.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

12.2 Participations.

12.2.1 Participations

Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the Other Agreements (including, all or any portion of the Loans made by it); provided, that (a) such Lender’s obligations under this Agreement (including without limitation, its Commitment hereunder) and the Other Agreements shall remain unchanged; (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the Other Agreements; and (c) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (i) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (ii) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement (other than by virtue of removal of the Default Rate), or (iii) actions directly effecting a release of all or a substantial portion of the Collateral or Borrowers (except as set forth in Section 11.2.1 of this Agreement or any Other Agreement). Borrowers agree that each participant shall be entitled to the benefits of Section 5.6 of this Agreement with respect to its participation in any portion of the Commitment and the Loans as if it was a Lender, except that a participant that. would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.6 unless Borrowers agree otherwise in writing; provided that (i) any participant shall not be entitled to any greater benefit thereunder than the Lender (or assignee) selling such participant its participation would have been entitled to in the absence of such participation, except to the extent the entitlement to such greater benefit arose as a result of a change in law, regulations, treaties, or any official interpretations thereof, after such participant acquired its participation and (ii) any participant complies with and is subject to Section 5.6 as if it were a Lender.

12.2.2 Register

In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register acting for this purpose as a non-fiduciary agent of Borrower on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Any such Participant Register shall be available for inspection by Borrowers, Collateral Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

12.3 Assignments This Agreement and the Other Agreements shall be binding upon and inure to the benefit of Borrowers, Collateral Agent, each Lender, all future permitted holders of the Obligations and their respective permitted successors and assigns; provided, however, that no Borrower may assign or transfer any of its rights hereunder or under the Loan Documents without the prior written consent of Collateral Agent and each Lender and any such assignment without Collateral Agent’s and Lenders’ prior written consent shall be null and void.

(b) Each Lender may with the written consent of Collateral Agent (not to be unreasonably withheld), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or any portion of the Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s portion of the Loans) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $2,500,000 or a multiple of $500,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to Collateral Agent, for the benefit of Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required (y) in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or to a Related Fund of such Lender or (z) if Collateral Agent, in its sole discretion, waives payment of such fee) and (iii) no written consent of Collateral Agent shall be required (1) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the delivery thereof to Collateral Agent (or such shorter period as shall be agreed to by Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any Other Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, Guarantors or any of their Subsidiaries or the performance or observance by Borrowers or Guarantors of any of their obligations under this Agreement or any Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, Collateral Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Loan Documents; (v) such assignee appoints and authorizes Collateral Agent to take such action as agents on its behalf and to exercise such powers under this Agreement and the Loan Documents as are delegated to Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the Loan Documents are required to be performed by it as a Lender.

(d) Collateral Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loans (and stated interest thereon) (each, a “Registered Loan”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon receipt by Collateral Agent of an Assignment and Acceptance, and subject to any consent required from Collateral Agent pursuant to Section 12.3(b) (which consent of Collateral Agent must be evidenced by the Collateral Agent’s execution of an acceptance to such Assignment and Acceptance), Collateral Agent shall accept such assignment, record the information contained therein in the Register and provide to Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), Collateral Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 5.6(d).

12.4 Tax Treatment. If any interest in a Loan Document is transferred to a Transferee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.6.

Section 13. MISCELLANEOUS

13.1 Consents, Amendments and Waivers Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Collateral Agent, with the written consent of Required Lenders, and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Collateral Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Collateral Agent (including, without limitation, any provision in Section 11 hereunder);

(b) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the amount set forth on Schedule 1.1(A) or Schedule 1.1(B) regarding such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender;

(c) without the prior written consent of all Lenders, no modification shall be effective that would (i) extend the Termination Date; (ii) alter Section 5.4 or 13.1.1; (iii) except as currently contemplated by the Loan Documents (including, without limitation, in connection with a Permitted Asset Disposition) release Collateral with a book value greater than $10,000,000 during any calendar year; or (iv) except in connection with a Permitted Asset Disposition, release any Obligor from liability for any Obligations.

(d) With the written acknowledgment (without implying a requirement of consent) of Collateral Agent, Borrower Representative, and (if applicable) the signature of a Domestic Subsidiary becoming a Borrower, Joinder Agreements may be entered into and Schedules 8.1.4, 8.1.8, 8.1.11, 8.1.15, 8.1.18, and 8.1.20 may be modified.

13.1.2 Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Collateral Agent as among themselves. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

13.1.3 Payment for Consents. No Obligors will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

13.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

13.3 Notices and Communications Notice Address. All notices, requests and other communications by or to a party hereto shall be in writing, at the following address:

Kellwood Company

600 Kellwood Parkway

Chesterfield, MO 63017

Attention: Keith A. Grypp

Telephone: (314) 576-3425

Telecopier: (314) 576-3460

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Jocelyn A. Hirsch, Esq.

Telephone: (312) 862-3201

Telecopier: (312) 862-2200

if to the Collateral Agent, to it at the following address:

Cerberus Business Finance, LLC

299 Park Avenue, 22nd Floor

New York, New York 10171

Attention: Daniel E. Wolf

Telephone: (212) 891-2121

Telecopier: (212) 891-1541

in each case, with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eliot L. Relies, Esq.

Telephone: 212-756-2199

Telecopier: 212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 13.3.

Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address, or via Federal Express or other reputable overnight courier; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to any Lender pursuant to Section 2.1.4 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by the Borrower Representative shall be deemed received by all Obligors.

13.3.2 Electronic Communications: Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements and other information required by Section 9.1.2, administrative matters and distribution of Loan Documents for execution. Collateral Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

13.3.3 Non-Conforming Communications. Collateral Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

13.4 Performance of Borrowers’ Obligations. Collateral Agent or Lenders may, in its/their discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Collateral Agent or any Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Collateral Agent or any Lender under this Section shall be reimbursed to Collateral Agent and/or such Lender by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to the Loans. Any payment made or action taken by Collateral Agent or Lenders under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

13.5 Credit Inquiries. Each Obligor hereby authorizes Collateral Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary in connection with the establishment of credit lines and/or trade credit or any verification of any Obligor’s Accounts.

13.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

13.7 Cumulative Effect: Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

13.8 Counterparts; Facsimile Signatures. Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument. Loan Documents may be executed and delivered by facsimile, and they shall have the same force and effect as manually signed originals. Collateral Agent and each Lender may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.

13.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

13.10 Obligations of Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the Obligations of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for any Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Collateral Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Collateral Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor. Each Obligor acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Obligors, Collateral Agent and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of Collateral Agent or any Lender, and each Obligor, Collateral Agent and Lender expressly disclaims any fiduciary relationship.

13.11 Confidentiality. During the term of this Agreement and for 12 months thereafter, Lenders agree to take reasonable precautions to maintain the confidentiality of any information that Borrowers deliver to Lenders and identify as confidential at the time of delivery, except that Lenders may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over such Lender; (e) which ceases to be confidential, other than by an act or omission of any Lender, or which becomes available to any Lender on a nonconfidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any Transferee, as long as such Person agrees to be bound by the provisions of this Section; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; (j) to any investor or potential investor in a Related Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Related Fund, or to any manager, servicer or other Person in connection with its administration of any such Related Fund; or (k) with the consent of Borrower Representative. Notwithstanding the foregoing, Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

13.13 Consent to Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Collateral Agent or any Lender to bring proceedings against any Obligor in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by Collateral Agent or any Lender of any judgment or order obtained in any forum or jurisdiction.

13.14 Waivers by Obligors. To the fullest extent permitted by Applicable Law, Obligors waive (a) the right to trial by jury (which Collateral Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Collateral Agent on which Obligors may in any way be liable, and hereby ratifies anything Collateral Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Collateral Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Collateral Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Collateral Agent and Lenders entering into this Agreement and that Collateral Agent and Lenders are relying upon the foregoing in their dealings with Obligor. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

13.15 Patriot Act Notice. Collateral Agent and Lenders hereby notify Obligor that pursuant to the requirements of the Patriot Act, Collateral Agent and Lenders may be required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Collateral Agent and Lenders to identify it in accordance with the Patriot Act. Collateral Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligor’s management and owners, such as legal name, address, social security number and date of birth.

13.16 Subordination. Each Obligor covenants and agrees that the payment of all indebtedness, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Obligor), fees, charges, expenses, reasonable attorneys’ fees and any other sum, obligation or liability owing by any other Obligor to such Obligor, including any intercompany trade payables or royalty or licensing fees (collectively, the “Intercompany Obligations”), is subordinated, to the extent and in the manner provided in this Section 13.16, to the prior payment in full of all Obligations (herein, the “Senior Obligations”) and that the subordination is for the benefit of Lenders, and Lenders may enforce such provisions directly (it being understood that nothing in this Section 13.16 shall prohibit any payment on any Intercompany Obligations so long as no Default or Event of Default has occurred and is continuing).

(a) Each Obligor hereby (i) authorizes Lenders to demand specific performance of the terms of this Section 13.16 whether or not any other Obligor shall have complied with any of the provisions hereof applicable to it, at any time when such Obligor shall have failed to comply with any provisions of this Section 13.16 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(b) Upon any distribution of assets of any Obligor in any dissolution, winding-up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) and subject to the provisions of Section 13.16:

(i) Lenders shall first be entitled to receive payment in full in cash of the Senior Obligations before any Obligor is entitled to receive any payment on account of the Intercompany Obligations.

(ii) Any payment or distribution of assets of any Obligor of any kind or character, whether in cash, property or securities, to which any other Obligor would be entitled except for the provisions of Section 13.16, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to Lenders, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to Lenders.

(iii) In the event that notwithstanding the foregoing provisions of Section 13.16, any payment or distribution of assets of any Obligor of any kind or character, whether in cash, property or securities, shall be received by any other Obligor on account of the Intercompany Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to Lenders for application to the payment of the Senior Obligations until all of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to Lenders.

(c) No right of the Lenders or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Obligor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

13.17 Advertisement. Each Obligor hereby authorizes Lenders to publish the names of Borrowers and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Lenders elect to publish.

13.18 Intercreditor Agreement. Notwithstanding anything contained herein, the rights, remedies, duties and obligations of the Collateral Agent and the Lenders with respect to the Collateral are subject in all respects to the terms and conditions of the Intercreditor Agreement. Furthermore, without limitation of the sentence above, the rights of the Lenders and the duty and/or obligation of Collateral Agent to take any enforcement action with respect to the Collateral is subject in all respects to the terms and conditions of the Intercreditor Agreement. In the event there is a conflict between this Agreement and/or any other Loan Documents and the Intercreditor Agreement, the Intercreditor Agreement shall control and govern.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

KELLWOOD COMPANY

KELLWOOD FINANCIAL RESOURCES, INC.

(formerly known as Newkell, Inc.)

KWD HOLDINGS, INC.

PHAT FASHIONS LLC

PHAT LICENSING LLC

ZOBHA, LLC

MEOW INC.

BETH’S BOUTIQUE, LLC

AMERICAN RECREATION PRODUCTS, INC.

SIERRA DESIGNS ACQUISITION CORPORATION

ROYAL ROBBINS, INC.

By:	/s/ Adrian Kowalewski
Name:	Adrian Kowalewski
Title:	Treasurer

Financing Agreement

LENDERS:

ABLECO FINANCE LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: President

A5 FUNDING L.P.

By:	A5 Fund Management LLC,
its General Partner

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Vice President

CERBERUS LEVERED LOAN
OPPORTUNITIES FUND I, L.P.

By:	Cerberus Levered Opportunities GP, LLC,
its General Partner

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Managing Director

Financing Agreement

LENDERS:

COREPOINTE CAPITAL FINANCE LLC

By:	/s/ Timothy D. Fording
Name: Timothy D. Fording
Title: Managing Director

Financing Agreement

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC, as Collateral Agent

By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title:	President

Financing Agreement

SCHEDULE 1.1A

to

Term Loan Agreement

LENDER TERM A LOAN AMOUNTS

Lender	Term A Loan
A5 Funding L.P.	$12,685,661.82
Ableco Finance LLC	$18,390,090.35
Cerberus Levered Loan Opportunities Fund I, L.P.	$7,026,520.56
CorePointe Capital Finance LLC	$9,797,727.27
Total:	$47,900,000.00

SCHEDULE 1.1B

to

Term Loan Agreement

LENDER TERM B LOAN AMOUNTS

Lender	Term B Loan
A5 Funding L.P.	$1,880,338.18
Ableco Finance LLC	$2,725,879.78
Cerberus Levered Loan Opportunities Fund I, L.P.	$1,041,509.31
CorePointe Capital Finance LLC	$1,452,272.73
Total:	$7,100,000

SCHEDULE 8.6.1

Business Locations

[On file with the Company]

SCHEDULE 8.1.4

Names and Capital Structure

1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Obligor are as follows:

Name	Jurisdiction of Organization	Number and Class of Authorized Shares	Number and Class of Issued Shares
Kellwood Company	Delaware	3,000,000 shares: 2,900,000 $.001/share Common 100,000 $.001/share Preferred	1,000,000 Common shares to Kellwood Holding Corp. 81,000 Common shares subject to options granted to management

KWD Holdings, Inc.	Delaware	10,000 $.01/share Common	1,000 shares to Kellwood Company

Kellwood Financial Resources, Inc. (f/k/a Newkell, Inc.)	Delaware	1,000 $.01/share Common	1,000 shares to Kellwood Company

American Recreation Products, Inc.	Delaware	800,000 $.01/share Common 20,000 $1,000/share Preferred	99,000 Common shares to Kellwood Company

Sierra Designs Acquisition Corporation	Delaware	1,000 $.01/share Common	100 shares to American Recreation Products, Inc.

Royal Robbins, Inc.	California	1,068,760 $1.00/share Common	900,000 to Kellwood Company

Meow Inc.	New York	200 No Par Common	100 shares to Kellwood Company

Beth’s Boutique, LLC	New York	100% of membership interests to Kellwood Company

Name	Jurisdiction of Organization	Number and Class of Authorized Shares	Number and Class of Issued Shares
Phat Fashions LLC	New York	100% of membership interests to Kellwood Company

Phat Licensing LLC	New York	100% of membership interests issued to Phat Fashions LLC

Zobha, LLC	Delaware	100% of membership interests to Kellwood Company

2.	The record holders of Equity Interests of each Domestic Subsidiary are as follows:

Except for the authorized and issued shares of Kellwood Company, reference is hereby made to the table in Section 1 above.

3.	All agreements binding on holders of Equity Interests of Obligors and Domestic Subsidiaries with respect to such interests are as follows:

Securityholders’ Agreement dated June 30, 2010 by and among Kellwood Holding Corp., Minority Stockholders and Kellwood Company.

SCHEDULE 8.1.5

Corporate Names; Locations

Other Names

Each Obligor’s correct corporate name, as registered with the Secretary of State of its state of incorporation, is shown on Schedule 8.1.4.

In the five years preceding the Closing Date, no Obligor has been the surviving corporation of a merger or combination, except:

1.	On February 20, 2008, Cardinal Group Integrated, Inc., a Delaware corporation merged into Kellwood Company with Kellwood Company being the surviving corporation, resulting in Kellwood Company being a wholly-owned subsidiary of Kellwood Holding Corp. (f.k.a. Cardinal Integrated, LLC), a Delaware corporation, an affiliate of Sun Capital Partners, Inc.

2.	On December 5, 2006 a subsidiary of Kellwood Company, Newkell III, Inc., a Delaware corporation merged with Hollywould, Inc. and changed its name to Hollywould, Inc. On February 2, 2008 Hollywould, Inc. was dissolved and the business was consolidated into Kellwood Company.

3.	On July 7, 2006 a subsidiary of Kellwood Company, Newkell IV, Inc., acquired assets of CRL Group, LLC. Newkell IV, Inc., a Delaware corporation changed its name to Vince, Inc. and on February 2, 2008 Vince, Inc. was dissolved and the business was consolidated into Kellwood Company.

4.	On February 2, 2008 Briggs New York, Inc., a Delaware corporation was dissolved and all of its assets were transferred to Kellwood Company.

5.	On February 4, 2008 Koret of California, Inc. was dissolved and all of its assets were transferred to Kellwood Company.

6.	On January 29, 2011, RT Licensing, Inc., a New York corporation merged into Kellwood Company with Kellwood Company being the sole survivor company.

Entity	Fictitious, Trade or Other Name
Kellwood Company	See Schedule 8.1.11—Trademarks

American Recreation Products, Inc.	See Schedule 8.1.11—Trademarks

Royal Robbins, Inc.	See Schedule 8.1.11—Trademarks

Sierra Designs Acquisition Corporation	See Schedule 8.1.11—Trademarks

Phat Fashions LLC	See Schedule 8.1.11—Trademarks

In the five years preceding the Closing Date, no Obligor has acquired any substantial part of the assets of any Person, except:

1.	See transactions listed above in this Schedule 8.1.5.

2.	On July 3, 2007 Kellwood Company purchased stock of Royal Robbins, Inc.

3.	On July 13, 2007, Kellwood Company purchased all of the stock of Hanna Andersson Corporation through a merger of Hanna Andersson Corporation with a wholly-owned subsidiary of Kellwood Company, whereby Hanna Andersson Corporation was the surviving entity.

4.	On January 8, 2010, Kellwood Company acquired ISIS through American Recreation Products, Inc., a wholly-owned subsidiary of Kellwood Company.

5.	On August 25, 2010, Kellwood Company acquired substantially all of the assets of ADAMPLUSEVE, INC. through an Asset Purchase Agreement.

6.	On January 4, 2011, Kellwood Company acquired all the outstanding stock of Meow Inc., RT Licensing, Inc and Beth’s Boutique, LLC through an Equity Purchase Agreement. On January 29, 2011 Kellwood Company transferred its shares of Meow HK to Beth’s Boutique, LLC.

7.	On July 26, 2011, Kellwood Company acquired all the issued and outstanding limited liability company equity interests of Zobha, LLC and Zobha Limited. On August 19, 2011 Kellwood Company transferred ownership interest of Zobha Limited to Zobha, LLC.

SCHEDULE 8.1.8

Surety Obligations

None.

Schedule 8.1.11

Patents, Trademarks, Copyrights and Licenses

Obligors’ Domestic Patents:

Adjustable Length Sleeping Bag	American Recreation Products, Inc.	Issued	6,073,282	06/13/2000

Aisle Banner	American Recreation Products, Inc.	Issued	D600,755	9/22/2009

Beverage Bottle	American Recreation Products, Inc.	Issued	D 512,874	12/20/2005

Beverage Bottle	American Recreation Products, Inc.	Issued	D 529,338	09/13/2006

Carry Bag	American Recreation Products, Inc.	Issued	D 387,555	12/16/1997

Child Carrier	American Recreation Products, Inc.	Issued	5,609,279	03/11/1997

Child Carrier with Kickstand	American Recreation Products, Inc.	Issued	5,626,271	05/06/1997

Collapsible Stroller	American Recreation Products, Inc.	Issued	6,533,310	03/18/2003

Container for Semi-Fluid Materials	American Recreation Products, Inc.	Issued	D414,113	9/21/1999

Convertible Camping Stool and Table	American Recreation Products, Inc.	Issued	D 398,785	09/29/1998

Heated Sleeping Bag	American Recreation Products, Inc.	Published	[s/n 12/511,221]	[filed 7/29/2009]

Pack	American Recreation Products, Inc.	Issued	5,465,886	11/14/1995

Pentagon Tent	American Recreation Products, Inc.	Issued	D 465,004	10/29/2002

Pentagon Tent	American Recreation Products, Inc.	Issued	D 470,559	02/18/2003

Single Person Shelter	American Recreation Products, Inc.	Issued	D 396,086	07/14/1998

Sleeping Bag with Adjustable Foot Space	American Recreation Products, Inc.	Issued	6,175,976	01/23/2001

Sleeping Bag with Stretchable Panels	American Recreation Products, Inc.	Issued	6,931,680	08/23/2005

Sleeping Bag with Vented Footbox	American Recreation Products, Inc.	Issued	7,849,534	12/14/2010

Tent	American Recreation Products, Inc.	Issued	D 478,645	08/19/2003

Tent Assembly Having Multiple Configurations	American Recreation Products, Inc.	Issued	5,421,355	06/06/1995

Tent Having Truncated Corners	American Recreation Products, Inc.	Issued	D 403,041	12/22/1998

Tent Including Folding Directions	American Recreation Products, Inc.	Pending	[s/n 61/172,327]	[filed 4/24/2009]

Tent with Convertible Fly	American Recreation Products, Inc.	Pending	[s/n 12/957,815]	[filed 12/1/2010]

Tent with Fly Wing Locker	American Recreation Products, Inc.	Pending	[s/n 61/321,545]	[filed 4/7/2010]

Tent with Integral Folding and Packaging Features	American Recreation Products, Inc.	Pending	[s/n 61/332,304]	[filed 5/7/2010]

Tent with Ridge Pole	American Recreation Products, Inc.	Issued	D 534,614	12/13/2006

Tent with Self- Erecting Frames	American Recreation Products, Inc.	Issued	5,915,400	06/29/1999

Tent with Storage Receptacle	American Recreation Products, Inc.	Issued	6,450,186	09/17/2002

Tent with Storage Receptacle	American Recreation Products, Inc.	Issued	6,772,779	08/10/2004

Tent with Truss System	American Recreation Products, Inc.	Issued	6,866,055	03/15/2005

Tent with Two Ridge Poles	American Recreation Products, Inc.	Issued	D 562,930	02/6/2008

Sleeping Bag Device	Sierra Designs, Inc.	Issued	6,292,961	09/25/2001

Versatile Tent Door	Sierra Designs, Inc.	Issued	6,296,003	10/02/2001

Obligors’ Domestic Trademarks:

4 ON THE FLOOR	American Recreation Products, Inc.	Registered	3,515,286	10/14/2008	N/A

A ACADEMY BROADWAY (and Design)	American Recreation Products, Inc.	Renewed	1,768,454	5/4/1993	N/A

ACADEMY BROADWAY	American Recreation Products, Inc.	Renewed	1,778,706	6/29/1993	N/A

AGILE	American Recreation Products, Inc.	Pending	[85/311,005]	[filed 5/3/2011]	YES

ARP SAFETY PRODUCTS	American Recreation Products, Inc.	Renewed	1,882,992	3/7/1995	N/A

BLACK SHEEP	American Recreation Products, Inc.	Renewed	785,434	2/23/1965	N/A

BLACK SHEEP	American Recreation Products, Inc.	Renewed	1,302,411	10/30/1984	N/A

BLACK SHEEP	American Recreation Products, Inc.	Pending	[s/n 85/179,317]	[filed 11/17/2010]	YES

BLACK SHEEP	American Recreation Products, Inc.	Pending	[s/n 85/179,327]	[filed 11/17/2010]	YES

BLACK SHEEP (and Design)	American Recreation Products, Inc.	Renewed	1,661,770	10/22/1991	N/A

[Black Sheep Design]	American Recreation Products, Inc.	Registered	783,045	1/12/1965	N/A

COMFORTEC	American Recreation Products, Inc.	Registered	3,614,735	5/5/2009	N/A

DRYTHERM	American Recreation Products, Inc.	Registered	1,941,343	12/12/1995	N/A

EVEREST ELITE	American Recreation Products, Inc.	Renewed	1,289,067	8/7/1984	N/A

FREEPORT	American Recreation Products, Inc.	Registered	2,082,116	7/22/1997	N/A

FREYR	American Recreation Products, Inc.	Pending	[s/n 77/926,147]	[filed 2/2/2010]	YES

HILLARY	American Recreation Products, Inc.	Renewed	1,900,641	6/20/1995	N/A

H2DOWN	American Recreation Products, Inc.	Pending	[85/310,811]	[filed 5/3/2011]	YES

INSTA-BED	American Recreation Products, Inc.	Registered	3,259,010	73/2007	N/A

INSUL-THERM	American Recreation Products, Inc.	Pending	[s/n 85/241,347]	[filed 2/14/2011]	NO

ISIS	American Recreation Products, Inc.	Registered	3,692,629	10/6/2009	N/A

ISIS	American Recreation Products, Inc.	Registered	3,850,428	9/21/2010	N/A

ISIS (and Design)	American Recreation Products, Inc.	Registered	3,075,774	4/4/2006	N/A

JUBILEE	American Recreation Products, Inc.	Registered	3,945,746	4/12/2011	N/A

KELTY	American Recreation Products, Inc.	Renewed	1,059,258	2/15/1977	N/A

KELTY	American Recreation Products, Inc.	Renewed	1,063,542	4/12/1977	N/A

KELTY	American Recreation Products, Inc.	Renewed	1,294,302	9/11/1984	N/A

KELTY	American Recreation Products, Inc.	Registered	3,894,030	12/21/2010	N/A

KELTY	American Recreation Products, Inc.	Registered	3,904,440	1/11/2011	N/A

KELTY	American Recreation Products, Inc.	Registered	4,034,313	10/4/2011	N/A

KELTY (and Design)	American Recreation Products, Inc.	Registered	3,886,466	12/7/2010	N/A

KELTY (and Design)	American Recreation Products, Inc.	Registered	3,886,467	12/7/2010	N/A

KELTY (and Design)	American Recreation Products, Inc.	Registered	3,886,468	12/7/2010	N/A

KELTY (and Design)	American Recreation Products, Inc.	Registered	3,995,061	7/12/2011	N/A

KELTY (and Design)	American Recreation Products, Inc.	Registered	4,022,650	9/6/2011	N/A

KELTY K.I.D.S.	American Recreation Products, Inc.	Registered	2,045,780	3/18/1997	N/A

KELTY KIDS (and Design)	American Recreation Products, Inc.	Registered	3,890,335	12/14/2010	N/A

KELTY – THE ACTIVE FAMILY EXPERTS	American Recreation Products, Inc.	Pending	[s/n 77/966,218]	[filed 3/23/2010]	YES

KELTY – THE ACTIVE FAMILY EXPERTS	American Recreation Products, Inc.	Pending	[s/n 77/966,280]	[filed 3/23/2010]	YES

KELTY – THE ACTIVE FAMILY EXPERTS	American Recreation Products, Inc.	Pending	[s/n 77/966,401]	[filed 3/23/2010]	YES

MIJO	American Recreation Products, Inc.	Registered	3,945,763	4/12/2011	N/A

MINISTRY	American Recreation Products, Inc.	Registered	3,945,744	4/12/2011	N/A

MOUNTAIN TRAILS	American Recreation Products, Inc.	Renewed	1,612,072	9/4/1990	N/A

MOUNTAIN TRAILS	American Recreation Products, Inc.	Registered	3,957,647	5/10/2011	N/A

NASSAU	American Recreation Products, Inc.	Registered	2,082,115	7/22/1997	N/A

NO FLY ZONE	American Recreation Products, Inc.	Registered	3,444,912	6/10/2008	N/A

OMEGA II	American Recreation Products, Inc.	Pending	[s/n 85/241,374]	[filed 2/14/2011]	NO

PENTADOME	American Recreation Products, Inc.	Registered	3,002,197	9/27/2005	N/A

PROPHECY	American Recreation Products, Inc.	Pending	[s/n 77/926,213]	[filed 2/2/2010]	YES

QUIET COMFORT	American Recreation Products, Inc.	Pending	[s/n 85/318,305]	[filed 5/11/2011]	YES

READYREST	American Recreation Products, Inc.	Registered	3,211,341	2/20/2007	N/A

REVIVAL	American Recreation Products, Inc.	Pending	[s/n 77/926,282]	[filed 2/2/2010]	YES

RIDGEWAY	American Recreation Products, Inc.	Renewed	1,612,077	9/4/1990	N/A

RIDGEWAY	American Recreation Products, Inc.	Renewed	1,613,893	9/18/1990	N/A

RIDGEWAY	American Recreation Products, Inc.	Renewed	1,621,279	11/6/1990	N/A

RIDGEWAY BY KELLY	American Recreation Products, Inc.	Registered	1,990,915	8/6/1996	N/A

ROKK	American Recreation Products, Inc.	Registered	2,350,410	5/16/2000	N/A

ROKK	American Recreation Products, Inc.	Registered	4,022,710	9/6/2011	N/A

ROKK	American Recreation Products, Inc.	Registered	4,022,709	9/6/2011	N/A

SLUMBERJACK	American Recreation Products, Inc.	Renewed	1,291,069	8/21/1984	N/A

SLUMBERJACK	American Recreation Products, Inc.	Renewed	1,898,130	6/6/1995	N/A

SLUMBERJACK	American Recreation Products, Inc.	Pending	[s/n 85/241,670]	[filed 2/14/2011]	NO

SLUMBERLOFT	American Recreation Products, Inc.	Registered	4,026,079	9/13/2011	N/A

SLUMBERWICK	American Recreation Products, Inc.	Registered	4,026,073	9/13/2011	N/A

SMARTSHADE	American Recreation Products, Inc.	Registered	3,611,201	4/28/2009	N/A

SOLARON	American Recreation Products, Inc.	Registered	2,936,581	3/29/2005	N/A

SORCERY	American Recreation Products, Inc.	Pending	[s/n 77/926,262]	[filed 2/2/2010]	YES

SPORT SHOT	American Recreation Products, Inc.	Registered	3,758,644	3/9/2010	N/A

STOW-N-GO	American Recreation Products, Inc.	Registered	3,886,406	12/7/2010	N/A

STOW-N-GO	American Recreation Products, Inc.	Registered	3,994,932	7/12/2011	N/A

SUN STOPPER	American Recreation Products, Inc.	Registered	1,559,870	10/10/1989	N/A

[Swirl Start Design]	American Recreation Products, Inc.	Registered	3,527,386	1/8/2002	N/A

TAIL R MADE	American Recreation Products, Inc.	Registered	3,099,461	5/30/2006	N/A

THE CAMPING COMPANY	American Recreation Products, Inc.	Renewed	1,581,569	2/6/1990	N/A

TRAVAFIL	American Recreation Products, Inc.	Registered	1,963,244	3/19/1996	N/A

TRAVASAK	American Recreation Products, Inc.	Registered	1,373,848	12/3/1985	N/A

TRAVASAK SLEEP SYSTEM (and Design)	American Recreation Products, Inc.	Renewed	1,627,202	12/11/1990	N/A

U (and Design)	American Recreation Products, Inc.	Registered	3,837,464	8/24/2010	N/A

U (and Design)	American Recreation Products, Inc.	Registered	3,837,450	8/24/2010	N/A

U (and Design)	American Recreation Products, Inc.	Registered	3,837,452	8/24/2010	N/A

U (and Design)	American Recreation Products, Inc.	Registered	3,837,497	8/24/2010	N/A

ULLR	American Recreation Products, Inc.	Pending	[s/n 77/926,186]	[filed 2/2/2010]	YES

ULTIMATE DIRECTION	American Recreation Products, Inc.	Registered	3,837,442	8/24/2010	N/A

ULTIMATE DIRECTION	American Recreation Products, Inc.	Registered	3,837,440	8/24/2010	N/A

ULTIMATE DIRECTION	American Recreation Products, Inc.	Registered	3,859,595	10/12/2010	N/A

ULTIMATE DIRECTION (and Design)	American Recreation Products, Inc.	Registered	1,559,824	10/10/1989	N/A

UV ARMOR	American Recreation Products, Inc.	Registered	2,446,740	4/24/2001	N/A

VERSAFLY	American Recreation Products, Inc.	Pending	[s/n 85/145,346]	[filed 10/5/2010]	YES

WEATHER ARMOR	American Recreation Products, Inc.	Pending	[s/n 85/414,101]	[filed 9/2/2011]	NO

WE FIT WHO YOU ARE	American Recreation Products, Inc.	Registered	3,852,303	9/28/2010	N/A

WENZEL	American Recreation Products, Inc.	Renewed	1,010,087	5/6/1975	N/A

WENZEL	American Recreation Products, Inc.	Renewed	1,935,918	11/14/1995	N/A

YMIR	American Recreation Products, Inc.	Pending	[s/n 77/926,172]	[filed 2/2/2010]	YES

BILLY GOAT	Royal Robbins, Inc.	Renewed	1,931,700	10/31/1995	N/A

BLUEWATER SHORT	Royal Robbins, Inc.	Renewed	2,145,573	3/24/1998	N/A

GO EVERYWHERE	Royal Robbins, Inc.	Registered	2,350,360	5/16/2000	N/A

ROYAL ROBBINS	Royal Robbins, Inc.	Registered	2,428,613	2/13/2001	N/A

[Strider Design]	Royal Robbins, Inc.	Renewed	1,303,905	11/6/1984	N/A

[Walking Man Design]	Royal Robbins, Inc.	Registered	3,314,387	10/16/2007	N/A

60/40 PARKA	Sierra Designs Acquisition Corporation	Renewed	1,034,882	3/2/1976	N/A

CCT	Sierra Designs Acquisition Corporation	Pending	[s/n 85/413,896]	[filed 9/2/2011]	NO

CORE COMFORT TECHNOLOGY	Sierra Designs Acquisition Corporation	Pending	[s/n 85/365,866]	[filed 7/7/2011]	NO

DRIDOWN	Sierra Designs Acquisition Corporation	Pending	[s/n 85/433,221]	[filed 9/27/2011]	YES

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Renewed	1,086,407	2/28/1978	N/A

SINCE 1986 THE ORIGINAL 60/40 PARKA SIERRA DESIGNS (and Design)	Sierra Designs Acquisition Corporation	Renewed	1,083,585	1/24/1978	N/A

A+ (Stylized)	Kellwood Company	Registered	3,274,220	8/7/2007	N/A

A+DAM	Kellwood Company	Registered	3,117,128	7/18/2006	N/A

A+EVE	Kellwood Company	Registered	3,080,813	4/11/2006	N/A

ADAM (Stylized)	Kellwood Company	Registered	3,974,085	6/7/2011	N/A

ADAM (Stylized)	Kellwood Company	Registered	3,977,235	6/14/2011	N/A

ADAM (Stylized)	Kellwood Company	Registered	3,974,103	6/7/2011	N/A

ADAM (Stylized)	Kellwood Company	Registered	3,974,104	6/7/2011	N/A

ADAM ADAM LIPPES	Kellwood Company	Registered	3,894,166	12/21/2010	N/A

ADAM ADAM LIPPES	Kellwood Company	Pending	[s/n 77/740,172]	[filed 5/19/2009]	YES

ADAM ADAM LIPPES (Stylized)	Kellwood Company	Registered	3,990,923	7/5/2011	N/A

ADAM ADAM LIPPES (Stylized)	Kellwood Company	Pending	[s/n 77/557,808]	[filed 8/28/2008]	YES

BEAUTIFUL REBELLION	Kellwood Company	Pending	[85/267,376]	[filed 3/15/2011]	YES

BEAUTIFUL REBELLION	Kellwood Company	Pending	[85/267,385]	[filed 3/15/2011]	YES

BELIZA PETITES	Kellwood Company	Registered	3,013,979	11/8/2005	N/A

BELIZA WOMAN	Kellwood Company	Registered	2,916,374	1/4/2005	N/A

BICE	Kellwood Company	Renewed	1,807,628	11/30/1993	N/A

BLK DNM	Kellwood Company	Pending	[s/n 85/376,441]	[filed 7/20/2011]	NO

BLK DNM	Kellwood Company	Pending	[s/n 85/376,481]	[filed 7/20/2011]	YES

BLK DNM (Stylized)	Kellwood Company	Pending	[s/n 85/298,020]	[filed 4/18/2011]	NO

BLK DNM (Stylized)	Kellwood Company	Pending	[s/n 85/298.613]	[filed 4/19/2011]	YES

BLK DNM (Stylized)	Kellwood Company	Pending	[s/n 85/298.750]	[filed 4/19/2011]	YES

BLOCK ISLAND (and Design)	Kellwood Company	Registered	1,457,502	9/15/1987	N/A

BRIGGS NEW YORK	Kellwood Company	Registered	2,315,201	2/8/2000	N/A

BRIGGS NEW YORK PERFECT FIT WAISTBAND	Kellwood Company	Pending	[s/n 85/043,048]	[filed 5/19/2010]	YES

CABANA BY HOLLYWOULD	Kellwood Company	Pending	[s/n 78/801,438]	[filed 1/27/2006]	NO

CARI DAVIS	Kellwood Company	Pending	[s/n 85/329,775]	[filed 5/25/2011]	YES

CENE	Kellwood Company	Pending	[s/n 77/781,024]	[filed 7/14/2009]	YES

CHAYA	Kellwood Company	Pending	[s/n 85/024,515]	[filed 4/27/2010]	YES

CHIME	Kellwood Company	Registered	3,702,523	10/27/2009	N/A

CHIME	Kellwood Company	Pending	[s/n 85/343,172]	[filed 6/10/2011]	YES

CHIME	Kellwood Company	Pending	[s/n 85/343,183]	[filed 6/10/2011]	YES

CHORD	Kellwood Company	Pending	[s/n 85/286,975]	[filed 4/5/2011]	YES

CHORD	Kellwood Company	Pending	[s/n 85/287,016]	[filed 4/5/2011]	YES

CITY BLUES	Kellwood Company	Registered	1,124,533	8/28/1979	N/A

CITYWEAR	Kellwood Company	Renewed	1,871,395	1/3/1995	N/A

COMPONENTS	Kellwood Company	Renewed	1,674,295	2/4/1992	N/A

COMPONIX	Kellwood Company	Registered	4,016,078	8/23/2011	N/A

CRICKET LANE	Kellwood Company	Registered	1,441,281	6/2/1987	N/A

CROWNTUFT	Kellwood Company	Renewed	1,839,480	6/14/1994	N/A

DAVID DART	Kellwood Company	Registered	1,433,987	3/24/1987	N/A

DAVID DART COLLECTIONS	Kellwood Company	Registered	1,991,895	8/6/1996	N/A

DAVID DART SPORT	Kellwood Company	Registered	1,991,896	8/6/1996	N/A

DEMOCRACY	Kellwood Company	Pending	[s/n 77/808,873]	[filed 8/20/2009]	NO

DEMOCRACY DECLARATION OF JEAN DEPENDENCE	Kellwood Company	Registered	3,946,062	4/12/2011	N/A

DEMOCRACY THE FREEDOM JEANERATION	Kellwood Company	Registered	3,946,063	4/12/2011	N/A

EASE SPORT	Kellwood Company	Renewed	1,675,206	2/11/1992	N/A

EASE SPORT	Kellwood Company	Renewed	1,696,978	6/23/1992	N/A

EC4U	Kellwood Company	Renewed	1,812,228	12/21/1993	N/A

ENCHANTE SPORT	Kellwood Company	Renewed	1,676,871	2/25/1992	N/A

FITS YOU. FITS YOUR LIFESTYLE.	Kellwood Company	Registered	3,788,790	5/11/2010	N/A

FLATTER FIT	Kellwood Company	Registered	1,679,478	3/17/1992	N/A

FLATTER STRETCH	Kellwood Company	Registered	1,758,446	3/16/1993	N/A

FRANCISCA	Kellwood Company	Registered	1,499,692	8/9/1988	N/A

FREEDOM TO CHANGE	Kellwood Company	Pending	[s/n 85/256,622]	[filed 3/3/2011]	YES

FRITZI CALIFORNIA (and Design)	Kellwood Company	Renewed	1,775,315	6/8/1993	N/A

HERBCRAFT (Stylized)	Kellwood Company	Renewed	1,646,911	6/4/1991	N/A

HIP SOLUTION	Kellwood Company	Pending	[s/n 85/223,200]	[filed 1/21/2011]	YES

HOLLYWOULD	Kellwood Company	Registered	2,502,297	10/30/2001	N/A

HOLLYWOULD	Kellwood Company	Pending	[s/n 77/948,515]	[filed 3/2/2010]	YES

HOLLYWOULD (Stylized)	Kellwood Company	Registered	3,078,229	4/11/2006	N/A

HOLLYWOULD CABANA	Kellwood Company	Pending	[s/n 78/801,440]	[filed 1/27/2006]	YES

INDEX	Kellwood Company	Registered	3,108,223	6/20/2006	N/A

IT’S HARD TO LOOK SEXY WHEN YOUR FEET HURT	Kellwood Company	Registered	3,274,268	8/7/2007	N/A

IVY WEAR	Kellwood Company	Renewed	1,775,319	6/8/1993	N/A

JAX	Kellwood Company	Registered	1,813,819	12/28/1993	N/A

JOLT	Kellwood Company	Registered	3,229,037	4/17/2007	N/A

JOLT	Kellwood Company	Pending	[s/n 85/030,617]	[filed 5/5/2010]	YES

JOLT	Kellwood Company	Pending	[s/n 85/050,418]	[filed 5/28/2010]	YES

JOLT	Kellwood Company	Pending	[s/n 85/050,526]	[filed 5/28/2010]	YES

JOLT	Kellwood Company	Pending	[s/n 85/050,646]	[filed 5/28/2010]	YES

JOLT	Kellwood Company	Pending	[s/n 85/050,660]	[filed 5/28/2010]	YES

JOLT	Kellwood Company	Pending	[s/n 85/222,977]	[filed 1/21/2011]	YES

JUST MY FIT	Kellwood Company	Pending	[s/n 85/257,144]	[filed 3/3/2011]	YES

K (and Design)	Kellwood Company	Registered	3,363,664	1/1/2008	N/A

KISSABLE	Kellwood Company	Pending	[s/n 77/866,127]	[filed 11/5/2009]	YES

KISS TO KISS	Kellwood Company	Pending	[s/n 77/863,377]	[filed 11/2/2009]	YES

KISS TO KISS XX	Kellwood Company	Pending	[s/n 77/863,381]	[filed 11/2/2009]	YES

K KORET(and Design)	Kellwood Company	Registered	3,321,642	10/23/2007	N/A

K KORET(and Design)	Kellwood Company	Registered	3,332,623	11/6/2007	N/A

KORAPEL	Kellwood Company	Registered	1,968,641	4/16/1996	N/A

KORATRON	Kellwood Company	Registered	3,271,307	7/31/2007	N/A

K WEAR BY KORET	Kellwood Company	Registered	2,366,995	7/11/2000	N/A

KORET	Kellwood Company	Registered	2,570,640	5/21/2002	N/A

KORET (Stylized)	Kellwood Company	Renewed	1,127,554	12/11/1979	N/A

KORET CITY BLUES	Kellwood Company	Renewed	1,079,447	12/13/1977	N/A

[Koret Pants Trade Design]	Kellwood Company	Registered	1,956,615	2/13/1996	N/A

KORET SOLOS	Kellwood Company	Registered	2,825,465	2/8/2005	N/A

KORET SPORT	Kellwood Company	Registered	3,357,043	12/18/2007	N/A

KORETCOMPANY.COM	Kellwood Company	Registered	3,705,898	11/3/2009	N/A

KURT THOMAS	Kellwood Company	Registered	3,995,293	7/12/2011	N/A

KURT THOMAS	Kellwood Company	Pending	[s/n 85/332,272]	[filed 5/27/2011]	YES

LAMB & FLAG	Kellwood Company	Pending	[s/n 85/214,193]	[filed 1/10/2011]	YES

LAMB & FLAG	Kellwood Company	Pending	[s/n 85/214,355]	[filed 1/10/2011]	YES

LAMB & FLAG	Kellwood Company	Pending	[s/n 85/214,368]	[filed 1/10/2011]	YES

LAMB & FLAG	Kellwood Company	Pending	[s/n 85/214,379]	[filed 1/10/2011]	YES

LAMB & FLAG	Kellwood Company	Pending	[s/n 85/214,419]	[filed 1/10/2011]	YES

LAMB & FLAG	Kellwood Company	Pending	[s/n 85/214,430]	[filed 1/10/2011]	YES

LAMB CHOP	Kellwood Company	Pending	[s/n 85/374,940]	[filed 7/19/2011]	YES

LEGEND BLUE	Kellwood Company	Pending	[s/n 77/006,921]	[filed 9/25/2006]	YES

LEGEND DENIM	Kellwood Company	Pending	[s/n 77/006,928]	[filed 9/25/2006]	YES

LOVE ADAM	Kellwood Company	Pending	[s/n 85/150,827]	[filed 10/12/2010]	YES

LOVE ADAM	Kellwood Company	Pending	[s/n 85/150,897]	[filed 10/12/2010]	YES

LOVE ADAM	Kellwood Company	Pending	[s/n 85/150,940]	[filed 10/12/2010]	YES

LOVE ADAM	Kellwood Company	Pending	[s/n 85/150,961]	[filed 10/12/2010]	YES

LOVE ADAM	Kellwood Company	Pending	[s/n 85/152,460]	[filed 10/14/2010]	YES

LOVE ADAM (Stylized)	Kellwood Company	Pending	[s/n 85/151,346]	[filed 10/13/2010]	YES

LOVE ADAM (Stylized)	Kellwood Company	Pending	[s/n 85/151,400]	[filed 10/13/2010]	YES

LOVE ADAM (Stylized)	Kellwood Company	Pending	[s/n 85/151,595]	[filed 10/13/2010]	YES

LOVE ADAM (Stylized)	Kellwood Company	Pending	[s/n 85/151,618]	[filed 10/13/2010]	YES

LOVE ADAM (Stylized)	Kellwood Company	Pending	[s/n 85/152,471]	[filed 10/14/2010]	YES

LXF (Stylized)	Kellwood Company	Pending	[s/n 85/256,993]	[filed 3/3/2011]	YES

LXF (Stylized)	Kellwood Company	Pending	[s/n 85/257,016]	[filed 3/3/2011]	YES

[LXF X Back Pocket Design]	Kellwood Company	Pending	[s/n 85/350,322]	[filed 6/20/2011]	YES

MAGIC PANT	Kellwood Company	Registered	3,793,434	5/25/2010	N/A

MAXIMO	Kellwood Company	Published	[s/n 78/321,681]	[filed 10/31/2003]	YES

MELISSA HARPER	Kellwood Company	Pending	[s/n 85/334,383]	[filed 5/31/2011]	YES

MELROSE	Kellwood Company	Pending	[s/n 85/188,646]	[filed 12/1/2010]	YES

MELROSE	Kellwood Company	Registered	1,626,053	12/4/1990	N/A

MEMOIR	Kellwood Company	Pending	[s/n 77/422,730]	[filed 3/14/2008]	YES

MINIMIZE IT	Kellwood Company	Pending	[s/n 85/188,120]	[filed 12/1/2010]	YES

MY MICHELLE	Kellwood Company	Pending	[85/294,452]	[filed 4/13/2011]	NO

MY MICHELLE	Kellwood Company	Pending	[85/343,124]	[filed 6/10/2011]	YES

MY MICHELLE	Kellwood Company	Pending	[85/343,130]	[filed 6/10/2011]	YES

MY MICHELLE (Stylized)	Kellwood Company	Registered	1,442,190	6/9/1987	N/A

NAPA VALLEY	Kellwood Company	Registered	1,769,366	5/4/1993	N/A

NAPA VALLEY BLUES	Kellwood Company	Registered	3,173,885	11/21/2006	N/A

ONIX	Kellwood Company	Pending	[s/n 85/261,489]	[filed 3/8/2011]	YES

PANTOLOGY	Kellwood Company	Registered	2,853,619	6/15/2004	N/A

PERFECT FIT WAISTBAND	Kellwood Company	Pending	[85/289,836]	[filed 4/8/2011]	YES

PINK POODLE (and Design)	Kellwood Company	Registered	3,005,746	10/11/2005	N/A

REBECCA TAYLOR	Kellwood Company	Registered	2,759,230	9/2/2003	N/A

REBECCA TAYLOR	Kellwood Company	Registered	2,601,789	7/30/2002	N/A

REBECCA TAYLOR	Kellwood Company	Registered	2,847,668	6/1/2004	N/A

REBECCA TAYLOR	Kellwood Company	Registered	2,132,863	1/27/1998	N/A

REBECCA TAYLOR	Kellwood Company	Registered	2,646,292	11/5/2002	N/A

REBECCA TAYLOR	Kellwood Company	Registered	2,919,208	1/18/2005	N/A

REBECCA TAYLOR	Kellwood Company	Pending	85/419,074	9/9/2011	NO

REBECCA TAYLOR (and 2 Cats & Crown Design)	Kellwood Company	Registered	2,596,950	7/23/2002	N/A

REWIND	Kellwood Company	Registered	3,078,041	4/11/2006	N/A

REWIND	Kellwood Company	Registered	3,694,153	10/6/2009	N/A

REWIND	Kellwood Company	Pending	[s/n 85/051,396]	[filed 6/1/2010]	YES

REWIND	Kellwood Company	Pending	[s/n 85/051,409]	[filed 6/1/2010]	YES

REWIND	Kellwood Company	Pending	[s/n 85/051,726]	[filed 6/1/2010]	YES

REWIND	Kellwood Company	Pending	[s/n 85/111,983]	[filed 6/1/2010]	YES

R. L. RICHARD	Kellwood Company	Pending	[s/n 85/329,787]	[filed 5/25/2011]	YES

ROBERT SCOTT LTD.	Kellwood Company	Renewed	1,260,999	12/13/1983	N/A

SAG HARBOR	Kellwood Company	Renewed	1,224,369	1/18/1983	N/A

SAG HARBOR	Kellwood Company	Registered	3,974,464	6/7/2011	N/A

SAG HARBOR	Kellwood Company	Registered	3,974,467	6/7/2011	N/A

SAG HARBOR	Kellwood Company	Registered	3,974,502	6/7/2011	N/A

SAG HARBOR (and Design)	Kellwood Company	Registered	1,943,661	12/26/1995	N/A

SAG HARBOR PERFECT FIT WAISTBAND	Kellwood Company	Pending	[s/n 85/043,063]	[filed 5/19/2010]	YES

SAILMATES (and Design)	Kellwood Company	Renewed	1,684,501	4/281992	N/A

SANGRIA	Kellwood Company	Registered	3,813,125	7/6/2010	N/A

SEPARATE IMPRESSIONS	Kellwood Company	Renewed	1,149,006	3/24/1981	N/A

SEPARATE IMPRESSIONS BY KORET	Kellwood Company	Registered	2,134,688	2/3/1998	N/A

SEQUIN HEARTS	Kellwood Company	Registered	3,635,709	6/9/2009	N/A

SEQUIN HEARTS	Kellwood Company	Pending	[s/n 85/343,146]	[filed 6/10/2011]	YES

SEQUIN HEARTS	Kellwood Company	Pending	[s/n 85/343,156]	[filed 6/10/2011]	YES

SHOPKORET.COM	Kellwood Company	Registered	3,705,897	11/3/2009	N/A

SIX-2-SIX	Kellwood Company	Pending	[s/n 85/930,548]	[filed 8/5/2011]	YES

SKIRTOLOGY	Kellwood Company	Pending	[s/n 77/716,293]	[filed 4/17/2009]	YES

SOLOS KORET	Kellwood Company	Registered	2,042,095	3/4/1997	N/A

STRUCK	Kellwood Company	Pending	[s/n 77/863,359]	[filed 11/2/2009]	YES

STRUCK BY JOLT	Kellwood Company	Pending	[s/n 77/863,373]	[filed 11/2/2009]	YES

STRUCK BY STYLE	Kellwood Company	Registered	3,914,439	2/1/2011	N/A

STUDIO EASE	Kellwood Company	Renewed	1,755,484	3/2/1993	N/A

SUTTER PLACE	Kellwood Company	Registered	1,706,880	8/11/1992	N/A

SUTTER PLACE and Design)	Kellwood Company	Registered	1,694,517	6/16/1992	N/A

TAKARA	Kellwood Company	Registered	3,765,444	3/23/2010	N/A

TAKARA	Kellwood Company	Pending	[s/n 85/343,191]	[filed 6/10/2011]	YES

TAKARA	Kellwood Company	Pending	[s/n 85/343,201]	[filed 6/10/2011]	YES

TARA JONES	Kellwood Company	Pending	[s/n 85/329,800]	[filed 5/25/2011]	YES

THE CLOTHES I WEAR	Kellwood Company	Registered	3,974,503	6/7/2011	N/A

THE EASY-FIT WAISTBAND	Kellwood Company	Pending	[s/n 85/223,256]	[filed 1/21/2011]	YES

THE FITTING GUARANTEE	Kellwood Company	Registered	3,795,016	5/25/2010	N/A

THE FLEXI- FIT WAISTBAND	Kellwood Company	Registered	3,860,681	10/12/2010	N/A

THE KORET PERFECT FIT	Kellwood Company	Registered	2,176,499	7/28/1998	N/A

THE SLIMMING SOLUTION	Kellwood Company	Registered	3,613,889	4/28/2009	N/A

THIN ICE	Kellwood Company	Renewed	1,804,570	11/16/1993	N/A

VINCE	Kellwood Company	Registered	2,929,250	3/1/2005	N/A

VINCE	Kellwood Company	Pending	[s/n 77/309,712]	[filed 10/22/2007]	YES

VINCE	Kellwood Company	Registered	3,680,680	9/8/2009	N/A

VINCE	Kellwood Company	Pending	[s/n 77/506,226]	[filed 6/24/2008]	YES

VINCE	Kellwood Company	Pending	[s/n 85/164,464]	[filed 10/29/2010]	YES

VINCE	Kellwood Company	Pending	[s/n 85/164,483]	[filed 10/29/2010]	YES

VINCE	Kellwood Company	Registered	3,861,098	10/12/2010	N/A

VINCE. (Stylized)	Kellwood Company	Pending	[s/n 85/129,535]	[filed 9/14/2010]	YES

VINCE. (Stylized)	Kellwood Company	Pending	[s/n 85/129,527]	[filed 9/14/2010]	YES

VINCE. (Stylized)	Kellwood Company	Registered	3,954,984	5/3/2011	N/A

VINCE. (Stylized)	Kellwood Company	Registered	3,954,985	5/3/2011	N/A

VIOLETS & ROSES	Kellwood Company	Renewed	1,849,398	8/9/1994	N/A

WAIST SOLUTION	Kellwood Company	Registered	3,999,806	7/19/2011	N/A

WINGATE (Stylized)	Kellwood Company	Renewed	1,245,406	7/12/1983	N/A

WIT AND WISDOM	Kellwood Company	Pending	[s/n 85/178,142]	3/22/2011	YES

YOU BABES (and Design)	Kellwood Company	Renewed	1,790,493	8/31/1993	N/A

[Bull Design]	Phat Fashions LLC	Registered	2,272,180	8/24/1999	N/A

[Cat Design]	Phat Fashions LLC	Registered	3,735,330	1/5/2010	N/A

[Cat Design]	Phat Fashions LLC	Registered	3,759,361	3/9/2010	N/A

[Cat Design]	Phat Fashions LLC	Registered	3,624,700	5/19/2009	N/A

[Cat Design]	Phat Fashions LLC	Registered	3,233,844	4/24/2007	N/A

[Cat Design]	Phat Fashions LLC	Registered	3,240,184	5/8/2007	N/A

[Cat Design]	Phat Fashions LLC	Registered	3,087,925	5/2/2006	N/A

[Cat Design]	Phat Fashions LLC	Registered	2,440,358	4/3/2001	N/A

[Cat Design]	Phat Fashions LLC	Registered	2,538,563	2/12/2002	N/A

[Cat Design]	Phat Fashions LLC	Registered	3,037,296	1/3/2006	N/A

BABY PHAT	Phat Fashions LLC	Registered (Virginia)	2649	10/28/2002	N/A

BABY PHAT	Phat Fashions LLC	Registered	3,613,885	4/28/2009	N/A

BABY PHAT	Phat Fashions LLC	Registered	3,701,862	10/27/2009	N/A

BABY PHAT	Phat Fashions LLC	Pending (Allowed)	[s/n 76/477,035]	[filed 12/20/2002]	YES

BABY PHAT	Phat Fashions LLC	Pending (Allowed)	[s/n 77/646,849]	[filed 1/9/2009]	YES

BABY PHAT	Phat Fashions LLC	Registered	3,591,599	3/17/2009	N/A

BABY PHAT	Phat Fashions LLC	Registered	3,181,285	2/21/2006	N/A

BABY PHAT	Phat Fashions LLC	Registered	3,220,372	3/20/2007	N/A

BABY PHAT	Phat Fashions LLC	Registered	3,386,191	1/24/2006	N/A

BABY PHAT	Phat Fashions LLC	Registered	2,240,881	4/20/1999	N/A

BABY PHAT	Phat Fashions LLC	Registered	2,538,494	2/12/2002	N/A

BABY PHAT	Phat Fashions LLC	Registered	2,736,998	7/15/2003	N/A

BABY PHAT	Phat Fashions LLC	Registered	2,811,059	2/3/2004	N/A

BABY PHAT	Phat Fashions LLC	Registered	3,004,138	10/4/2005	N/A

BABY PHAT	Phat Fashions LLC	Registered	3,051,588	1/24/2006	N/A

BABY PHAT	Phat Fashions LLC	Registered	3,060,441	2/21/2006	N/A

BABY PHAT (Stylized)	Phat Fashions LLC	Registered	3,000,181	9/27/2005	N/A

BABY PHAT (Stylized)	Phat Fashions LLC	Registered	3,743,384	10/26/2009	N/A

BABY PHAT (Stylized)	Phat Fashions LLC	Registered	3,723,824	12/8/2009	N/A

BABY PHAT (Stylized)	Phat Fashions LLC	Registered	3,600,115	3/31/2009	N/A

BABY PHAT (Stylized)	Phat Fashions LLC	Registered	2,303,780	12/28/1999	N/A

BABY PHAT (Stylized)	Phat Fashions LLC	Registered	3,004,685	10/4/2005	N/A

BABY PHAT (and Cat Design)	Phat Fashions LLC	Registered (South Carolina)	SCO12501	6/28/2001	N/A

BABY PHAT (and Cat Design)	Phat Fashions LLC	Registered (Virginia)	2650	10/2812002	N/A

BABY PHAT (and Cat Design)	Phat Fashions LLC	Registered	3,759,401	3/9/2010	N/A

BABY PHAT (and Cat Design)	Phat Fashions LLC	Registered	3,735,329	1/5/2010	N/A

BABY PHAT (and Cat Design)	Phat Fashions LLC	Registered	3,723,825	12/8/2009	N/A

BABY PHAT (and Cat Design)	Phat Fashions LLC	Registered	3,551,930	12/23/2008	N/A

BABY PHAT (and Design)	Phat Fashions LLC	Registered	3,109,678	6/27/2006	N/A

BABY PHAT (and Design)	Phat Fashions LLC	Registered	2,429,559	2/20/2001	N/A

BABY PHAT (and Design)	Phat Fashions LLC	Registered	2,541,251	2/19/2002	N/A

BABY PHAT (and Design)	Phat Fashions LLC	Registered	2,881,224	917/2004	N/A

BABY PHAT (and Design)	Phat Fashions LLC	Registered	3,000,182	9/27/2005	N/A

BABY PHAT (and Design)	Phat Fashions LLC	Registered	3,006,170	10/11/2005	N/A

BABY PHAT GIRLZ	Phat Fashions LLC	Registered	3,149,054	9/26/2006	N/A

BABY PHAT GIRLZ	Phat Fashions LLC	Registered	2,557,269	4/2/2002	N/A

BABY PHAT GIRLZ	Phat Fashions LLC	Registered	2,867,090	7/27/2004	N/A

BABY PHAT GODDESS	Phat Fashions LLC	Registered	3,512,917	10/7/2008	N/A

BABY PHAT GODDESS (and Design)	Phat Fashions LLC	Registered	3,512,918	10/7/2008	N/A

BABY PHAT GOLDEN GODDESS	Phat Fashions LLC	Registered	3,366,942	1/8/2008	N/A

BABY PHAT GOLDEN GODDESS (and Design)	Phat Fashions LLC	Registered	3,374,112	1/22/2008	N/A

BABY PHAT SEDUCTIVE GODDESS	Phat Fashions LLC	Registered	3860529	10/12/2010	N/A

FROM THE RUNWAY TO THE PAVEMENT	Phat Fashions LLC	Pending	[s/n 85/377,034]	[filed 7/21/2011]	YES

FROM THE RUNWAY TO THE PAVEMENT	Phat Fashions LLC	Pending	[s/n 85/377,055]	[filed 7/21/2011]	YES

FROM THE RUNWAY TO THE PAVEMENT	Phat Fashions LLC	Pending	[s/n 85/377,068]	[filed 7/21/2011]	YES

P (and Flag Design)	Phat Fashions LLC	Registered (Virginia)	2658	11/6/2002	N/A

P (and Rag Design)	Phat Fashions LLC	Registered	3,759,363	3/9/2010	N/A

P (and Flag Design)	Phat Fashions LLC	Registered	2,487,976	9/11/2001	N/A

P (and Laurel Leaf Shield Design)	Phat Fashions LLC	Registered	3,690,698	9/29/2009	N/A

P (and Laurel Leaf Shield Design)	Phat Fashions LLC	Registered	3,438,436	5/27/2008	N/A

P (and Laurel Leaf Shield Design)	Phat Fashions LLC	Registered	3,451,492	6/17/2008	N/A

P (and Leaf Design)	Phat Fashions LLC	Registered	2,528,508	1/8/2002	N/A

P (and Leaf Design)	Phat Fashions LLC	Registered	2,610,656	8/20/2002	N/A

P (and Leaf Design)	Phat Fashions LLC	Registered	2,802,598	1/6/2004	N/A

P (and Leaf Design)	Phat Fashions LLC	Registered	3,018,211	11/22/2005	N/A

P (and Leaf Design -Outline)	Phat Fashions LLC	Registered (Virginia)	2656	10/28/2002	N/A

P (and Leaf Design -Outline)	Phat Fashions LLC	Registered	3,823,257	7/20/2010	N/A

P (and Leaf Design -Outline)	Phat Fashions LLC	Registered	3,759,362	3/9/2010	N/A

P (Leaf and Shield Design)	Phat Fashions LLC	Registered	3,812,223	6/29/2010	N/A

P (Leaf and Shield Design - Black)	Phat Fashions LLC	Registered	3,085,753	4/25/2006	N/A

P (Leaf and Shield Design – Black)	Phat Fashions LLC	Registered	3,018,212	11/22/2005	N/A

P (Leaf and Shield Design – Black)	Phat Fashions LLC	Registered	3,021,315	11/29/2005	N/A

P (Leaf and Shield Design – Black)	Phat Fashions LLC	Registered	2,600,979	7/30/2002	N/A

PHAT	Phat Fashions LLC	Registered	3,117,467	7/18/2006	N/A

PHAT	Phat Fashions LLC	Registered	2,372,748	8/1/2000	N/A

PHAT CLASSIC	Phat Fashions LLC	Registered	3,640,322	6/15/2009	N/A

PHAT FARM	Phat Fashions LLC	Registered (Virginia)	2651	10/28/2002	N/A

PHAT FARM	Phat Fashions LLC	Registered	3,730,098	12/22/2009	N/A

PHAT FARM	Phat Fashions LLC	Pending (Allowed)	[s/n 76/477,034]	[filed 12/20/2002]	YES

PHAT FARM	Phat Fashions LLC	Registered	3,861,131	10/12/2010	N/A

PHAT FARM	Phat Fashions LLC	Registered	3,256,767	6/26/2007	N/A

PHAT FARM	Phat Fashions LLC	Registered	3,181,284	12/5/2006	N/A

PHAT FARM	Phat Fashions LLC	Registered	3,220,371	3/20/2007	N/A

PHAT FARM	Phat Fashions LLC	Registered	1,809,325	12/7/1993	N/A

PHAT FARM	Phat Fashions LLC	Registered	2,415,455	12/26/2000	N/A

PHAT FARM	Phat Fashions LLC	Registered	2,847,288	6/1/2004	N/A

PHAT FARM	Phat Fashions LLC	Registered	2,867,117	7/27/2004	N/A

PHAT FARM	Phat Fashions LLC	Registered	3,013,536	11/8/2005	N/A

PHAT FARM (Stylized)	Phat Fashions LLC	Registered	2,492,511	9/25/2001	N/A

PHAT FARM (Stylized)	Phat Fashions LLC	Registered	2,552,152	3/26/2002	N/A

PHAT FARM (and Crest Design)	Phat Fashions LLC	Registered	2,487,474	9/11/2001	N/A

PHAT FARM (and Crest Design)	Phat Fashions LLC	Registered	2,551,715	3/26/2002	N/A

PHAT P FARM (and P Leaf Design)	Phat Fashions LLC	Registered (Virginia)	2652	10/28/2002	N/A

PHAT FARM (and Design)	Phat Fashions LLC	Registered	2,485,552	9/4/2001	N/A

PHAT FARM (and P Leaf Design)	Phat Fashions LLC	Registered	3,116,645	7/18/2006	N/A

PHAT FARM (and P Leaf Design)	Phat Fashions LLC	Registered	3,184,177	12/12/2006	N/A

PHAT PREMIUM (and Design)	Phat Fashions LLC	Registered	4,006,503	8/2/2011	N/A

PHAT PREMIUM (and Design)	Phat Fashions LLC	Pending	[s/n 77/479,992]	[filed 5/21/2008	YES

PHAT PREMIUM (and Design)	Phat Fashions LLC	Pending	[s/n 77/479,984]	[filed 5/21/2008]	YES

[Phat Premium Design]	Phat Fashions LLC	Registered	3,716,230	11/24/2009	N/A

[Phat Premium Design]	Phat Fashions LLC	Registered	3,693,597	10/6/2009	N/A

PHAT THREADS	Phat Fashions LLC	Registered	1,819,997	2/8/1994	N/A

Obligors’ Domestic Copyrights:

2 Cats and Crown Design	Kellwood Company	Registered	VA 1-062-382	9/5/2000

2 Cats Single Outline	Kellwood Company	Registered	VA 1-700-810	1/27/2010

2 Cats Double Outline	Kellwood Company	Registered	VA 1-700-808	1/27/2010

“Kaleidoscope” stripe (print on fabric)	Kellwood Company	Registered	VA-803-526	12/13/1996

45182 (art reproduction -design for fabric)	Kellwood Company	Registered	VA-851-238	12/15/1997

Abstract ethnic line work (art reproduction -design for fabric)	Kellwood Company	Registered	VA-85I-248	12/15/1997

Allover conversational (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-247	12/15/1997

Anchors away sweater (art reproduction)	Kellwood Company	Registered	VA-764-452	1/23/1996

Ansaldi (print on fabric)	Kellwood Company	Registered	VA-803-659	12/13/1996

Ansaldi engineered print (print on fabric)	Kellwood Company	Registered	VA-803-528	12/13/1996

Batik garden large allow: no. 1CB (print on fabric)	Kellwood Company	Registered	VAu-355-641	3/15/1996

Batik garden small allow: no. 1CC (print on fabric)	Kellwood Company	Registered	VAu-355-642	3/15/1996

Batik garden stripe: no. 1CD (print on fabric)	Kellwood Company	Registered	VAu-355-643	3/15/1996

Bikini print: no. 1HB (print on fabric)	Kellwood Company	Registered	VAu-355-625	3/15/1996

Black & white fruit design (print on fabric)	Kellwood Company	Registered	VA-803-662	12/13/1996

C’est noir (print on fabric)	Kellwood Company	Registered	VA-803-529	12/13/1996

CHO1O1 (art reproduction -design for fabric)	Kellwood Company	Registered	VA-851-240	12/15/1997

CHO103 (art reproduction -design for fabric)	Kellwood Company	Registered	VA-851-239	12/15/1997

Citrus collection, circle design (print on fabric)	Kellwood Company	Registered	VA-803-667	12/13/1996

Citrus collection, stripe design (print on fabric)	Kellwood Company	Registered	VA-803-666	12/13/1996

Coffee bean	Kellwood Company	Registered	VAu-697-036	1/18/2006

Cuban stripe (art reproduction -design for fabric)	Kellwood Company	Registered	VA-851-246	12/15/1997

Daily secretarial responsibilities	Kellwood Company	Registered	TX-336-181	9/27/1979

Daisy vermicelli	Kellwood Company	Registered	VA-543-993	2/16/1993

Diamond carpet (art reproduction -design for fabric)	Kellwood Company	Registered	VA-851-244	12/15/1997

Farmer’s market sweater (art reproduction)	Kellwood Company	Registered	VA-764-450	1/23/1996

Fashion mirrors (print on fabric)	Kellwood Company	Registered	VA-925-359	12/15/1997

Five print (art reproduction-design for fabric)	Kellwood Company	Registered	VA-851-242	12/15/1997

Floral flag: no. 1HD (print on fabric	Kellwood Company	Registered	VAu-355-624	3/15/1996

Flowerpot: no. T1A (print on fabric)	Kellwood Company	Registered	VAu-355-639	3/15/1996

Fruit & geometric shapes design (print on fabric	Kellwood Company	Registered	VA-803-665	12/13/1996

Geometric floral: no. 1HC (print on fabric)	Kellwood Company	Registered	VAu-355-638	3/15/1996

House print (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-237	12/15/1997

House print (print on fabric)	Kellwood Company	Registered	VA-803-527	12/13/1996

Ivory garden (print on fabric)	Kellwood Company	Registered	VA-1394481	3/6/2007

Kaleidoscope, box design (print on fabric)	Kellwood Company	Registered	VA-803-663	12/13/1996

Kaleidoscope, circular design (print on fabric)	Kellwood Company	Registered	VA-803-661	12/13/1996

Kaleidoscope, diagonal line design (print on fabric)	Kellwood Company	Registered	VA-803-664	12/13/1996

Keying instructions for daily secretarial responsibilities	Kellwood Company	Registered	TX-336-182	9/27/1979

Keying instructions for typing log	Kellwood Company	Registered	TX-336-179	9/27/1979

Lace design	Kellwood Company	Registered	VAu-232-902	5/18/1992

Large vegetable: no. IFC (print on fabric)	Kellwood Company	Registered	VAu-355-636	3/15/1996

Laudbag print: no. 1HA (print on fabric)	Kellwood Company	Registered	VAu-355-644	3/15/1996

Leaf border [no. B7B] (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-245	12/15/1997

Madrid collection - large print (print on fabric)	Kellwood Company	Registered	VAu-359-091	4/22/1996

Madrid collection - small print (print on fabric)	Kellwood Company	Registered	VAu-359-090	4/22/1996

Medium vegetable: no. 1FB (print on fabric)	Kellwood Company	Registered	VAu-355-635	3/15/1996

Modern earth collection - circle design (print on fabric)	Kellwood Company	Registered	VAu-359-093	4/22/1996

Modern earth collection - square design (print on fabric)	Kellwood Company	Registered	VAu-359-094	4/22/1996

Modern earth collection - stripe design (print on fabric)	Kellwood Company	Registered	VAu-359-092	4/22/1996

Monotone floral: no. 11G (print on fabric)	Kellwood Company	Registered	VAu-355-640	3/15/1996

Moroccan city (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-243	12/15/1997

New Orleans allover (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-251	12/15/1997

New Orleans border (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-253	12/15/1997

New Orleans helicopter view (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-252	12/15/1997

New Orleans stripe (art reproduction- design for fabric)	Kellwood Company	Registered	VA-851-250	12/15/1997

Paisley pattern	Kellwood Company	Registered	VAu-228-535	5/28/1992

Pale floral, large flower design (print on fabric)	Kellwood Company	Registered	VA-803-660	12/13/1996

Pale flower collection - small flower design (print on fabric)	Kellwood Company	Registered	VA-803-530	12/13/1996

People allover (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-255	12/15/1997

People border (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-235	12/15/1997

People border: no. 1AA (print on fabric)	Kellwood Company	Registered	VAu-355-632	3/15/1996

People large allow: no. LAG (print on fabric)	Kellwood Company	Registered	VAu-355-631	3/15/1996

People small allow: no. 1AH (print on fabric)	Kellwood Company	Registered	VAu-355-630	3/15/1996

People stripe: no. IAD (print on fabric)	Kellwood Company	Registered	VAu-355-629	3/15/1996

Petit floral: no. 71B (print on fabric)	Kellwood Company	Registered	VAu-355-637	3/15/1996

Polka dot flower (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-236	12/15/1997

Pots & pans: no. I DE (print on fabric)	Kellwood Company	Registered	VAu-355-633	3/15/1996

Pots and pans - large pots: no. IDC (print on fabric)	Kellwood Company	Registered	VAu-355-627	3/15/1996

Pots and pans - pots spaced: no. IDA (print on fabric)	Kellwood Company	Registered	VAu-355-628	3/15/1996

Pots and pans all over: no. 1 DB (print on fabric)	Kellwood Company	Registered	VAu-355-626	3/15/1996

Salon faces (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-256	12/15/1997

Scribble print no. CH0104(art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-241	12/15/1997

Small vegetable: no. 1FA (print on fabric)	Kellwood Company	Registered	VAu-355-634	3/15/1996

Stripe jewel tone (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-249	12/15/1997

Teresa (fabric design)	Kellwood Company	Registered	VA-491-939	2/13/1992

The Markamatic system of computerized pattern grading and marking	Kellwood Company	Registered	TX-338-900	9/24/1979

The Markamatic system of computerized pattern grading and marking	Kellwood Company	Registered	TXu-29-477	5/21/1979

Typing log	Kellwood Company	Registered	TX-336-180	9/27/1979

Urban safari (art reproduction - design for fabric)	Kellwood Company	Registered	VA-851-254	12/15/1997

Victorian Shawl Collar	Kellwood Company	Registered	VA-557-133	4/23/1993

Victorian tea sweater (art reproduction)	Kellwood Company	Registered	VA-764-451	1/16/1996

[Jamaica allover: no. DD201] (print on fabric)	Kellwood Company	Registered	VA-898-685	5/15/1998

[Water skin: no. DD166] (print on fabric)	Kellwood Company	Registered	VA-898-686	5/15/1998

Allover print weekend: no. DD 177 (FBM) (print on fabric)	Kellwood Company	Registered	VA-965-969	5/15/1998

Aloha stamp: no. DD165(FGQ) (print on fabric)	Kellwood Company	Registered	VA-965-962	5/15/1998

Beach chair: no. DD173 (FGU) (print on fabric)	Kellwood Company	Registered	VA-965-957	5/15/1998

Citrus village: no. DD203 (FDC) (print on fabric)	Kellwood Company	Registered	VA-965-966	5/15/1998

Cocktail print: no. DD 184 (EHP) (print on fabric)	Kellwood Company	Registered	VA-965-959	5/15/1998

Coffee society allover: no. DD 172 (FAC) (print on fabric)	Kellwood Company	Registered	VA-965-953	5/15/1998

Coffee stripe: no. DD193 (PAM) (print on fabric)	Kellwood Company	Registered	VA-965-974	5/15/1998

Excess baggage: no. DD192(FIC) (print on fabric)	Kellwood Company	Registered	VA-965-967	5/15/1998

Floral border: no. DD221 (ZFA) (print on fabric)	Kellwood Company	Registered	VA-965-954	5/15/1998

Fossil leaf: no. DD191 (FIB) (print on fabric)	Kellwood Company	Registered	VA-965-958	5/15/1998

Friendly weekend: no. DD178(ZCD) (print on fabric)	Kellwood Company	Registered	VA-965-971	5/15/1998

Girlfriend print: no. DD182(GFK) (print on fabric)	Kellwood Company	Registered	VA-965-973	5/15/1998

Jamaica stripe: no. DD202 (FCD) (print on fabric)	Kellwood Company	Registered	VA-965-970	5/15/1998

Large skin print: no. 502t(GHR) (print on fabric)	Kellwood Company	Registered	VA-965-972	5/15/1998

Mesh floral (HGA): no. DD223 (print on fabric)	Kellwood Company	Registered	VA-965-977	5/15/1998

Paisley brown: no. 21188 (GHG) (print on fabric)	Kellwood Company	Registered	VA-965-960	5/15/1998

Paisley scroll breeze: no. 2124 (HOG) (print on fabric)	Kellwood Company	Registered	VA-965-975	5/15/1998

Seaside conversational: no.DD141(EGP) (print on fabric	Kellwood Company	Registered	VA-965-964	5/15/1998

Small baggage: no. DD207 (FIU) (print on fabric)	Kellwood Company	Registered	VA-965-968	5/15/1998

Small floral: no. DD146 (ECH) (print on fabric)	Kellwood Company	Registered	VA-965-956	5/15/1998

Sponge print: no. DD224 (HOE) (print on fabric)	Kellwood Company	Registered	VA-965-976	5/15/1998

Stipple print: no. DD225 (HGF) (print on fabric)	Kellwood Company	Registered	VA-965-961	5/15/1998

Vertical stripe: no. DD176 (FLK) (print on fabric)	Kellwood Company	Registered	VA-965-963	5/15/1998

Water lily: no. 10043 (HGB) (print on fabric)	Kellwood Company	Registered	VA-965-955	5/15/1998

Watercolor skin print (print on fabric)	Kellwood Company	Registered	VA-965-965	5/15/1998

Banded paisley: no. DD230 (HHE) (print on fabric)	Kellwood Company	Registered	VA-942-818	5/15/1998

FHA/Large accessory: DOT DD161 (print on fabric)	Kellwood Company	Registered	VA-898-672	5/15/1998

FSE/Commonflake: DD171 (print on fabric)	Kellwood Company	Registered	VA-898-671	5/15/1998

“Baby Phat” and Cat Design	Phat Fashions, LLC	Registered	VA-852-101	11/25/1998

Baby Phat Crown Badge	Phat Fashions, LLC	Registered	VA-0001622877	10/29/2007

Baby Phat Crown Burst	Phat Fashions, LLC	Registered	VA-0001622872	10/29/2007

“Money Moo” Art Reproduction	Phat Fashions, LLC	Registered	VA-0000984552	8/27/1999

“Money Moo Fall, 1998” Design on Shirt	Phat Fashions, LLC	Registered	VA-0000983346	8/27/1999

“Money Moo Fall, 1998” Design on Clothing	Phat Fashions, LLC	Registered	VAu-000480547	8/27/1999

“Money Moo Spring, 1998” Design on Shirt	Phat Fashions, LLC	Registered	VA-0000983345	8/27/1999

“Money Moo Spring, 1999” Design on Shirt	Phat Fashions, LLC	Registered	VA-0000983349	8/27/1999

“Money Moo Spring, 2000” Art Reproduction	Phat Fashions, LLC	Registered	VAu-000468061	9/13/1999

“Money Moo Spring, 2000” Design on Clothing	Phat Fashions, LLC	Registered	VAu-000480546	8/27/1999

“Money Moo Winter, 1993” Design on Shirt	Phat Fashions, LLC	Registered	VA-0000983344	8/27/1999

P Laurel Leaf and Shield Design	Phat Fashions, LLC	Registered	VA-0001628674	3/19/2008

Falling man (computer graphic)	American Recreation Products, Inc.	Registered	VA-0001365455	7/14/2006

Now I Lay Me Down To Sleep [Children characters on sleeping bags (girls)]	American Recreation Products, Inc.	Registered	VAu-14-198	9/24/1979

Now I Lay Me Down To Sleep [Children characters on sleeping bags (boys)]	American Recreation Products, Inc.	Registered	VAu-16-817	9/24/1979

Obligors’ License Agreements:

(a)	Trademark License Agreement by and between Global Brand Holdings, LLC and Kellwood Company dated May 7, 2003, as amended. (XOXO for Clothing)

(b)	Amended and Restated License Agreement, effective as of February 1, 2003, and Agreement to Amend Employment Agreement and License Agreement, effective as of February 1, 2007, by and between David Meister and Kellwood Company. (DAVID MEISTER for Dresses and Gowns)

(c)	Intellectual Property License Agreement by and between Zobha Licensing, LLC and Zobha, LLC dated July 26, 2011. (ZOBHA for Clothing)

(d)	Intellectual Property License Agreement by and between Michael Boris Clothing Ltd. and Kellwood Company dated September 1, 2011. (MICHAEL BORIS for Clothing and Related Accessories)

(e)	License Agreements by and between Rick Ridgeway Products, Inc. and American Recreation Products, Inc. dated June 19, 1984, May 1, 1989 as amended and extended from time to time including pursuant to that certain License Extension and Amendment, dated September 20, 2010. (RICK RIDGEWAY for Camping Goods)

(f)	Agreement by and between Precise Imports Corporation d/b/a Wenger N.A. and American Recreation Products, Inc. dated October 9, 2002. (WENGER N.A. for Camping Goods)

(g)	Trademark License Agreement by and between Serta, Inc. and American Recreation Products, Inc. (Wenzel) dated October 15, 2006 (SERTA for Camping Goods)

(h)	Amended and Restated License Agreement by and between 5.11, Inc. and Royal Robbins, Inc. dated June 1, 2003. (Strap Pocket Trade Dress) (Royalty-Free)

(i)	Howe Sierra Designs License Agreement by and between Robert Howe and American Recreation Products, Inc. (Sierra Designs) dated January 1, 1996. (CLIP-LOC Tent Pole Locking Fastener)

(j)	Trademark License Agreement by and among Michael Johnson, Barbara Johnson and American Recreation Products, Inc., dated November 1, 1991 as amended November 1, 1991, August 16, 1993, November 1, 1994, July 1, 1998 and November 16, 1999. (Handy Cone Pop-Up Warning Marker)

(k)	Patent License Agreement by and between Inkling Inc. and American Recreation Products, Inc. dated January 1, 2009. (Tent Poles)

(l)	Royalty Agreement by and between Paul Fair a/k/a Hexhead and American Recreation Products, Inc. dated December 1, 2008. (Suspension System, Back Panel, or Bag)

(m)	License Agreement, effective as of January 1, 2009, by and between Wenger Licensing LLC and American Recreation Products, Inc., as amended.

Obligors’ Foreign Patents

Child Carrier with Kickstand	American Recreation Products, Inc.	Australia	Issued	699411	3/18/1999

Child Carrier with Kickstand	American Recreation Products, Inc.	Canada	Issued	2175771	7/27/1999

Heated Sleeping Bag	American Recreation Products. Inc.	Canada	Pending	[s/n 2,638,376]	[filed 7/29/2008]

Obligors’ Foreign Trademarks

BABY PHAT	Phat Fashions LLC	Argentina	Pending	[s/n 3,045,665]	[filed 11/11/2010]

PHAT FARM	Phat Fashions LLC	Argentina	Pending	[s/n 3,042,402]	[filed 10/29/2010]

BABY PHAT	Phat Fashions LLC	Australia	Registered	774453	9/30/1998

BABY PHAT & Design (Cat Logo)	Phat Fashions LLC	Australia	Registered	1,066,407	7/11/2005

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Australia	Registered	866004	2/14/2001

PHAT FARM	Phat Fashions LLC	Australia	Registered	1,066,409	7/11/2005

PHAT FARM (and Crest Design)	Phat Fashions LLC	Australia	Registered	1,064,767	7/13/2005

BABY PHAT	Phat Fashions LLC	Bahrain	Registered	44076	4/10/2005

BABY PHAT	Phat Fashions LLC	Bahrain	Registered	44077	4/10/2005

PHAT FARM	Phat Fashions LLC	Bahrain	Registered	44078	4/10/2005

PHAT FARM	Phat Fashions LLC	Bahrain	Registered	44079	4/10/2005

PHAT	Phat Fashions LLC	Benelux	Renewed	552164	4/27/1994

PHAT FARM	Phat Fashions LLC	Benelux	Renewed	619587	11/3/1997

BABY PHAT	Phat Fashions LLC	Bolivia	Registered	87321-C	7/16/2002

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Bolivia	Pending	[s/n 14480]	[filed 11/9/1999]

PHAT FARM	Phat Fashions LLC	Bolivia	Registered	87438-C	7/18/2002

BABY PHAT	Phat Fashions LLC	Brazil	Pending (Suspended)	[s/n 821,880,675]	[filed 8/2/1999]

BULL’S HEAD	Phat Fashions LLC	Brazil	Pending (Suspended)	[s/n 821,346,326]	[filed 1/11/1999]

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Brazil	Registered	822,460,181	12/13/2005

[Cat Design]	Phat Fashions LLC	Brazil	Pending	[s/n 830.448.829]	[filed 11/27/2009]

[Cat Design]	Phat Fashions LLC	Brazil	Pending	[s/n 830.448.810]	[filed 11/27/2009]

PHAT FARM	Phat Fashions LLC	Brazil	Pending (Suspended)	[s/n 821,346,300]	1/11/1999

[Shaded Bull Design]	Phat Fashions LLC	Brazil	Registered	821,346,318	5/14/2002

BABY PHAT	Phat Fashions LLC	Bulgaria	Registered	64975	5/12/2008

BABY PHAT (Stylized)	Phat Fashions LLC	Bulgaria	Registered	64976	5/12/2008

BABY PHAT (and Cat Design)	Phat Fashions LLC	Bulgaria	Registered	64977	5/12/2008

[Cat Design]	Phat Fashions LLC	Bulgaria	Registered	62247	12/3/2007

P (and Laurel Leaf Shield Design – White)	Phat Fashions LLC	Bulgaria	Registered	62248	12/3/2007

PHAT FARM	Phat Fashions LLC	Bulgaria	Registered	76817	5/17/2011

PHAT FARM (Stylized)	Phat Fashions LLC	Bulgaria	Registered	76818	5/17/2011

PHAT FARM P (and Triangle Design)	Phat Fashions LLC	Bulgaria	Registered	000447756	5/10/2003

BABY PHAT	Phat Fashions LLC	Canada	Registered	760154	2/24/2010

BABY PHAT	Phat Fashions LLC	Canada	Registered	557141	1/30/2002

BABY PHAT (Stylized)	Phat Fashions LLC	Canada	Registered	760461	2/26/2010

BABY PHAT (Stylized)	Phat Fashions LLC	Canada	Registered	761902	3/17/2010

BABY PHAT (and Cat Design)	Phat Fashions LLC	Canada	Registered	762606	3/24/2010

BABY PHAT GODDESS	Phat Fashions LLC	Canada	Registered	722944	9/4/2008

BABY PHAT GODDESS (and Cat Design)	Phat Fashions LLC	Canada	Registered	772952	9/4/2008

[Cat Design]	Phat Fashions LLC	Canada	Registered	761903	3/17/2010

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Canada	Registered	586083	7/29/2003

P (and Flag Design)	Phat Fashions LLC	Canada	Registered	585254	7/15/2003

P (and Flag Design)	Phat Fashions LLC	Canada	Registered	703855	12/27/2007

P (and Laurel Leaf Shield Design)	Phat Fashions LLC	Canada	Registered	761110	3/9/2010

P (and Leaf Design)	Phat Fashions LLC	Canada	Registered	635879	3/22/2005

PHAT CLASSICS	Phat Fashions LLC	Canada	Pending	[s/n 1,379,625]	[filed 1/17/2008]

PHAT FARM	Phat Fashions LLC	Canada	Registered	703853	12/27/2007

PHAT FARM	Phat Fashions LLC	Canada	Registered	536709	11/6/2000

PHAT FARM (Stylized)	Phat Fashions LLC	Canada	Registered	578514	3/28/2003

PHAT FARM (Stylized)	Phat Fashions LLC	Canada	Registered	571500	11/29/2002

PHAT FARM (and Crest Design)	Phat Fashions LLC	Canada	Registered	578443	3/27/2003

PHAT FARM (and P Leaf Design)	Phat Fashions LLC	Canada	Registered	578524	3/28/2003

BABY PHAT	Phat Fashions LLC	Chile	Registered	558,809	1/18/2000

PHAT FARM	Phat Fashions LLC	Chile	Registered	558,818	1/18/2000

BABY PHAT	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,924,866	3/28/2009

BABY PHAT	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,924,867	2/14/2009

BABY PHAT	Phat Fashions LLC	China (Peoples’ Republic)	Registered	1,358,532	1/28/2000

BABY PHAT	Phat Fashions LLC	China (Peoples’ Republic)	Registered	6,553,521	6/21/2010

BABY PHAT (Stylized)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	6,553,522	6/21/2010

BABY PHAT (and Cat Design)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,518,596	12/14/2008

BABY PHAT (and Cat Design)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,518,595	2/7/2009

BABY PHAT (and Cat Design)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,518,708	5/28/2008

BABY PHAT (and Cat Design)	Phat Fashions LLC	China (Peoples’ Republic)	Pending	[s/n 6,848,582]	[filed 7/18/2008]

BABY PHAT (and Cat Design)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,518,597	5/28/2008

BABY PHAT (and Cat Design)	Phat Fashions LLC	China (Peoples’ Republic)	Pending (Suspended)	[s/n 4,518,709]	[filed 3/1/2005]

[Cat Design]	Phat Fashions LLC	China (Peoples’ Republic)	Pending	[s/n 6,848,581]	[filed 7/18/2008]

[Cat Design]	Phat Fashions LLC	China (Peoples’ Republic)	Pending (Suspended)	[s/n 4,518,593]	[filed 3/1/2005]

[Cat Design]	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,518,590	2/7/2009

[Cat Design]	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,518,594	5/28/2008

[Cat Design]	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,518,592	5/28/2008

[Cat Design]	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,518,591	12/14/2008

P (and Flag Design)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,924,863	5/21/2009

P (and Laurel Leaf Shield Design – White)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	6,943,682	8/28/2010

P (and Laurel Leaf Shield Design – White)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	6,943,683	8/28/2011

P (and Laurel Leaf Shield Design)	Phat Fashions LLC	China (Peoples’ Republic)	Pending	[s/n 6,943,684]	[filed 9/8/2008]

P (and Laurel Leaf Shield Design)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	6,943,685	8/28/2011

P (and Leaf Design –Outline)	Phat Fashions LLC	China (Peoples’ Republic)	Pending	[s/n 4,924,856]	[filed 9/30/2005]

P (Leaf and Shield Design)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,924,864	5/21/2009

PF (Stylized)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,924,865	5/14/2009

PHAT CLASSICS	Phat Fashions LLC	China (Peoples’ Republic)	Registered	6,515,514	1/17/2008

PHAT FARM	Phat Fashions LLC	China (Peoples’ Republic)	Registered	4,681,384	1/28/2009

PHAT FARM	Phat Fashions LLC	China (Peoples’ Republic)	Registered	1,310,594	9/7/1999

PHAT FARM	Phat Fashions LLC	China (Peoples’ Republic)	Registered	1,305,776	8/21/1999

PHAT FARM (Stylized)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	1,684,551	12/21/2001

PHAT FARM (Stylized)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	1,660,889	11/7/2001

PHAT FARM (and Crest Design)	Phat Fashions LLC	China (Peoples’ Republic)	Registered	1,668,145	11/21/2001

BABY PHAT	Phat Fashions LLC	Colombia	Registered	235387	4/27/2001

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Colombia	Registered	259761	11/15/2002

PHAT FARM	Phat Fashions LLC	Colombia	Registered	225901	4/13/2000

BABY PHAT	Phat Fashions LLC	Cyprus, Republic of	Pending	[s/n 71302]	[filed 4/14/2005]

BABY PHAT	Phat Fashions LLC	Cyprus, Republic of	Pending	[s/n 71301]	[filed 4/14/2005]

PHAT FARM	Phat Fashions LLC	Cyprus, Republic	Pending	[s/n 71303]	[filed 4/14/2005]

PHAT FARM	Phat Fashions LLC	Cyprus, Republic of	Pending	[s/n 71304]	[filed 4/14/2005]

PHAT	Phat Fashions LLC	Denmark	Renewed	4608/94	7/8/1994

PHAT FARM	Phat Fashions LLC	Denmark	Registered	3388/99	9/15/1999

BABY PHAT	Phat Fashions LLC	Dominican Republic	Registered	107843	10/30/1999

BABY PHAT	Phat Fashions LLC	Dominican Republic	Registered	107837	10/30/1999

PHAT FARM	Phat Fashions LLC	Dominican Republic	Registered	107842	10/30/1999

PHAT FARM	Phat Fashions LLC	Dominican Republic	Registered	107838	10/30/1999

BABY PHAT	Phat Fashions LLC	Ecuador	Registered	3430-00	6/26/2000

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Ecuador	Registered	4070-00	6/29/2000

PHAT FARM	Phat Fashions LLC	Ecuador	Registered	3432-00	6/26/2000

BABY PHAT	Phat Fashions LLC	Egypt	Registered	201585	9/8/2009

BABY PHAT	Phat Fashions LLC	Egypt	Pending (Published)	[s/n 201586]	[filed 5/23/2007]

PHAT FARM	Phat Fashions LLC	Egypt	Pending	[s/n 201587]	[filed 5/23/2007]

PHAT FARM	Phat Fashions LLC	Egypt	Registered	201588	10/13/2009

BABY PHAT	Phat Fashions LLC	El Salvador	Registered	144 Book 136	8/10/2001

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	El Salvador	Registered	89 Book 137	8/21/2001

PHAT FARM	Phat Fashions LLC	El Salvador	Registered	50 Book 130	5/14/2001

BABY PHAT	Phat Fashions LLC	European Community	Registered	000881524	10/13/1999

BABY PHAT	Phat Fashions LLC	European Community	Registered	004923553	3/29/2007

BABY PHAT (and Cat Design)	Phat Fashions LLC	European Community	Pending (Opposed)	[s/n 004643342]	[filed 9/20/2005]

BABY PHAT (and Cat Design)	Phat Fashions LLC	European Community	Registered	004923777	3/30/2007

BABY PHAT GODDESS (and Cat Design)	Phat Fashions LLC	European Community	Registered	004923777	3/30/2007

[Cat Design]	Phat Fashions LLC	European Community	Registered	004643375	8/2/2007

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	European Community	Registered	1,396,365	6/29/2001

P (and Flag Design)	Phat Fashions LLC	European Community	Registered	004643417	8/2/2007

P (and Laurel Leaf Shield Design)	Phat Fashions LLC	European Community	Registered	005264569	8/2/2007

P (and Leaf Design –Outline)	Phat Fashions LLC	European Community	Registered	004643433	3/2/2007

P (Leaf and Shield Design)	Phat Fashions LLC	European Community	Registered	004643326	3/2/2007

PF (Stylized)	Phat Fashions LLC	European Community	Registered	004643292	4/17/2009

PHAT CLASSICS	Phat Fashions LLC	European Community	Registered	006584049	1/20/2009

PHAT FARM	Phat Fashions LLC	European Community	Registered	004479523	9/25/2006

PHAT FARM	Phat Fashions LLC	European Community	Registered	881482	10/19/1999

PHAT	Phat Fashions LLC	France	Registered	93/481938	8/31/1993

PHAT FARM	Phat Fashions LLC	France	Registered	97/702680	11/4/1997

PHAT FARM	Phat Fashions LLC	Germany	Registered	396.55.627	4/30/1997

PHAT FARM (and Crest Design)	Phat Fashions LLC	Germany	Registered	300.73.335	7/11/2001

BABY PHAT	Phat Fashions LLC	Guatemala	Registered	104571	5/23/2000

PHAT FARM	Phat Fashions LLC	Guatemala	Registered	104677	6/5/2000

BABY PHAT	Phat Fashions LLC	Honduras	Registered	99956	2/21/2007

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Honduras	Registered	79271	10/12/2000

PHAT FARM	Phat Fashions LLC	Honduras	Registered	77400	6/14/2000

BABY PHAT	Phat Fashions LLC	Hong Kong	Registered	300498736	9/21/2005

BABY PHAT	Phat Fashions LLC	Hong Kong	Registered	301048590	2/11/2008

BABY PHAT	Phat Fashions LLC	Hong Kong	Registered	200215781	8/26/1998

BABY PHAT (Stylized)	Phat Fashions LLC	Hong Kong	Registered	301048608	2/11/2008

BABY PHAT (and Cat Design)	Phat Fashions LLC	Hong Kong	Registered	300498727	9/21/2005

BABY PHAT (and Cat Design)	Phat Fashions LLC	Hong Kong	Registered	3004497944	9/20/2005

BABY PHAT (and Cat Design)	Phat Fashions LLC	Hong Kong	Registered	301048617	2/11/2008

[Cat Design]	Phat Fashions LLC	Hong Kong	Registered	300498718	9/21/2005

[Cat Design]	Phat Fashions LLC	Hong Kong	Registered	301048626	2/11/2008

[Cat Design]	Phat Fashions LLC	Hong Kong	Registered	300497935	9/20/2005

P (and Flag Design)	Phat Fashions LLC	Hong Kong	Registered	300497917	9/20/2005

P (and Leaf Design –Outline)	Phat Fashions LLC	Hong Kong	Registered	300497908	9/20/2005

P (Leaf and Shield Design)	Phat Fashions LLC	Hong Kong	Registered	300497926	9/20/2005

PF (Stylized)	Phat Fashions LLC	Hong Kong	Registered	300497890	9/20/2005

PHAT	Phat Fashions LLC	Hong Kong	Renewed	3613/95	4/26/1993

PHAT FARM (Stylized)	Phat Fashions LLC	Hong Kong	Registered	3780/2002	9/22/2000

PHAT FARM (Stylized)	Phat Fashions LLC	Hong Kong	Registered	4218/2001	9/22/2000

PHAT FARM (and Crest Design)	Phat Fashions LLC	Hong Kong	Registered	6286/2002	9/22/2000

BABY PHAT	Phat Fashions LLC	India	Registered	1,275,909	1/17/2006

PHAT FARM	Phat Fashions LLC	India	Registered	1,275,910	3/29/2008

BABY PHAT (and Cat Design)	Phat Fashions LLC	Indonesia	Pending	[s/n D00.2009.000675]	[filed 1/9/2009]

BABY PHAT (and Cat Design)	Phat Fashions LLC	Indonesia	Pending	[s/n D00.2009.000676]	[filed 1/9/2009]

BABY PHAT (and Cat Design)	Phat Fashions LLC	International Registration (Madrid Protocol)	Registered	IR 905391	3/3/2006

BABY PHAT GODDESS (and Cat Design)	Phat Fashions LLC	International Registration (Madrid Protocol)	Registered	IR 882532	2/22/2006

BABY PHAT	Phat Fashions LLC	Italy	Pending	[s/n RM2010C006923]	[filed 11/16/2010]

PHAT	Phat Fashions LLC	Italy	Renewed	00695475	5/3/1994

BABY PHAT	Phat Fashions LLC	Japan	Registered	4692771	7/18/2003

BABY PHAT	Phat Fashions LLC	Japan	Registered	4293397	7/9/1999

BABY PHAT	Phat Fashions LLC	Japan	Registered	5101609	12/28/2007

BABY PHAT (Stylized)	Phat Fashions LLC	Japan	Registered	5170939	10/3/2008

BABY PHAT (and Cat Design)	Phat Fashions LLC	Japan	Registered	4896783	9/22/2005

[Cat Design]	Phat Fashions LLC	Japan	Registered	4896782	9/22/2005

P (and Flag Design)	Phat Fashions LLC	Japan	Registered	4980466	8/18/2006

P (and Leaf Design – Outline)	Phat Fashions LLC	Japan	Registered	4980465	8/18/2006

P (Leaf and Shield Design)	Phat Fashions LLC	Japan	Registered	4980467	8/18/2006

PF (Stylized)	Phat Fashions LLC	Japan	Registered	4980464	8/18/2006

PHAT	Phat Fashions LLC	Japan	Renewed	3370202	9/11/1998

PHAT CLASSICS	Phat Fashions LLC	Japan	Registered	5199837	1/23/2009

PHAT FARM	Phat Fashions LLC	Japan	Registered	4660257	4/4/2003

PHAT FARM	Phat Fashions LLC	Japan	Renewed	3234428	12/25/1996

PHAT FARM (Stylized)	Phat Fashions LLC	Japan	Registered	4510370	9/28/2001

PHAT FARM (and Crest Design)	Phat Fashions LLC	Japan	Registered	4510371	9/28/2001

BABY PHAT	Phat Fashions LLC	Jordan	Registered	91564	4/10/2007

BABY PHAT	Phat Fashions LLC	Jordan	Registered	91563	4/10/2007

PHAT FARM	Phat Fashions LLC	Jordan	Registered	91566	4/10/2007

PHAT FARM	Phat Fashions LLC	Jordan	Registered	91565	4/10/2007

BABY PHAT	Phat Fashions LLC	Korea, Republic of	Registered	0458243	11/9/1999

BABY PHAT	Phat Fashions LLC	Korea, Republic of	Registered	40-0678282	9/14/2006

BABY PHAT (and Cat Design)	Phat Fashions LLC	Korea, Republic of	Registered	40-0664997	6/5/2006

[Cat Design]	Phat Fashions LLC	Korea, Republic of	Registered	40-0664996	6/5/2006

P (and Laurel Leaf Shield Design – White)	Phat Fashions LLC	Korea, Republic of	Registered	40-0729668	11/30/2007

PF (Stylized)	Phat Fashions LLC	Korea, Republic of	Registered	40-714764	6/26/2007

PHAT	Phat Fashions LLC	Korea, Republic of	Renewed	315203	6/10/1995

PHAT CLASSICS	Phat Fashions LLC	Korea, Republic of	Registered	790305	5/28/2009

PHAT FARM	Phat Fashions LLC	Korea, Republic of	Registered	0458180	11/8/1999

PHAT FARM (Stylized)	Phat Fashions LLC	Korea, Republic of	Registered	503491	10/11/2001

PHAT FARM (Stylized)	Phat Fashions LLC	Korea, Republic of	Registered	522951	6/14/2002

PHAT FARM (and Crest Design)	Phat Fashions LLC	Korea, Republic of	Registered	522952	6/14/2002

BABY PHAT	Phat Fashions LLC	Kuwait	Registered	59255	5/28/2005

BABY PHAT	Phat Fashions LLC	Kuwait	Registered	58934	5/28/2005

PHAT FARM	Phat Fashions LLC	Kuwait	Registered	59465	7/16/2005

PHAT FARM	Phat Fashions LLC	Kuwait	Registered	59256	5/28/2005

PHAT FARM	Phat Fashions LLC	Kuwait	Registered	58935	5/28/2005

BABY PHAT	Phat Fashions LLC	Lebanon	Registered	110636	4/17/2007

PHAT FARM	Phat Fashions LLC	Lebanon	Registered	110637	4/17/2007

BABY PHAT	Phat Fashions LLC	Macao	Registered	19197	2/9/2006

BABY PHAT (and Cat Design)	Phat Fashions LLC	Macao	Registered	19203	2/9/2006

[Cat Design]	Phat Fashions LLC	Macao	Registered	19202	2/9/2006

P (and Flag Design)	Phat Fashions LLC	Macao	Registered	19200	2/9/2006

P (and Leaf Design – Outline)	Phat Fashions LLC	Macao	Registered	19201	2/9/2006

P (Leaf and Shield Design)	Phat Fashions LLC	Macao	Registered	19199	2/9/2006

PF (Stylized)	Phat Fashions LLC	Macao	Registered	19198	2/9/2006

PHAT FARM	Phat Fashions LLC	Macao	Registered	19196	2/9/2006

BABY PHAT	Phat Fashions LLC	Mexico	Registered	910763	11/28/2005

BABY PHAT	Phat Fashions LLC	Mexico	Registered	878711	4/27/2005

BABY PHAT	Phat Fashions LLC	Mexico	Renewed	589794	8/20/1998

BABY PHAT	Phat Fashions LLC	Mexico	Registered	1196685	1/14/2011

BABY PHAT (Stylized)	Phat Fashions LLC	Mexico	Registered	912979	12/8/2005

BABY PHAT (Stylized)	Phat Fashions LLC	Mexico	Registered	878135	4/26/2005

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Mexico	Registered	649991	11/16/1999

[Cat Design]	Phat Fashions LLC	Mexico	Registered	1083925	2/12/2009

[Cat Design]	Phat Fashions LLC	Mexico	Registered	1131983	11/26/2009

[Cat Design	Phat Fashions LLC	Mexico	Pending	[s/n 911173]	[filed 2/2/2008]

[Cat Design]	Phat Fashions LLC	Mexico	Registered	912980	12/8/2005

P (and Flag Design)	Phat Fashions LLC	Mexico	Registered	714315	4/4/2001

P (and Leaf Design)	Phat Fashions LLC	Mexico	Registered	869872	2/25/2005

PHAT FARM	Phat Fashions LLC	Mexico	Renewed	618088	7/9/1998

PHAT FARM	Phat Fashions LLC	Mexico	Registered	712288	3/19/2001

PHAT FARM (Stylized)	Phat Fashions LLC	Mexico	Registered	689044	9/22/2000

PHAT FARM (and Crest Design)	Phat Fashions LLC	Mexico	Registered	702461	9/22/2000

BABY PHAT	Phat Fashions LLC	New Zealand	Renewed	297097	8/24/1998

BABY PHAT (and Cat Design)	Phat Fashions LLC	New Zealand	Registered	732424	7/11/2005

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	New Zealand	Renewed	602615	8/13/1999

PHAT FARM	Phat Fashions LLC	New Zealand	Registered	297099	8/24/1998

PHAT FARM (Stylized)	Phat Fashions LLC	New Zealand	Registered	623829	9/22/2000

PHAT FARM (Stylized)	Phat Fashions LLC	New Zealand	Registered	623830	9/22/2000

PHAT FARM (and Crest Design)	Phat Fashions LLC	New Zealand	Registered	623831	9/22/2000

BABY PHAT	Phat Fashions LLC	Nicaragua	Registered	46047 C.C.	1/5/2001

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Nicaragua	Registered	46855 C.C.	2/1/2001

PHAT FARM	Phat Fashions LLC	Nicaragua	Registered	46048 C.C.	1/5/2001

BABY PHAT	Phat Fashions LLC	Norway	Registered	202429	4/17/2000

BABY PHAT (Stylized)	Phat Fashions LLC	Norway	Registered	237042	1/2/2007

BABY PHAT (and Cat Design)	Phat Fashions LLC	Norway	Registered	237043	1/2/2007

[Cat Design]	Phat Fashions LLC	Norway	Registered	237045	1/2/2007

P (Leaf and Shield Design)	Phat Fashions LLC	Norway	Registered	237046	1/2/2007

PHAT FARM	Phat Fashions LLC	Norway	Registered	202430	1/2/2007

PHAT FARM (Stylized)	Phat Fashions LLC	Norway	Registered	237044	1/2/2007

BABY PHAT	Phat Fashions LLC	Oman	Registered	43811	1/30/2008

BABY PHAT	Phat Fashions LLC	Oman	Registered	43810	11/11/2007

PHAT FARM	Phat Fashions LLC	Oman	Registered	43812	11/11/2007

PHAT FARM	Phat Fashions LLC	Oman	Registered	43813	1/30/2008

BABY PHAT	Phat Fashions LLC	Panama	Registered	102243	8/13/1999

PHAT FARM	Phat Fashions LLC	Panama	Registered	120122	3/20/2002

PHAT FARM (Stylized)	Phat Fashions LLC	Panama	Registered	112698	1/31/2001

PHAT FARM (Stylized)	Phat Fashions LLC	Panama	Registered	112699	1/31/2001

PHAT FARM (and Crest Design)	Phat Fashions LLC	Panama	Registered	112700	1/31/2001

BABY PHAT	Phat Fashions LLC	Paraguay	Registered	222339	2/7/2000

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Paraguay	Registered	228175	8/31/2000

PHAT FARM	Phat Fashions LLC	Paraguay	Registered	222338	2/7/2000

BABY PHAT	Phat Fashions LLC	Peru	Registered	058267	10/15/1999

BABY PHAT (and Cat Design)	Phat Fashions LLC	Peru	Registered	176049	5/23/2011

[Cat Design]	Phat Fashions LLC	Peru	Registered	175423	3/31/2011

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Peru	Registered	66163	7/31/2000

PHAT FARM	Phat Fashions LLC	Peru	Registered	058266	10/15/1999

BABY PHAT	Phat Fashions LLC	Philippines	Registered	42003005948	11/20/2006

BABY PHAT (and Cat Design)	Phat Fashions LLC	Philippines	Registered	42003005947	11/20/2006

PHAT FARM (Stylized and Leaf Design - Outline)	Phat Fashions LLC	Philippines	Registered	42003009309	11/22/2007

BABY PHAT	Phat Fashions LLC	Qatar	Pending (Published)	[s/n 44405]	[filed 4/25/2007]

BABY PHAT	Phat Fashions LLC	Qatar	Pending (Published)	[s/n 44404]	[filed 4/25/2007]

PHAT FARM	Phat Fashions LLC	Qatar	Pending (Published)	[s/n 44407]	[filed 4/25/2007]

PHAT FARM	Phat Fashions LLC	Qatar	Pending (Published)	[s/n 44406]	[filed 4/25/2007]

BABY PHAT	Phat Fashions LLC	Romania	Registered	074184	1/11/2006

BABY PHAT (Stylized)	Phat Fashions LLC	Romania	Registered	074185	1/11/2006

BABY PHAT (and Cat Design)	Phat Fashions LLC	Romania	Registered	074176	1/11/2006

[Cat Design]	Phat Fashions LLC	Romania	Registered	074186	1/11/2006

P (Leaf and Shield Design)	Phat Fashions LLC	Romania	Registered	074175	1/11/2006

PHAT FARM	Phat Fashions LLC	Romania	Registered	074173	1/11/2006

PHAT FARM (Stylized)	Phat Fashions LLC	Romania	Registered	074174	1/11/2006

BABY PHAT	Phat Fashions LLC	Russian Federation	Registered	276912	10/21/2004

BABY PHAT (Stylized)	Phat Fashions LLC	Russian Federation	Registered	321362	2/19/2007

BABY PHAT (and Cat Design)	Phat Fashions LLC	Russian Federation	Registered	269478	5/31/2004

[Cat Design]	Phat Fashions LLC	Russian Federation	Registered	322147	3/12/2007

P (Leaf and Shield Design)	Phat Fashions LLC	Russian Federation	Registered	322296	3/12/2007

PHAT FARM	Phat Fashions LLC	Russian Federation	Registered	321364	2/19/2007

PHAT FARM (Stylized)	Phat Fashions LLC	Russian Federation	Registered	321363	3/7/2007

BABY PHAT	Phat Fashions LLC	Saudi Arabia	Registered	996/75	6/19/2008

BABY PHAT	Phat Fashions LLC	Saudi Arabia	Registered	955/10	11/10/2007

PHAT FARM	Phat Fashions LLC	Saudi Arabia	Registered	996/76	6/19/2008

PHAT FARM	Phat Fashions LLC	Saudi Arabia	Pending	[s/n 109454]	[filed 9/18/2006]

BABY PHAT	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01908]	[filed 2/11/2004]

BABY PHAT	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01910]	[filed 2/11/2004]

BABY PHAT	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01909]	[filed 2/11/2004]

BABY PHAT	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01906]	[filed 2/11/2004]

BABY PHAT	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01907]	[filed 2/11/2004]

[Bull Design]	Phat Fashions LLC	South Africa	Registered	2004/01934	8/19/2008

[Bull Design]	Phat Fashions LLC	South Africa	Registered	2004/01931	8/25/2008

[Bull Design]	Phat Fashions LLC	South Africa	Registered	2004/01932	8/25/2008

[Bull Design]	Phat Fashions LLC	South Africa	Registered	2004/01935	8/25/2008

[Bull Design]	Phat Fashions LLC	South Africa	Registered	2004/01933	8/25/2008

[Cat Design]	Phat Fashions LLC	South Africa	Registered	2004/01942	8/13/2008

[Cat Design]	Phat Fashions LLC	South Africa	Registered	2004/01944	8/13/2008

[Cat Design]	Phat Fashions LLC	South Africa	Registered	2004/01941	8/13/2008

[Cat Design]	Phat Fashions LLC	South Africa	Registered	2004/01945	8/13/2008

[Cat Design]	Phat Fashions LLC	South Africa	Registered	2004/01943	8/13/2008

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	South Africa	Registered	2004/01914	8/4/2008

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	South Africa	Registered	2004/01911	8/4/2008

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	South Africa	Registered	2004/01912	8/4/2008

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	South Africa	Registered	2004/01915	8/4/2008

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	South Africa	Registered	2004/01913	8/4/2008

P (and Flag Design)	Phat Fashions LLC	South Africa	Registered	2004/01920	8/13/2008

P (and Flag Design)	Phat Fashions LLC	South Africa	Registered	2004/01919	8/19/2008

P (and Flag Design)	Phat Fashions LLC	South Africa	Registered	2004/01918	8/13/2008

P (and Flag Design)	Phat Fashions LLC	South Africa	Registered	2004/01916	8/4/2008

P (and Flag Design)	Phat Fashions LLC	South Africa	Registered	2004/01917	8/26/2008

P (and Laurel Leaf Shield Design)	Phat Fashions LLC	South Africa	Pending (Published)	[s/n 2006/20283]	[filed 8/25/2006]

P (and Leaf Design)	Phat Fashions LLC	South Africa	Registered	2004/01922	8/13/2008

P (and Leaf Design)	Phat Fashions LLC	South Africa	Registered	2004/01925	8/25/2008

P (and Leaf Design)	Phat Fashions LLC	South Africa	Registered	2004/01921	8/19/2008

P (and Leaf Design)	Phat Fashions LLC	South Africa	Registered	2004/01924	8/19/2008

P (and Leaf Design)	Phat Fashions LLC	South Africa	Registered	2004/01923	8/19/2008

P (Leaf and Shield Design – Black)	Phat Fashions LLC	South Africa	Registered	2004/01927	8/19/2008

P (Leaf and Shield Design – Black)	Phat Fashions LLC	South Africa	Registered	2004/01926	8/19/2008

P (Leaf and Shield Design)	Phat Fashions LLC	South Africa	Registered	2004/01929	8/19/2008

P (Leaf and Shield Design)	Phat Fashions LLC	South Africa	Registered	2004/01928	8/19/2008

P (Leaf and Shield Design)	Phat Fashions LLC	South Africa	Registered	2004/01930	8/25/2008

PHAT	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01896]	[filed 2/11/2004]

PHAT	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01899]	[filed 2/11/2004]

PHAT	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01898]	[filed 2/11/2004]

PHAT	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01897]	[filed 2/11/2004]

PHAT	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01900]	[filed 2/11/2004]

PHAT FARM	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01901]	[filed 2/11/2004]

PHAT FARM	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01904]	[filed 2/11/2004]

PHAT FARM	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01903]	[filed 2/11/2004]

PHAT FARM	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01902]	[filed 2/11/2004]

PHAT FARM	Phat Fashions LLC	South Africa	Pending	[s/n 2004/01905]	[filed 2/11/2004]

PHAT FARM (and Crest Design)	Phat Fashions LLC	South Africa	Registered	2004/01937	12/2/2008

PHAT FARM (and Crest Design)	Phat Fashions LLC	South Africa	Registered	2004/01936	12/18/2008

PHAT FARM (and Crest Design)	Phat Fashions LLC	South Africa	Registered	2004/01939	12/18/2008

PHAT FARM (and Crest Design)	Phat Fashions LLC	South Africa	Registered	2004/01938	12/2/2008

PHAT FARM (and Crest Design)	Phat Fashions LLC	South Africa	Registered	2004/01940	2/11/2004

BABY PHAT	Phat Fashions LLC	Sweden	Registered	337019	5/5/2000

PHAT FARM	Phat Fashions LLC	Sweden	Registered	331746	6/28/1999

BABY PHAT	Phat Fashions LLC	Switzerland	Registered	470.895	10/19/1999

BABY PHAT (Stylized)	Phat Fashions LLC	Switzerland	Registered	543.074	2/23/2006

BABY PHAT (and Cat Design)	Phat Fashions LLC	Switzerland	Registered	543.075	2/23/2006

[Cat Design]	Phat Fashions LLC	Switzerland	Registered	543.076	2/23/2006

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Switzerland	Registered	473.602	11/26/1999

P (Leaf and Shield Design)	Phat Fashions LLC	Switzerland	Registered	543.073	2/23/2006

PHAT FARM	Phat Fashions LLC	Switzerland	Renewed	452.818	1/7/1998

BABY PHAT	Phat Fashions LLC	Taiwan	Registered	1213413	6/16/2006

BABY PHAT	Phat Fashions LLC	Taiwan	Registered	1211505	6/1/2006

BABY PHAT	Phat Fashions LLC	Taiwan	Registered	1252965	3/1/2007

BABY PHAT (and Cat Design)	Phat Fashions LLC	Taiwan	Registered	1213415	6/16/2006

BABY PHAT (and Cat Design)	Phat Fashions LLC	Taiwan	Registered	1211507	6/1/2006

BABY PHAT (and Cat Design)	Phat Fashions LLC	Taiwan	Registered	1346472	1/16/2009

BABY PHAT (and Cat Design)	Phat Fashions LLC	Taiwan	Registered	1252970	3/1/2007

[Cat Design]	Phat Fashions LLC	Taiwan	Registered	1213414	6/16/2006

[Cat Design]	Phat Fashions LLC	Taiwan	Registered	1211506	6/1/2006

[Cat Design]	Phat Fashions LLC	Taiwan	Registered	1252969	3/1/2007

P (and Flag Design)	Phat Fashions LLC	Taiwan	Registered	1252967	3/1/2007

P (Leaf and Shield Design – Outline)	Phat Fashions LLC	Taiwan	Registered	1252966	3/1/2007

P (Leaf and Shield Design)	Phat Fashions LLC	Taiwan	Registered	1252968	3/1/2007

PHAT	Phat Fashions LLC	Taiwan	Renewed	626361	1/1/1994

PHAT CLASSICS	Phat Fashions LLC	Taiwan	Registered	1335278	11/1/2008

PHAT FARM	Phat Fashions LLC	Taiwan	Registered	1207765	5/1/2006

PHAT FARM (Stylized)	Phat Fashions LLC	Taiwan	Registered	976977	12/16/2001

PHAT FARM (Stylized)	Phat Fashions LLC	Taiwan	Registered	961537	9/16/2001

PHAT FARM (and Crest Design)	Phat Fashions LLC	Taiwan	Registered	974471	9/15/2001

BABY PHAT (Stylized)	Phat Fashions LLC	Thailand	Registered	215635	3/23/2005

BABY PHAT (Stylized)	Phat Fashions LLC	Thailand	Registered	240010	2/24/2004

PHAT FARM	Phat Fashions LLC	Thailand	Registered	179319	4/22/2002

BABY PHAT	Phat Fashions LLC	Turkey	Registered	2005/08321	3/11/2005

BABY PHAT	Phat Fashions LLC	Turkey	Registered	2002/14586	6/13/2002

BABY PHAT (Stylized)	Phat Fashions LLC	Turkey	Registered	2006/01384	1/18/2006

BABY PHAT (and Cat Design)	Phat Fashions LLC	Turkey	Registered	2006/01500	1/19/2006

[Cat Design]	Phat Fashions LLC	Turkey	Registered	2006/01498	1/19/2006

P (Leaf and Shield Design)	Phat Fashions LLC	Turkey	Registered	2006/10383	1/18/2006

PHAT	Phat Fashions LLC	Turkey	Registered	2002/14585	6/13/2002

PHAT FARM	Phat Fashions LLC	Turkey	Registered	2005/08322	3/11/2005

PHAT FARM	Phat Fashions LLC	Turkey	Registered	2002/14794	6/17/2002

PHAT FARM (Stylized)	Phat Fashions LLC	Turkey	Registered	2006/01499	1/19/2006

BABY PHAT	Phat Fashions LLC	United Arab Emirates	Registered	58642	3/14/2006

BABY PHAT	Phat Fashions LLC	United Arab Emirates	Registered	58641	3/14/2006

BABY PHAT (and Cat Design)	Phat Fashions LLC	United Arab Emirates	Registered	85293	11/26/2007

P (and Laurel Leaf Shield Design)	Phat Fashions LLC	United Arab Emirates	Registered	84617	10/3/2007

PHAT CLASSICS	Phat Fashions LLC	United Arab Emirates	Pending	[s/n 105511]	[filed 1/17/2008]

PHAT FARM	Phat Fashions LLC	United Arab Emirates	Registered	81909	5/24/2007

PHAT FARM	Phat Fashions LLC	United Arab Emirates	Registered	58640	3/14/2006

PHAT FARM	Phat Fashions LLC	United Arab Emirates	Pending (Opposed)	[s/n 68628]	[filed 4/10/2005]

BABY PHAT (and Cat Design)	Phat Fashions LLC	United Kingdom (Madrid Protocol)	Registered	IR 905391	3/3/2006

PHAT	Phat Fashions LLC	United Kingdom	Renewed	1545530	8/19/1993

PHAT FARM	Phat Fashions LLC	United Kingdom	Renewed	2150235	10/31/1997

PHAT FARM (Stylized)	Phat Fashions LLC	United Kingdom	Registered	2246831	3/16/2001

PHAT FARM & CREST DESIGN	Phat Fashions LLC	United Kingdom	Registered	2246832	3/16/2001

BABY PHAT	Phat Fashions LLC	Uruguay	Registered	314.451	2/16/2000

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Uruguay	Registered	318.577	6/27/2000

PHAT FARM	Phat Fashions LLC	Uruguay	Registered	314.449	2/16/2000

BABY PHAT	Phat Fashions LLC	Venezuela	Registered	P-219.712	4/7/2000

CLASSIC AMERICAN FLAVA	Phat Fashions LLC	Venezuela	Registered	P-224.647	9/5/2000

PHAT FARM	Phat Fashions LLC	Venezuela	Registered	P-218.439	2/25/2000

PHAT FARM (and P Leaf Design)	Phat Fashions LLC	Venezuela	Pending (Opposed)	[s/n 18151/02]	[filed 11/20/2002]

ACADEMY BROADWAY	American Recreation Products, Inc.	Argentina	Pending	[s/n 3048478]	[filed 11/24/2010]

ACADEMY BROADWAY	American Recreation Products, Inc.	Argentina	Pending	[s/n 3048479]	[filed 11/24/2010]

ACADEMY BROADWAY	American Recreation Products, Inc.	Argentina	Pending	[s/n 3048480]	[filed 11/24/2010]

TIMBERWOLF	American Recreation Products, Inc.	Argentina	Pending	[s/n 314484]	[filed 9/9/2011]

TIMBERWOLF	American Recreation Products, Inc.	Argentina	Pending	[s/n 314488]	[filed 9/9/2011]

WENZEL	American Recreation Products, Inc.	Argentina	Pending	[s/n 3048483]	[filed 11/24/2010]

WENZEL	American Recreation Products, Inc.	Argentina	Pending	[s/n 3048484]	[filed 11/24/2010]

WENZEL	American Recreation Products, Inc.	Argentina	Pending	[S/n 3048486]	[filed 11/24/2010]

KELTY	American Recreation Products, Inc.	Australia	Registered	705849	9/16/1998

SLUMBERJACK	American Recreation Products, Inc.	Australia	Registered	705848	9/3/1997

WENZEL	American Recreation Products, Inc.	Australia	Registered	705847	10/9/1997

ACADEMY BROADWAY	American Recreation Products, Inc.	Brazil	Pending	[s/n 830.857.362]	[filed 11/29/2010]

ACADEMY BROADWAY	American Recreation Products, Inc.	Brazil	Pending	[s/n 830.857.370]	[filed 11/29/2010]

ACADEMY BROADWAY	American Recreation Products, Inc.	Brazil	Pending	[s/n 830.857.389]	[filed 11/29/2010]

WENZEL	American Recreation Products, Inc.	Brazil	Pending	[s/n 830.857.397]	[filed 11/29/2010]

WENZEL	American Recreation Products, Inc.	Brazil	Pending	[s/n 830.857.400]	[filed 11/29/2010]

WENZEL	American Recreation Products, Inc.	Brazil	Pending	[s/n 830.857.419]	[filed 11/29/2010]

EVEREST ELITE	American Recreation Products, Inc.	Canada	Registered	307521	10/18/1985

KELTY	American Recreation Products, Inc.	Canada	Registered	256720	3/13/1981

RIDGEWAY	American Recreation Products, Inc.	Canada	Registered	313881	5/2/1986

SLUMBERJACK	American Recreation Products, Inc.	Canada	Registered	302183	4/26/1985

SOLAR SILK	American Recreation Products, Inc.	Canada	Registered	324008	2/27/1987

TRAVASAK	American Recreation Products, Inc.	Canada	Registered	342713	7/15/1988

ULTIMATE DIRECTION	American Recreation Products, Inc.	Canada	Registered	TMA804,571	8/16/2011

ULTIMATE DIRECTION	American Recreation Products, Inc.	Canada	Registered	TMA804,572	8/16/2011

ULTIMATE DIRECTION	American Recreation Products, Inc.	Canada	Registered	TMA804,570	8/16/2011

U (and Design)	American Recreation Products, Inc.	Canada	Registered	TMA804,569	8/16/2011

U (and Design)	American Recreation Products, Inc.	Canada	Registered	TMA804,568	8/16/2011

U (and Design)	American Recreation Products, Inc.	Canada	Registered	TMA804,567	8/16/2011

U (and Design)	American Recreation Products, Inc.	Canada	Registered	TMA804,573	8/16/2011

ACADEMY BROADWAY	American Recreation Products, Inc.	Chile	Pending	[s/n 931283]	[filed 11/29/2010]

ACADEMY BROADWAY	American Recreation Products, Inc.	Chile	Pending	[s/n 931284]	[filed 11/29/2010]

ACADEMY BROADWAY	American Recreation Products, Inc.	Chile	Pending	[s/n 931285]	[filed 11/29/2010]

WENZEL	American Recreation Products, Inc.	Chile	Pending	[s/n 931286]	[filed 11/29/2010]

WENZEL	American Recreation Products, Lie.	Chile	Pending	[s/n 931287]	[filed 11/29/2010]

WENZEL	American Recreation Products, Inc.	Chile	Registered	827696	3/12/2008

60/40 (and Design)	American Recreation Products, Inc.	China (Peoples’ Republic)	Pending	[s/n 6799523]	[filed 6723/2008]

60/40 (and Design)	American Recreation Products, Inc.	China (Peoples’ Republic)	Pending	[s/n 6799524]	[filed 6/23/2008]

60/40 (and Design)	American Recreation Products, Inc.	China (Peoples’ Republic)	Pending	[s/n 9701491]	[filed 7/11/2011]

HILLARY (Stylized)	American Recreation Products, Inc.	China (Peoples’ Republic)	Registered	853597	7/7/1996

HILLARY (Stylized)	American Recreation Products, Inc.	China (Peoples’ Republic)	Registered	857508	7/21/1996

KELTY	American Recreation Products, Inc.	China (Peoples’ Republic)	Pending	[s/n 5712002]	[filed 11/9/2007]

KELTY	American Recreation Products, Inc.	China (Peoples’ Republic)	Registered	5712319	10/7/2009

KELTY	American Recreation Products, Inc.	China (Peoples’ Republic)	Pending	[s/n 5712318]	[filed 11/9/2006]

SLUMBERJACK (Stylized)	American Recreation Products, Inc.	China (Peoples’ Republic)	Pending	[s/n 8861757]	[filed 11/19/2010]

ULTIMATE DIRECTION	American Recreation Products, Inc.	China (Peoples’ Republic)	Registered	8388023	7/14/2011

ULTIMATE DIRECTION	American Recreation Products, Inc.	China (Peoples’ Republic)	Registered	8388022	7/14/2011

ULTIMATE DIRECTION	American Recreation Products, Inc.	China (Peoples’ Republic)	Registered	8388021	7/14/2011

U (and Design)	American Recreation Products, Inc.	China (Peoples’ Republic)	Pending	[s/n 8388020]	[filed 6/12/2010]

U (and Design)	American Recreation Products, Inc.	China (Peoples’ Republic)	Registered	8388019	7/14/2011

U (and Design)	American Recreation Products, Inc.	China (Peoples’ Republic)	Registered	8388018	7/14/2011

U (and Design)	American Recreation Products, Inc.	China (Peoples’ Republic)	Registered	8388017	7/14/2011

KELTY (and Design)	American Recreation Products, Inc.	European Union	Registered	000525592	1/7/1999

KELTY K.I.D.S. (and Design)	American Recreation Products, Inc.	European Union	Registered	000277202	11/14/1998

SLUMBERJACK	American Recreation Products, Inc.	European Union	Pending	[s/n 9776832]	[filed 3/1/2011]

ULTIMATE DIRECTION	American Recreation Products, Inc.	European Union	Pending	[s/n 009992711]	[filed 5/24/2011]

U (and Design)	American Recreation Products, Inc.	European Union	Pending	[s/n 009992744]	[filed 5/24/2011]

ULTIMATE DIRECTION	American Recreation Products, Inc.	France	Registered	10 3 745 414	10/29/2010

U (and Design)	American Recreation Products, Inc.	France	Registered	10 3 745 418	10/29/2010

AMERICAN RECREATION PRODUCTS, INC. (and Design)	American Recreation Products, Inc.	Japan	Registered	3193227	8/30/1996

AMERICAN RECREATION PRODUCTS, INC. (and Design)	American Recreation Products, Inc.	Japan	Registered	3129837	3/29/1996

BLACK SHEEP	American Recreation Products, Inc.	Japan	Registered	3271927	3/12/1997

BLACK SHEEP	American Recreation Products, Inc.	Japan	Registered	4034652	7/25/1997

BLACK SHEEP	American Recreation Products, Inc.	Japan	Registered	3275456	4/4/1997

HILLARY	American Recreation Products, Inc.	Japan	Registered	4009645	6/6/1997

INSTA-BED	American Recreation Products, Inc.	Japan	Registered	4492840	7/19/2001

KELTY	American Recreation Products, Inc.	Japan	Registered	1695599	6/21/1994

KELTY	American Recreation Products, Inc.	Japan	Registered	1298058	9/5/1977

KELTY (and Design)	American Recreation Products, Inc.	Japan	Registered	4064217	10/3/1997

KELTY K.I.D.S. (and Design)	American Recreation Products, Inc.	Japan	Registered	4187525	9/11/1998

RIDGEWAY BY KELTY	American Recreation Products, Inc.	Japan	Registered	3271929	3/12/1997

RIDGEWAY BY KELTY	American Recreation Products, Inc.	Japan	Registered	329837	4/25/1997

RIDGEWAY BY KELTY	American Recreation Products, Inc.	Japan	Registered	4034653	7/25/1997

SLUMBERJACK	American Recreation Products, Inc.	Japan	Registered	4462205	3/23/2001

SLUMBERJACK	American Recreation Products, Inc.	Japan	Registered	4426332	10/20/2000

SLUMBERJACK (Stylized)	American Recreation Products, Inc.	Japan	Registered	2031865	3/30/1988

THE AMERICAN CAMPING COMPANY	American Recreation Products, Inc.	Japan	Registered	3232001	12/25/1996

THE AMERICAN CAMPING COMPANY	American Recreation Products, Inc.	Japan	Registered	3295608	4/25/1997

THE AMERICAN CAMPING COMPANY	American Recreation Products, Inc.	Japan	Registered	3335339	7/25/1997

TIMBER WOLF	American Recreation Products, Inc.	Japan	Registered	4137602	4/17/1998

TIMBER WOLF	American Recreation Products, Inc.	Japan	Registered	3329730	7/4/1997

WENZEL	American Recreation Products, Inc.	Japan	Registered	4153760	6/5/1998

WENZEL	American Recreation Products, Inc.	Japan	Registered	4019795	6/27/1997

WENZEL	American Recreation Products, Inc.	Japan	Registered	2667850	5/31/1994

WENZEL	American Recreation Products, Inc.	Japan	Registered	2698954	11/30/1994

ULTIMATE DIRECTION	American Recreation Products, Inc.	Korea, Republic of	Pending	[s/n 40-2010-32319]	[filed 6/18/2010]

ULTIMATE DIRECTION	American Recreation Products, Inc.	Korea, Republic of	Pending	[s/n 40-2010-32320]	[filed 6/18/2010]

ULTIMATE DIRECTION	American Recreation Products, Inc.	Korea, Republic of	Pending	[s/n 40-2010-32321]	[filed 6/18/2010]

U (and Design)	American Recreation Products, Inc.	Korea, Republic of	Pending	[s/n 40-2010-32322]	[filed 6/18/2010]

U (and Design)	American Recreation Products, Inc.	Korea, Republic of	Pending	[s/n 40-2010-32323]	[filed 6/18/2010]

U (and Design)	American Recreation Products, Inc.	Korea, Republic of	Pending	[s/n 40-2010-32324]	[filed 6/18/2010]

U (and Design)	American Recreation Products, Inc.	Korea, Republic of	Pending	[s/n 40-2010-32325]	[filed 6/18/2010]

INSTA-BED	American Recreation Products, Inc.	Mexico	Registered	754062	6/28/2002

KELTY	American Recreation Products, Inc.	Mexico	Registered	513572	1/4/1996

SLUMBERJACK	American Recreation Products, Inc.	Mexico	Registered	505475	9/27/1995

WENZEL	American Recreation Products, Inc.	Mexico	Registered	461095	5/19/1994

WENZEL	American Recreation Products, Inc.	Mexico	Registered	513571	1/4/1996

WENZEL	American Recreation Products, Inc.	Mexico	Registered	474983	9/27/1994

ACADEMY BROADWAY	American Recreation Products, Lie.	Paraguay	Registered	230193	11/21/2000

WENZEL (and Design)	American Recreation Products, Inc.	Peru	Registered	031020	11/20/1996

WENZEL (and Design)	American Recreation Products, Inc.	Peru	Registered	031021	11/20/1996

WENZEL (and Design)	American Recreation Products, Inc.	Peru	Registered	030706	11/7/1996

ULTIMATE DIRECTION	American Recreation Products, Inc.	Switzerland	Pending	[s/n 56094/2010]	[filed 6/14/2010]

U (and Design)	American Recreation Products, Inc.	Switzerland	Registered	606.617	10/18/2010

ULTIMATE DIRECTION	American Recreation Products, Inc.	Taiwan	Pending	[s/n 099028697]	[filed 6/10/2010]

U (and Design)	American Recreation Products, Inc.	Taiwan	Pending	[s/n 099028698]	[filed 6/14/2010]

HILLARY	American Recreation Products, Inc.	United Kingdom	Registered	B1571531	6/23/1995

KELTY	American Recreation Products, Inc.	United Kingdom	Registered	1208640	9/25/1985

ACADEMY BROADWAY	American Recreation Products, Inc.	Uruguay	Registered	279,025	9/7/1999

ACADEMY BROADWAY (and Design)	American Recreation Products, Inc.	Uruguay	Registered	279024	9/7/1999

ACADEMY BROADWAY	American Recreation Products, Inc.	Venezuela	Registered	7578-1995	12/7/2001

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	Argentina	Pending	[s/n 2669608]	[filed 5/10/2006]

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	Australia	Registered	B391379	3/6/1987

ROYAL ROBBINS (and Label Design)	Royal Robbins, Inc.	Brazil	Registered	828268576	7/8/2008

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	Canada	Registered	293108	7/20/1984

GO EVERYWHERE	Royal Robbins, Inc.	Canada	Registered	548764	7/26/2001

[Strider Design]	Royal Robbins, Inc.	Canada	Registered	683660	3/14/2007

ROYAL ROBBINS	Royal Robbins, Inc.	Chile	Registered	767698	9/25/2006

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	Chile	Registered	774250	12/12/2006

ROYAL ROBBINS	Royal Robbins, Inc.	China, Peoples’ Republic of	Registered	1232575	12/21/1998

[Strider Design]	Royal Robbins, Inc.	China, Peoples’ Republic of (Madridi Protocol)	Registered	IR 888802	4/18/2006

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	European Union	Registered	81208	2/3/1998

[Strider Design]	Royal Robbins, Inc.	European Union	Registered	3975331	8/9/2004

ROYAL ROBBINS (and Label Design)	Royal Robbins, Inc.	Guatemala	Registered	146695	1/23/2007

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	Hong Kong	Registered	B447/1990	2/28/1990

[Strider Design]	Royal Robbins, Inc.	Hong Kong	Registered	300569593	1/23/2006

[Strider Design]	Royal Robbins, Inc.	International Registration (Madrid Protocol)	Registered	IR 888802	4/18/2006

ROYAL ROBBINS	Royal Robbins, Inc.	Israel	Registered	189974	5/7/2006

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	Japan	Registered	2518250	3/31/1993

[Strider Design]	Royal Robbins, Inc.	Japan (Madridi Protocol)	Registered	IR 888802	4/18/2006

ROYAL ROBBINS (and Standing Man Design)	Royal Robbins, Inc.	Korea, Republic of	Registered	378085	10/13/1997

[Walking Man Design]	Royal Robbins, Inc.	Korea, Republic of	Registered	438603	1/20/1999

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	Mexico	Registered	928778	2/3/2006

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	New Zealand	Registered	147183	5/16/1983

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	Norway	Registered	149757	3/26/1992

ROYAL ROBBINS	Royal Robbins, Inc.	Russian Federation	Registered	348298	1/26/2007

ROYAL ROBBINS	Royal Robbins, Inc.	Singapore	Registered	B4969/94	6/15/1994

[Strider Design]	Royal Robbins, Inc.	Singapore (Madrid Protocol)	Registered	IR 888802	4/18/2006

ROYAL ROBBINS (and Design)	Royal Robbins, Inc.	Switzerland	Registered	369979	2/13/1989

ROYAL ROBBINS	Royal Robbins, Inc.	Taiwan	Registered	390215	2/1/1988

[Strider Design]	Royal Robbins, Inc.	Taiwan	Registered	1236844	11/16/2006

ROYAL ROBBINS	Royal Robbins, Inc.	Thailand	Registered	207665	4/23/2003

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Australia	Registered	706238	11/10/1998

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Austria	Registered	140704	2/28/1992

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Benelux	Registered	516313	2/8/1993

60/40 (and Design)	Sierra Designs Acquisition Corporation	Canada	Registered	290234	4/27/1984

60/40 PARKA	Sierra Designs Acquisition Corporation	Canada	Registered	289248	3/30/1994

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Canada	Registered	350009	1/13/1989

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	China (Peoples’ Republic)	Registered	725224	1/14/1995

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	China (Peoples’ Republic)	Registered	739147	4/7/1995

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	China (Peoples’ Republic)	Registered	728981	2/7/1995

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	France	Registered	1737870	10/11/1991

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Germany	Registered	968545	3/9/1978

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Hong Kong	Registered	B08211	9/22/1993

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Hong Kong	Registered	B06287	9/22/1993

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Hong Kong	Registered	B06288	9/22/1993

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Italy	Registered	626900	6/21/1994

60/40 (and Design)	Sierra Designs Acquisition Corporation	Japan	Registered	5240505	6/19/2009

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Japan	Registered	2239322	6/28/1990

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Japan	Registered	2104325	1/23/1989

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Japan	Registered	2079147	9/30/1988

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Japan	Registered	4668978	5/2/2003

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Japan	Pending	[s/n 2011-000523]	[filed 1/6/2011]

SIERRA DESIGNS (and SD Mountain Design)	Sierra Designs Acquisition Corporation	Japan	Registered	4400435	7/14/2000

SIERRA DESIGNS (and SD Mountain Design)	Sierra Designs Acquisition Corporation	Japan	Registered	4571561	5/24/2002

THE ORIGINAL 60/40 WORKS	Sierra Designs Acquisition Corporation	Japan	Registered	5101523	12/28/2007

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Norway	Registered	158580	8/19/1993

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Korea, Republic of	Registered	40-428802	11/9/1998

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Korea, Republic of	Registered	450679	7/9/1999

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Korea, Republic of	Registered	456248	10/8/1999

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	Switzerland	Registered	402002	7/26/1993

SIERRA DESIGNS (and Design)	Sierra Designs Acquisition Corporation	Sweden	Registered	307371	12/29/1995

SIERRA DESIGNS (and Design)	Sierra Designs Acquisition Corporation	Taiwan	Registered	787614	12/1/1997

SIERRA DESIGNS (and Design)	Sierra Designs Acquisition Corporation	Taiwan	Registered	798901	3/16/1998

SIERRA DESIGNS (and Design)	Sierra Designs Acquisition Corporation	Taiwan	Registered	781058	11/16/1997

SIERRA DESIGNS (and Design)	Sierra Designs Acquisition Corporation	Taiwan	Registered	783459	12/1/1997

SIERRA DESIGNS	Sierra Designs Acquisition Corporation	United Kingdom	Registered	1407370	11/5/1989

A+DAM	Kellwood Company	Australia	Registered	1091542	8/2/2007

A+EVE	Kellwood Company	Australia	Registered	1091541	9/18/2006

ADAM (Stylized)	Kellwood Company	Australia	Pending	[s/n 1413623]	[filed 3/10/2011]

ADAM ADAM LIPPES	Kellwood Company	Australia	Pending	[s/n 1413625]	[filed 3/10/2011]

ADAM ADAM LIPPES (Stylized)	Kellwood Company	Australia (Madrid Protocol)	Registered	IR 1091541	9/18/2006

KORET OF CALIFORNIA	Kellwood Company	Australia	Registered	B227511	1/24/1972

LAMB & FLAG	Kellwood Company	Australia	Pending	[s/n 1412552]	[filed 3/4/2011]

LAMB & FLAG	Kellwood Company	Australia	Pending	[s/n 1412554]	[filed 3/4/2011]

LXF STYLIZED	Kellwood Company	Australia	Pending	[s/n 1412559]	[filed 3/4/2011]

LXF STYLIZED	Kellwood Company	Australia	Pending	[s/n 1412562]	[filed 3/4/2011]

REBECCA TAYLOR (and 2 Cats & Crown Design)	Kellwood Company	Australia	Registered	871138	3/30/2001

SAG HARBOR	Kellwood Company	Australia	Registered	883369	5/9/2002

VINCE	Kellwood Company	Australia (Madrid Protocol)	Registered	IR 960474	4/9/2008

KELLWOOD	Kellwood Company	Benelux	Registered	302436	8/26/1971

[Kellwood Design]	Kellwood Company	Benelux	Registered	302440	8/26/1971

VINCE	Kellwood Company	Brazil	Pending	[s/n 829702130]	[filed 4/28/2008]

VINCE	Kellwood Company	Brazil	Pending	[s/n 829702130]	[filed 4/28/2008]

VINCE	Kellwood Company	Brazil	Pending	[s/n 829702148]	[filed 4/28/2008]

62 EAST (and Design)	Kellwood Company	Canada	Registered	341472	6/10/1988

A+DAM (Stylized)	Kellwood Company	Canada	Registered	682135	2/22/2007

A+EVE (Stylized)	Kellwood Company	Canada	Registered	682136	2/22/2007

ADAM (Stylized)	Kellwood Company	Canada	Pending	[s/n 1416261]	[filed 2/22/2011]

ADAM ADAM LIPPES	Kellwood Company	Canada	Pending	[s/n 1416660]	[filed 2/24/2011]

COMPONIX	Kellwood Company	Canada	Registered	357281	6/16/1989

COMPONIX (and Design)	Kellwood Company	Canada	Registered	357282	6/16/1989

DEMOCRACY	Kellwood Company	Canada	Registered	498407	8/6/1998

FLATTER-FIT	Kellwood Company	Canada	Registered	265799	1/15/1982

FRANCISCA	Kellwood Company	Canada	Registered	352755	3/3/1989

IVY	Kellwood Company	Canada	Registered	410249	4/2/1993

IVY COLLECTIBLES	Kellwood Company	Canada	Registered	496334	6/17/1998

JAX	Kellwood Company	Canada	Registered	404350	10/30/1992

JAX COUNTRY	Kellwood Company	Canada	Registered	560222	4/15/2002

JAX SEPARATES	Kellwood Company	Canada	Registered	486099	11/24/1999

JAXSPORT	Kellwood Company	Canada	Registered	287384	1/27/1984

JOLT	Kellwood Company	Canada	Registered	772114	7/16/2010

K (and Design)	Kellwood Company	Canada	Registered	692492	7/20/2007

[Kellwood Design]	Kellwood Company	Canada	Registered	282036	8/5/1983

KORET	Kellwood Company	Canada	Registered	308890	11/29/1985

KORET CITY BLUES	Kellwood Company	Canada	Registered	233999	6/29/1979

KORET OF CALIFORNIA	Kellwood Company	Canada	Registered	364805	2/2/1990

L.A. INTIMATES	Kellwood Company	Canada	Registered	481279	8/22/1997

LAMB & FLAG	Kellwood Company	Canada	Pending	[s/n 1518457]	[filed 3/9/2011]

LXF (Stylized)	Kellwood Company	Canada	Pending	[s/n 1518462]	[filed 3/9/2011]

NAPA GOLF BY NAPA VALLEY	Kellwood Company	Canada	Registered	559562	3/21/2002

NORTHERN ISLES	Kellwood Company	Canada	Registered	323433	2/6/1997

NOTABLES	Kellwood Company	Canada	Registered	335068	12/11/1997

PILAR (and Design)	Kellwood Company	Canada	Registered	306990	9/13/1985

PROPHECY (and Design)	Kellwood Company	Canada	Registered	274161	11/26/1982

REBECCA TAYLOR	Kellwood Company	Canada	Pending	[s/n 1539601]	[filed 8/26/2011]

REBECCA TAYLOR	Kellwood Company	Canada	Pending	[s/n 1539602]	[filed 8/26/2011]

SAG HARBOR	Kellwood Company	Canada	Registered	432321	8/26/1994

SEQUIN HEARTS	Kellwood Company	Canada	Pending	[s/n 1529519]	[filed 5/27/2011]

STUDIO JAX	Kellwood Company	Canada	Registered	560318	4/17/2002

SUGAR PLUM	Kellwood Company	Canada	Registered	439102	2/10/1995

THE SLIMMING SOLUTION	Kellwood Company	Canada	Pending	[s/n 1432326]	[3/25/2009]

VINCE	Kellwood Company	Canada	Registered	658558	2/9/2006

[2 Cats Outline Design]	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 5880282]	[filed 1/31/2007]

A+EVE (Stylized)	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 4763031]	[filed 7/6/2005]

ADAM ADAM LIPPES	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 9222801]	[filed 3/17/2011]

ADAM (Stylized)	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 9222802]	[filed 3/17/2011]

ADAM ADAM LIPPES (Stylized)	Kellwood Company	China (Peoples’ Republic) (Madrid Protocol)	Registered	IR 980424	8/28/2008

IVY	Kellwood Company	China (Peoples’ Republic)	Registered	520723	5/20/1990

LAMB & FLAG	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 9199565]	[filed 3/11/2011]

LAMB & FLAG	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 9222799]	[filed 3/17/2011]

LXF (Stylized)	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 9199566]	[filed 3/11/2011]

LXF (Stylized)	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 9222800]	[filed 3/17/2011]

REBECCA TAYLOR (Stylized)	Kellwood Company	China (Peoples’ Republic)	Registered	1501114	1/7/2001

REBECCA TAYLOR (and 2 Cats & Crown Design)	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 5880280]	[filed 1/31/2007]

REBECCA TAYLOR (and 2 Cats & Crown Design)	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 5880281]	[filed 1/31/2007]

VINCE	Kellwood Company	China (Peoples’ Republic)	Registered	3448663	3/6/2005

VINCE	Kellwood Company	China (Peoples’ Republic)	Pending	[s/n 8249979]	[filed 4/28/2010]

KORET	Kellwood Company	Denmark	Registered	VR-199208126	8/28/1992

[2 Cats Outline Design]	Kellwood Company	European Union	Registered	8968398	10/27/2010

ADAM ADAM LIPPES	Kellwood Company	European Union	Pending	[s/n 009763566]	[filed 2/24/2011]

ADAM ADAM LIPPES (Stylized)	Kellwood Company	European Union	Pending	[s/n 6709281]	[filed 2/28/2008]

ADAM (Stylized)	Kellwood Company	European Union	Pending	[s/n 009763665]	[filed 2/24/2011]

BLK DNM	Kellwood Company	European Union	Pending	[s/n 010166957]	[filed 8/1/2011]

LAMB & FLAG	Kellwood Company	European Union	Pending	[s/n 009805474]	[filed 3/11/2011]

LXF (Stylized)	Kellwood Company	European Union	Pending	[s/n 009787623]	[filed 3/11/2011]

REBECCA TAYLOR	Kellwood Company	European Union	Registered	8968042	10/27/2010

VINCE	Kellwood Company	European Union	Registered	2996700	10/6/2004

KELLWOOD	Kellwood Company	France	Registered	1485999	8/31/1988

KORET	Kellwood Company	France	Registered	92413996	9/25/1992

REBECCA TAYLOR	Kellwood Company	France	Registered	013089168	3/16/2001

REBECCA TAYLOR	Kellwood Company	Honduras	Registered	115.689	4/4/2011

REBECCA TAYLOR (and 2 Cats & Crown Design)	Kellwood Company	Honduras	Registered	115.512	3/22/3011

[2 Cats Outline Design]	Kellwood Company	Hong Kong	Pending	[s/n 301712240]	[filed 9/10/2010]

ADAM (Stylized)	Kellwood Company	Hong Kong	Pending	[s/n 301856683]	[filed 3/11/2011]

ADAM ADAM LIPPES	Kellwood Company	Hong Kong	Pending	[s/n 301856692]	[filed 3/11/2011]

ADAM ADAM LIPPES (Stylized)	Kellwood Company	Hong Kong	Registered	301189936	8/27/2008

KORET	Kellwood Company	Hong Kong	Registered	06261971	5/11/1971

REBECCA TAYLOR	Kellwood Company	Hong Kong	Pending	[s/n 301712259]	[filed 9/10/2010]

REBECCA TAYLOR (Stylized)	Kellwood Company	Hong Kong	Registered	200016533	12/18/2000

VINCE	Kellwood Company	Hong Kong	Registered	10246	8/18/2003

[2 Cats Outline Design]	Kellwood Company	India	Pending	[s/n 2000143]	[filed 7/28/2010]

REBECCA TAYLOR	Kellwood Company	India	Pending	[s/n 1955003]	[filed 4/23/2010]

ADAM (Stylized)	Kellwood Company	Indonesia	Pending	[s/n D002011010018]	[filed 3/16/2011]

ADAM ADAM LIPPES	Kellwood Company	Indonesia	Pending	[s/n D002011010017]	[filed 3/16/2011]

REBECCA TAYLOR (and 2 Cats & Crown Design)	Kellwood Company	Indonesia	Pending	[s/n D002007012132]	[filed 4/19/2007]

REBECCA TAYLOR (and 2 Cats & Crown Design)	Kellwood Company	Indonesia	Registered	IDM000183663	4/19/2007

ADAM ADAM LIPPES (Stylized)	Kellwood Company	International Registration (Madrid Protocol)	Registered	IR 980424	8/28/2008

VINCE	Kellwood Company	International Registration (Madrid Protocol)	Registered	IR 960474	4/9/2008

KELLWOOD	Kellwood Company	Italy	Registered	993782	2/17/1986

KELLWOOD (and Design)	Kellwood Company	Italy	Registered	1001904	10/7/1986

[Kellwood Design]	Kellwood Company	Italy	Registered	993783	2/17/1986

A+DAM (Stylized)	Kellwood Company	Japan	Registered	1933160	3/3/2006

A+EVE (Stylized)	Kellwood Company	Japan	Registered	4978034	8/11/2006

ADAM (Stylized)	Kellwood Company	Japan	Pending	[s/n 2011-017834]	[filed 3/11/2011]

ADAM ADAM LIPPES	Kellwood Company	Japan	Pending	[s/n 2011-017835]	[filed 3/11/2011]

ADAM ADAM LIPPES (Stylized)	Kellwood Company	Japan (Madrid Protocol)	Registered	IR 980424	8/28/2008

CITY BLUES	Kellwood Company	Japan	Registered	2676694	6/29/1994

DAVID DART	Kellwood Company	Japan	Registered	4040959	8/8/1997

DAVID DART COLLECTION	Kellwood Company	Japan	Registered	4000907	5/16/1997

DAVID DART DRESS	Kellwood Company	Japan	Registered	4056565	9/12/1997

DAVID DART KNITWEAR	Kellwood Company	Japan	Registered	4054220	9/5/1997

DAVID DART SPORT	Kellwood Company	Japan	Registered	4000908	5/16/1997

DD (Stylized)	Kellwood Company	Japan	Registered	4048075	8/22/1997

KELLWOOD	Kellwood Company	Japan	Registered	3369850	7/17/1988

LAMB & FLAG	Kellwood Company	Japan	Pending	[s/n 2011-017429]	[filed 3/10/2011]

LAMB & FLAG	Kellwood Company	Japan	Pending	[s/n 2011-017430]	[filed 3/10/2011]

LXF (Stylized)	Kellwood Company	Japan	Pending	[s/n 2011-017433]	[filed 3/10/2011]

LXF (Stylized)	Kellwood Company	Japan	Pending	[s/n 2011-017434]	[filed 3/10/2011]

REBECCA TAYLOR	Kellwood Company	Japan	Registered	4384845	5/19/2000

REBECCA TAYLOR	Kellwood Company	Japan	Registered	4365303	3/3/2000

REBECCA TAYLOR (Stylized)	Kellwood Company	Japan	Registered	4277435	5/28/1999

REBECCA TAYLOR (and 2 Cats & Crown Design)	Kellwood Company	Japan	Registered	4669747	5/9/2003

SAG HARBOR (and Design)	Kellwood Company	Japan	Registered	4048077	8/22/1997

VINCE	Kellwood Company	Japan	Registered	161/2003	10/17/2003

[2 Cats Outline Design]	Kellwood Company	Korea, Republic of	Registered	40-085247	6/9/2011

ADAM (Stylized)	Kellwood Company	Korea, Republic of	Pending	[s/n 40-2011-12227]	[filed 3/10/2011]

ADAM ADAM LIPPES	Kellwood Company	Korea, Republic of	Pending	[s/n 40-2011-12228]	[filed 3/10/2011]

VINCE	Kellwood Company	Korea, Republic of	Registered	45-0032755	10/26/2010

VINCE	Kellwood Company	Korea, Republic of	Pending	[s/n 40-2010-53052]	[filed 10/15/2010]

VINCE	Kellwood Company	Korea, Republic of	Pending	[s/n 40-2010-53053]	[filed 10/15/2010]

VINCE	Kellwood Company	Korea, Republic of	Pending	[s/n 40-2010-53054]	[filed 10/15/2010]

VINCE	Kellwood Company	Korea, Republic of	Pending	[s/n 40-2010-53055]	[filed 10/15/2010]

VINCE	Kellwood Company	Korea, Republic of	Pending	[s/n 40-2011-21472]	[filed 4/20/2011]

VINCE	Kellwood Company	Korea, Republic of	Pending	[s/n 40-2011-11189]	[filed 4/20/2011]

ADAM (Stylized)	Kellwood Company	Kuwait	Pending	[s/n 119156]	[filed 3/17/2011]

ADAM ADAM LIPPES	Kellwood Company	Kuwait	Pending	[s/n 119157]	[filed 3/17/2011]

HOLLYWOULD	Kellwood Company	Kuwait	Registered	74981	2/11/2008

HOLLYWOULD	Kellwood Company	Kuwait	Pending	[s/n 92088]	[filed 2/12/2008]

ADAM (Stylized)	Kellwood Company	Lebanon	Registered	134721	4/4/2011

ADAM ADAM LIPPES	Kellwood Company	Lebanon	Registered	134713	4/4/2011

ADAM (Stylized)	Kellwood Company	Mexico	Pending	[s/n 1163951]	[filed 3/17/2011]

ADAM ADAM LIPPES	Kellwood Company	Mexico	Pending	[s/n 1163954]	[filed 3/17/2011]

CASCADE BLUES	Kellwood Company	Mexico	Registered	447095	11/24/1993

DARE TO DRESS	Kellwood Company	Mexico	Registered	475904	10/4/1994

DEMOCRACY	Kellwood Company	Mexico	Pending	[s/n 1195680]	[filed 7/18/2011]

HOLLYWOULD	Kellwood Company	Mexico	Registered	1042306	5/28/2008

JOLT	Kellwood Company	Mexico	Pending	[s/n 1192046]	[filed 7/5/2011]

L.A. INTIMATES	Kellwood Company	Mexico	Registered	461094	5/19/1994

MY MICHELLE	Kellwood Company	Mexico	Pending	[s/n 1195685]	[filed 7/18/2011]

OPTIONS MELROSE (Stylized)	Kellwood Company	Mexico	Registered	489831	4/27/1995

PROPHECY	Kellwood Company	Mexico	Registered	462470	6/2/1994

RADCLIFFE	Kellwood Company	Mexico	Registered	447097	11/24/1993

REBECCA TAYLOR	Kellwood Company	Mexico	Pending	[s/n 1204222]	[filed 8/18/2011]

REBECCA TAYLOR	Kellwood Company	Mexico	Pending	[s/n 1204223]	[filed 8/18/2011]

REBECCA TAYLOR	Kellwood Company	Mexico	Pending	[s/n 1204224]	[filed 8/18/2011]

REBECCA TAYLOR	Kellwood Company	Mexico	Pending	[s/n 1204225]	[filed 8/18/2011]

REBECCA TAYLOR	Kellwood Company	Mexico	Pending	[s/n 1204226]	[filed 8/18/2011]

SAG HARBOR	Kellwood Company	Mexico	Registered	447096	11/24/1993

SEQUIN HEARTS	Kellwood Company	Mexico	Pending	[s/n 1195691]	[filed 7/18/2011]

VINCE	Kellwood Company	Mexico	Pending	[s/n 1204218]	[filed 8/18/2011]

VINCE	Kellwood Company	Mexico	Pending	[s/n 1204219]	[filed 8/18/2011]

VINCE	Kellwood Company	Mexico	Pending	[s/n 1209933]	[filed 9/8/2011]

STUDIO EASE	Kellwood Company	Mexico	Registered	475902	10/4/1994

A+ (Stylized)	Kellwood Company	New Zealand	Registered	740645	6/22/2006

A+DAM (Stylized)	Kellwood Company	New Zealand	Registered	740643	7/13/2006

A+EVE (Stylized)	Kellwood Company	New Zealand	Registered	740644	6/22/2006

ADAMPLUSEVE	Kellwood Company	New Zealand	Registered	740646	6/22/2006

KORET OF CALIFORNIA	Kellwood Company	New Zealand	Registered	B89744	9/30/1982

REBECCA TAYLOR (and 2 Cats & Crown)	Kellwood Company	New Zealand	Registered	634234	9/20/2001

ADAM (Stylized)	Kellwood Company	Pakistan	Pending	[s/n 298265]	[filed 3/17/2011]

ADAM ADAM LIPPES	Kellwood Company	Pakistan	Pending	[s/n 298266]	[filed 3/17/2011]

LAMB & FLAG	Kellwood Company	Puerto Rico	Pending	[s/n 76583]	[filed 6/2/2011]

LAMB & FLAG	Kellwood Company	Puerto Rico	Pending	[s/n 76580]	[filed 6/2/2011]

LXF (Stylized)	Kellwood Company	Puerto Rico	Pending	[s/n 76588]	[filed 6/2/2011]

LXF (Stylized)	Kellwood Company	Puerto Rico	Pending	[s/n 76587]	[filed 6/2/2011]

ADAM (Stylized)	Kellwood Company	Russia, Federation of	Pending	[s/n 2011707467]	[filed 3/16/2011]

ADAM ADAM LIPPES	Kellwood Company	Russia, Federation of	Pending	[s/n 2011707468]	[filed 3/16/2011]

VINCE	Kellwood Company	Russia, Federation of (Madrid Protocol)	Registered	IR 960474	4/9/2008

REBECCA TAYLOR	Kellwood Company	Singapore	Registered	T9913558G	11/25/1999

VINCE	Kellwood Company	Singapore (Madrid Protocol)	Registered	IR 960474	4/9/2008

KORET	Kellwood Company	South Africa	Registered	199205858	3/24/1994

KELLWOOD	Kellwood Company	Spain	Registered	1025125	10/20/1983

KORET	Kellwood Company	Sweden	Registered	923487	11/13/1992

ADAM (Stylized)	Kellwood Company	Switzerland	Registered	615.892	3/10/2011

ADAM ADAM LIPPES	Kellwood Company	Switzerland	Pending	[s/n 52895/2011]	[filed 3/10/2011]

KORET	Kellwood Company	Switzerland	Registered	397035	12/31/1992

VINCE	Kellwood Company	Switzerland (Madrid Protocol)	Registered	IR 960474	4/9/2008

C.E.O. (and Design)	Kellwood Company	Taiwan	Registered	699023	8/16/1995

REBECCA TAYLOR	Kellwood Company	Taiwan	Registered	00931776	2/16/2001

VINCE	Kellwood Company	Taiwan	Registered	1377063	9/1/2009

VINCE	Kellwood Company	Thailand	Pending	[s/n 692936]	[filed 4/18/2008]

VINCE	Kellwood Company	Thailand	Registered	315178	5/19/2010

VINCE	Kellwood Company	Thailand	Registered	43665	8/19/2009

ADAM (Stylized)	Kellwood Company	Turkey	Pending	[s/n 2011-G-62172]	[filed 3/11/2011]

ADAM ADAM LIPPES	Kellwood Company	Turkey	Pending	[s/n 2011-G-62178]	[filed 3/11/2011]

VINCE	Kellwood Company	Turkey (Madrid Protocol)	Registered	IR 960474	4/9/2008

ADAM ADAM LIPPES	Kellwood Company	United Arab Emirates	Pending	[s/n 156663]	[filed 5/3/2011]

ADAM (Stylized)	Kellwood Company	United Arab Emirates	Pending	[s/n 156662]	[filed 5/3/2011]

HOLLYWOULD	Kellwood Company	United Arab Emirates	Pending	[s/n 106747]	[filed 2/6/2008]

KORET	Kellwood Company	United Kingdom	Registered	930800	8/6/1969

REBECCA TAYLOR (and 2 Cats & Crown Design)	Kellwood Company	United Kingdom	Registered	2257664	6/15/2001

REBECCA TAYLOR (and 2 Cats & Crown Design)	Kellwood Company	Venezuela	Pending	[s/n 918409]	[filed 6/8/2009]

Obligors’ Foreign Copyrights:

Title	Owner	Country	Status in Copyright Office	Federal Registration Number	Registration Date

2 Cats Single Outline	Kellwood Company	China (Peoples’ Republic)	Registered	2010-F-028905	7/5/2010

2 Cats Double Outline	Kellwood Company	China (Peoples’ Republic)	Registered	2010-F-028906	7/5/2010

2 Cats Double Outline	Kellwood Company	Korea, Republic of	Registered	C-2010-005063

SCHEDULE 8.1.14

Environmental Matters

EPA v. Kellwood, et al. – Under an Administrative Order on Consent with the EPA, Kellwood is obligated to perform a remedial investigation and feasibility study of contaminated soil and ground-water in New Haven, Missouri.

EPA v. Kellwood, et al. – The EPA has identified ARP as one of seventy three principal parties responsible for the dumping of 111,000 gallons of an unknown toxic substance causing soil and groundwater contamination. To date, no remediation plan has been developed or implemented.

SCHEDULE 8.1.15

Restrictive Agreements

[On file with the Company]

SCHEDULE 8.1.16

Litigation

1.	See Schedule 8.1.14

2.	New York Tax Appeal - The New York Division of Taxation issued a Notice of Deficiency dated October 11, 2005 which asserted additional taxes due. Kellwood appealed the Division’s decision. On March 27, 2008, the appeals judge ruled against Kellwood. Kellwood has appealed this decision to the next level of appeals. On September 23, 2011, Kellwood received notice that the Tribunal upheld the judge’s decision. The state assessment is approximately $2.2 million. Additionally, amended city returns will be filed with additional tax due in the amount of $2.7 million. This will result in total state and city tax, interest and penalties of approximately $8.9 million.

3.	Sunday Players and Daryl Washington v. Kellwood Company (Menswear) - Contract dispute in the Southern District of
New York stemming from a license agreement entered into in November 2003. Original complaint sought damages in excess of $50,000,000 but the court issued an order on 3/26/09 dismissing seven of the nine counts of the complaint filed by Sunday Players against Kellwood, including the claim for punitive damages. Plaintiff filed second amended complaint on 5/26/09 but it is substantially limited due to the previously dismissed claims. Plaintiffs retained an expert who estimated that Plaintiffs’ damages could be as much as approximately $35.6 million. Kellwood’s expert filed a report rebuffing the methods used by Plaintiffs’ expert to calculate damages. In or around July of 2011, both parties submitted motions to exclude the testimony of the other party’s expert, and these motions are still before the Court. No hearing date has been set.

Schedule 8.1.18

Pension Plans

1.	There are 8 Executive Death Benefit Agreements with retired Kellwood executives whereby Kellwood has agreed to pay a named beneficiary an amount at the executive’s death. The amount paid is based upon the executive’s salary at retirement. The total of all these obligations payable on the executives’ deaths is approximately $8 million.

SCHEDULE 8.1.20

Labor Contracts

None

SCHEDULE 8.1.27

Insurance

See attached Exhibit 8.1.27

SCHEDULE 8.1.29

Material Contracts

[On file with the Company]

SCHEDULE 9.2.1

Existing Indebtedness

Outstanding Principal as of

the Closing Date

(Amount in Dollars)

DEBTOR	O/S AMOUNT	MATURITY DATE	CREDITOR
SENIOR DEBT
Kellwood Company	$86,953,000	10/15/2017	Public Debentures
Kellwood Company	200,000	6/15/2034	Public Senior Convertible

Total Senior Debt	$87,115,300

Revolving credit agreement dated as of September 1, 2010 between American Recreation Products, Inc. (“ARP”) and Canadian Recreation Products, Inc. (“CRP”). As of April 30, 2011 the balance of the note payable to CRP from ARP was $1,567,083.25.

Schedule 9.2.2

Existing Liens

Meow Inc.

Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
200612140989759	12/14/06	UCC-1	Wells Fargo Financial Leasing Inc	Operating lease of certain Xerox equipment

200804185424171	04/18/08	UCC-1	Rosenthal & Rosenthal, Inc.

201101050008798	01/05/11	UCC-3		Accounts (excepting only for those Accounts which were resold by Secured Party to Debtor) evidenced by invoices dated on or before 12/31/2010, any Goods which by sale resulted in such Accounts, IP rights necessary to allow Secured Party to collect on such Accounts or to dispose of any such Goods and Proceeds of any such Accounts or Goods

200805070325808	05/07/08	UCC-1	General Electric Capital Corporation	Operating lease of certain equipment from General Electric Capital Corporation

American Recreation Products, Inc.

Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
20091373445	04/30/09	UCC-1	Document & Network Technologies, Inc.	Operating lease of certain Toshiba equipment

Kellwood Company

Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
30690795	03/03/03	UCC-1	Toshiba America Information	Operating lease of certain Toshiba equipment

20073789822	10/09/07	UCC-3		Continuation

33170423	12/03/03	UCC-1	Toshiba America Information	Operating lease of certain Toshiba equipment

20082595005	07/29/08	UCC-3		Continuation

42219691	08/06/04	UCC-1	Dell Financial Services, L.P.	Operating lease of certain Dell equipment

20092417001	07/28/09	UCC-3		Continuation

20092483029	08/04/09	UCC-3		Amend to change Secured Party name to: Dell Financial Services L.L.C.

42219709	08/06/04	UCC-1	Dell Financial Services, L.P.	Operating lease of certain Dell equipment

20092417019	07/28/09	UCC-3		Continuation

20092483078	08/04/09	UCC-3		Amend to change Secured Party name to: Dell Financial Services L.L.C

54025624	12/27/05	UCC-1	Canon Financial Services, Inc.	Operating lease of certain Canon equipment

62261055	06/30/06	UCC-1	IOS Capital	Operating lease of specific equipment leased from IOS Capital

63173572	09/14/06	UCC-1	IOS Capital	Operating lease of specific equipment leased from IOS Capital

63816360	11/01/06	UCC-1	Canon Financial Services	Operating lease of certain Canon equipment

20080767812	03/04/08	UCC-1	Ikon Financial Svcs	Operating lease of certain equipment leased from IOS Capital

20081298668	04/14/08	UCC-3		Amended collateral description

20100621221	02/24/10	UCC-1	Canon Financial Services	Operating lease of certain Canon equipment

09-7215410685	11/27/09	UCC-1	Sensormatic Electronics Corporation	Operating lease of certain equipment leased from Sensormatic Electronics Corporation

10-72196888	01/13/10	UCC-3		Amend to change Secured Party name to: ADT Security Services, Inc. - Sensormatic Division

SCHEDULE 9.2.5

Investments

None.

SCHEDULE 9.2.17

Existing Affiliate Transactions

[On file with the Company]

EXHIBIT A

to

Term Loan Agreement

TERM [A]/[B] NOTE

[Date]	$ New York

KELLWOOD COMPANY, a Delaware corporation (“Borrower Representative”), each of the other Borrowers signatory hereto (collectively with Borrower Representative, the “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of                     (“Lender”), the principal sum of                     DOLLARS ($             ), together with all accrued and unpaid interest thereon. Terms used herein but not defined herein shall have the meaning given to them in the Term Loan Agreement dated as of October 19, 2011, among Borrowers, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) and Cerberus Business Finance, LLC, solely in its capacity as collateral agent for each Lender (the “Collateral Agent”), as such agreement may be amended, modified, renewed or extended from time to time (“Term Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Term Loan Agreement. This Note is issued pursuant to and evidences certain Term [A]/[B] Loans under the Term Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Term Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing and prepayment of amounts upon specified terms and conditions.

Time is of the essence of this Note. Each Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the

Term Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

The construction, interpretation and enforcement of this Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

BORROWERS:

KELLWOOD COMPANY
KWD HOLDINGS, INC.
KELLWOOD FINANCIAL RESOURCES, INC.
(formerly known as Newkell, Inc.)
PHAT FASHIONS LLC
PHAT LICENSING LLC
ZOHBA, LLC
MEOW INC.
BETH’S BOUTIQUE, LLC

By:
Name:
Title:

AMERICAN RECREATION PRODUCTS, INC. SIERRA DESIGNS ACQUISITION CORPORATION ROYAL ROBBINS, INC.

By:
Name:
Title:

EXHIBIT B

to

Term Loan Agreement

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of              , 20     between                     (“Assignor”) and                     (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the “Term Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Term Loan Agreement.

1. In accordance with the terms and conditions of Section 12.3 of the Term Loan Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Term Loan Agreement and the other Loan Documents as of the Effective Date (as defined below) with respect to the Obligations owing to the Assignor, and the Assignor’s portion of the Loans as specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Agreement and the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement and the other Loan Documents furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or any of their Subsidiaries or the performance or observance by any Obligor of any of its obligations under the Term Loan Agreement or any other Loan Document furnished pursuant thereto.

3. The Assignee (a) confirms that it has received copies of the Term Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement and the other Loan Documents; (c) confirms that it complies with the criteria set forth in Section 12.3 of the Term Loan Agreement necessary to acquire the interests being assigned and to become a Lender; (d) appoints and authorizes the Collateral Agent to take such action as the Collateral Agent on its behalf and to exercise such powers under the Term Loan Agreement and the other Loan Documents as are delegated to the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Term Loan Agreement and the other Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Term Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4. Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Collateral Agent for recording by the Collateral Agent. The effective date of this Assignment Agreement (the “Effective Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Collateral Agent and recorded in the Register, (c) the date of receipt by the Collateral Agent of a processing and recordation fee in the amount of $5,000, (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5. As of the Effective Date (a) the Assignee shall be a party to the Term Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Term Loan Agreement and the other Loan Documents.

6. Upon recording by the Collateral Agent, from and after the Effective Date, the Collateral Agent shall make all payments under the Term Loan Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Term Loan Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves on the Effective Date.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:
Date:

[ASSIGNEE]

By:
Name:
Title:
Date:

ACCEPTED AND CONSENTED TO this day of , 201

CERBERUS BUSINESS FINANCE, LLC, as Collateral Agent

By:
Name: Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: Kellwood Company, a Delaware corporation (“Kellwood”, and together with its Domestic Subsidiaries from to time to time party to the Term Loan Agreement, and each other Person joined as a party to the Term Loan Agreement as a “Borrower” in accordance with the terms thereof, and all of their respective permitted successors and assigns, collectively, “Borrower”).

2.	Name and Date of Term Loan Agreement: Term Loan Agreement (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Term Loan Agreement”) dated as of October 19, 2011 among the Borrowers the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and individually a “Lender”) and Cerberus Business Finance, LLC (“Cerberus”), as Collateral Agent for each Lender (Cerberus, in such capacity, the “Collateral Agent”).

3. Amount of Commitments and Term Loans:

4. Purchase Price:

5. Settlement Date:

6. Notice and Payment Instructions, etc.

Assignee:	Assignor:

Attn:	Attn:

Fax No.:	Fax No.:

Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

EXHIBIT C

FORM OF LIBOR NOTICE

[LETTERHEAD OF BORROWER REPRESENTATIVE]

Cerberus Business Finance, LLC, as Collateral Agent

under the below-referenced Term Loan Agreement

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement, dated as of October 19, 2011 (as the same may be amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Kellwood Company, a Delaware corporation (“Borrower Representative”) and its Domestic Subsidiaries from time to time a party thereto (each a “Borrower” and collectively with Borrower Representative, “Borrowers”), other Obligors (as defined therein) party thereto, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) and Cerberus Business Finance, LLC, solely in its capacity as collateral agent for each Lender (the “Collateral Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Term Loan Agreement.

This LIBOR Notice represents the Borrower Representative’s request to [convert into] [continue as] [LIBOR Rate Loans] [Reference Rate Loans] $                1 of the outstanding principal amount of the Loans (the “Requested Loan”)[, and is a written confirmation of the telephonic notice of such election previously given to the Collateral Agent].

[Such Requested LIBOR Rate Loan will have an Interest Period of [one] [two] [three] month(s), commencing on             .]

[This LIBOR Notice further confirms the Borrowers’ acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Term Loan Agreement, of the LIBOR Rate as determined pursuant to the Term Loan Agreement.]

[Remainder of page left intentionally blank; signature page to follow]

[1]	In the case of a continuation of a LIBOR Rate Loan, the aggregate principal amount of such LIBOR Rate Loan shall not be less than $500,000 and in multiples of $100,000 in excess thereof. In addition, the Borrowers shall not have more than three (3) LIBOR Rate Loans in effect at any time.

Dated:

KELLWOOD COMPANY, as Borrower Representative

By:
Name: Title:

EXHIBIT D

Form of

COMPLIANCE CERTIFICATE

TO:	Cerberus Business Finance, LLC, as Collateral Agent

The undersigned [Chief Financial Officer] [Vice President Finance] [Controller] of Kellwood Company, a Delaware corporation (the “Borrower Representative”) certifies that, based on an examination sufficient to permit the undersigned to make this certification (in his/her official capacity), under the terms and conditions of the Term Loan Agreement dated as of October 19, 2011 among the Borrower Representative and its Domestic Subsidiaries from time to time a party thereto (each a “Borrower” and collectively with Borrower Representative, “Borrowers”), other Obligors (as defined therein) party thereto, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) and Cerberus Business Finance, LLC, solely in its capacity as collateral agent for each Lender (the “Collateral Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), (i) Borrowers are in complete compliance for the period ending                     with all required covenants set forth in the Term Loan Agreement, except as may be noted below, (ii) all representations and warranties in the Term Loan Agreement are true and correct in all material respects on and as of this date, (iii) no Default or Event of Default exists, and (iv) the most recent financial statements provided to Collateral Agent include all adjustments necessary for a fair presentation of the consolidated financial position and results of operations of the Borrowers for the period presented and otherwise comply with the requirements and restrictions imposed by Section 9.1.2 of the Term Loan Agreement. Without limiting the foregoing, the undersigned certifies that the Borrowers are in compliance with the requirements or restrictions imposed by Section 9.2.24, except as may be set forth below, and attached hereto as Schedule A are covenant calculations which show such compliance (or non-compliance). Capitalized terms used in this Certificate which are not defined herein shall have the meanings set forth in the Term Loan Agreement. Nothing herein limits or modifies any of the terms or provisions of the Term Loan Agreement.

Compliance status is indicated by circling Yes/No under “Complies” column.

Financial Covenant	Required	Actual	Complies
Section 9.2.24(a) - Leverage Ratio	: 1.00 or lower		Yes No

Section 9.2.24(b) - Fixed Charge Coverage	: 1.00 or lower		Yes No

Ratio

Comments Regarding Exceptions:

Sincerely,

TITLE: [CHIEF FINANCIAL OFFICER][VICE PRESIDENT FINANCE][CONTROLLER] DATE

Schedule A to Compliance Certificate

Covenant Calculations

(Include calculations of Leverage Ratio and Fixed Charge Coverage Ratio (including each subcomponent of each such calculation), as well as each ratio).

EXHIBIT E

Joinder to Term Loan Agreement

The undersigned,                     , hereby joins in the execution of that certain Term Loan Agreement dated as of October 19, 2011 (the “Term Loan Agreement”) among Kellwood Company, certain of its Domestic Subsidiaries, and each other Domestic Subsidiary that becomes a Borrower thereunder after the date and pursuant to the terms thereof, the financial institutions party thereto from time to time as Lenders and Cerberus Business Finance, LLC, as collateral agent for the Lenders. All capitalized terms not defined herein shall have the meaning assigned to them in the Term Loan Agreement.

By executing this Joinder, the undersigned hereby agrees that it is a Borrower under the Term Loan Agreement and agrees to be bound by all of the terms and provisions thereunder. The undersigned further acknowledges and agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Collateral Agent and the Lenders the prompt payment and performance of all Obligations under the Loan Documents. Concurrently with the execution hereof, the undersigned shall execute and deliver a joinder to the Security Agreement and take such other actions as the Collateral Agent shall require to evidence and perfect a Lien in favor of the Collateral Agent (for the benefit of the Lenders) on the Collateral as contemplated by Section 9.1.9 of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder this         day of                     ,             .

[NEW BORROWER]

By:
Title